Exhibit 4.1

REYNOLDS GROUP ISSUER LLC,

REYNOLDS GROUP ISSUER INC.,

the GUARANTORS party hereto,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee,

AND

THE BANK OF NEW YORK MELLON,

as Collateral Agent

4.000% Senior Secured Notes due 2027

INDENTURE

Dated as of October 1, 2020

INDENTURE dated as of October 1, 2020, by and among REYNOLDS GROUP ISSUER LLC, a Delaware limited liability company (the “LLC Co-Issuer”), REYNOLDS GROUP ISSUER INC., a Delaware corporation (the “Corporate Co-Issuer” and, together with the LLC Issuer, the “Issuers”), the Guarantors party hereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as collateral agent.

WITNESSETH

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) their 4.000% Senior Secured Notes due 2027 issued on the date hereof (the “Initial Notes”) and (ii) any additional 4.000% Senior Secured Notes due 2027 that may be issued after the Issue Date (“Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, the obligations of the Issuers with respect to the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Issuers to be performed or observed will be unconditionally and irrevocably guaranteed by the Guarantors and secured by the Collateral; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers and (ii) to make this Indenture a valid agreement of the Issuers have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.Definitions.

“2016 Senior Notes Indenture” means the indenture dated as of June 27, 2016, among Reynolds Group Issuer (Luxembourg) S.A., Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., certain guarantors party thereto and The Bank of New York Mellon, as trustee.

“2016 Senior Secured Notes Indenture” means the indenture dated as of June 27, 2016, among Reynolds Group Issuer (Luxembourg) S.A., Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., certain guarantors party thereto, The Bank of New York Mellon, as collateral agent and trustee, and Wilmington Trust (London) Limited, as additional collateral agent.

“2023 Senior Secured Notes” means the 5.125% Senior Secured Notes due 2023 issued pursuant to the 2016 Senior Secured Notes Indenture.

“2024 Senior Notes” means the 7.000% Senior Notes due 2024 issued pursuant to the 2016 Senior Notes Indenture.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Additional Assets” means:

(1)any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Collateral” means any property of the Company or any Guarantor that secures any First Lien Obligations, subject to the Reference Agreement Security Principles.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Company).

“Applicable Premium” means the greater of (A) 1.00% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)the present value at such redemption date of (i) the redemption price of such Note at October 15, 2023 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.7(d) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Representative” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two (2) Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuers in good faith)) most nearly equal to the period from the redemption date to October 15, 2023; provided,

however, that if the period from the redemption date to October 15, 2023 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of

United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)

the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the

Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b)

the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date;

(3)

a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4)

a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(5)	transactions permitted under Section 4.1 or a transaction that constitutes a Change of Control;

(6)

an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(7)

any dispositions of Capital Stock, properties or assets (a) in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of $70.0 million and 10.0% of LTM EBITDA or (b) with an aggregate fair market value (as determined in good faith by the Company) in any fiscal year not exceeding the greater of $205.0 million and 30.0% of LTM EBITDA;

(8)	any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment;

(9)	dispositions in connection with Permitted Liens;

(10)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)

conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(12)	the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(13)	foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Indenture;

(14)

the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable or any other factoring on arm’s length terms;

(15)

any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(16)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)

(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18)

any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(19)

any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(20)

(i) sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements or (ii) sales, transfers or other dispositions of equity interests in joint ventures or similar entities in existence on the Issue Date;

(21)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(22)	the unwinding of any Cash Management Obligations or Hedging Obligations;

(23)

transfers of property or assets subject to Casualty Events upon receipt of the net proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.5;

(24)

any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 3.3(b)(12)(b);

(25)

the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition; and

(26)

any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and no interest shall accrue on such payment as the result of such delay.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or Substantially All of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)(a) Dollars, Canadian dollars, pounds sterling, yen, euro, any national currency of any member state of the European Union or any Alternative Currency; or (b) any other foreign currency held by the

Company and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(2)securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(3)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) or (b) having combined capital and surplus in excess of $100.0 million;

(4)repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any Person meeting the qualifications specified in clause (3) above;

(5)securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;

(6)commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7)marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(8)readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(9)readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10)Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(11)with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein; (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-

term commercial paper rating from S&P is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition; and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(13)bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above; and

(15)any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (15) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (15) above and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, currency management services, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit, or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards, related programs or any automated clearing house transfers of funds, ACH transactions, return items and interstate depository network services and all obligations arising from the financing or honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business).

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“Change of Control” means:

(1)the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more

Permitted Holders or a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the LLC Co-Issuer, the Corporate Co-Issuer or the Company; provided that (x) so long as the LLC Co-Issuer, the Corporate Co-Issuer or the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the LLC Co-Issuer, the Corporate Co-Issuer or the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(2)the sale or transfer, in one or a series of related transactions, of all or Substantially All of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders or any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a “person” or “group” shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the LLC Co-Issuer, the Corporate Co-Issuer or the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets of any Obligor subject to Liens created pursuant to any Security Documents.

“Collateral Agent” means The Bank of New York Mellon in its capacity as collateral agent under the First Lien Intercreditor Agreement, any successor thereto under the First Lien Intercreditor Agreement, Wilmington Trust (London) Limited, as additional collateral agent under the First Lien Intercreditor Agreement and any other collateral agent that accedes to the First Lien Intercreditor Agreement as co-collateral agent or additional or separate collateral agent with respect to all or any portion of the Collateral, and any successor to any such other collateral agent.

“Company” means Pactiv Evergreen, Inc., a Delaware corporation (formerly known as Reynolds Group Holdings Limited).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures, customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by:

(a)Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b)(x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) any distributions made to a Parent Entity with respect to the foregoing, and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted and (not added back) in computing Consolidated Net Income; plus

(c)Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d)any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transaction costs associated with becoming a public company, including Public Company Costs), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including Rating Agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration, of the Notes, the Credit Agreement, any other Credit Facilities, any Securitization Fees and the Transactions, including Transaction Expenses, and (ii) any amendment, waiver or other modification of the Notes, the Credit Agreement, Receivables Facilities, Securitization Facilities, any other Credit Facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e)(i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings), including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs) and new product introductions (including labor costs and scrap costs), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and

(ii)fees, costs and expenses associated with acquisition related litigation and settlements thereof, in each case to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(f)any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period (and not added back) including (i) non-cash losses on the sale of assets and any write-offs or write- downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Notes and the Credit Agreement) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)(i) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies related to (A) the Transactions and (B) any dispositions, acquisitions, Investments, operating improvements, restructurings, cost savings initiatives, any distribution of Capital Stock that will effect a “spin-off”, in each case projected by the Company in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; plus

(h)any costs or expenses incurred by the Company or a Restricted Subsidiary or a Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(i)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause

(2) below for any previous period and not added back; plus

(j)any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (and not added back); plus

(k)the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(l)unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes, in each case to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(m)with respect to any joint venture, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to the Company’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(n)the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Company or any of its Subsidiaries or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any Parent Entities, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(o)adjustments of the nature or type used in (i) connection with the calculation of “Adjusted EBITDA from continuing operations” as set forth in footnote (4) of “Offering Circular Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data” contained in the Offering Circular and (ii) any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm; plus

(p)the amount of any charges (including losses) attributable to any new customer contract within the first two years following the date on which such contract becomes effective to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(q)the amount of earn-out and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with any acquisition or other Investment permitted by this Indenture, in each case, which is paid or accrued during the applicable period, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(r)any charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Company in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); and

(2)decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840—Leases).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances,

(c)non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Finance Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties and interest relating to taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition,

(viii)amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting) and (xii) any lease, rental or other expense in connection with a Non-Finance Lease Obligations); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1)any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Company in its reasonable discretion) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2)solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release), (b) restrictions pursuant to the Credit Agreement, the Notes, this Indenture or other indebtedness containing substantially similar restrictions and (c) restrictions specified in Section 3.4(b) (14)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Company or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business;

(4)(a) any extraordinary, exceptional, unusual or nonrecurring loss, charge or expense (as determined by the Company in good faith), Transaction Expenses, Public Company Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Company or a Subsidiary or a Parent Entity had entered into with employees of the Company, a Subsidiary or a Parent Entity, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to information technology and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(5)(a) at the election of the Company with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Company to apply IFRS or other accounting changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);

(6)(a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Company or any Parent Entity or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Parent Entity or Subsidiary, and any cash awards granted to employees of the Company and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation and (c) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(7)any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or expenses incurred);

(8)any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(9)any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, Asset Disposition, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Notes, other securities and any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, other securities and any Credit Facilities), in each case, including the Transactions, any such transaction consummated on, prior to or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(10)any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(11)any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12)effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13)any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(14)(a) accruals and reserves (including contingent liabilities) that are established or adjusted in connection with the Transactions or within eighteen months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(15)any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825—Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(16)any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(17)the amount of (x) Board of Director (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) an investor or otherwise to any member of the Board of Directors (or the equivalent thereof) of the Company, any of its Subsidiaries, any Parent Entity, any Permitted Holder or any Affiliate of a Permitted Holder, and (y) payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(18)the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(19)(i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (ii) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption.

“Consolidated Secured First Lien Indebtedness” means, with respect to any Person, at any date, (a) First Lien Obligations of such Person and its Restricted Subsidiaries (excluding Indebtedness secured by a Lien solely on money or U.S. Government Obligations held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), in each case as of such date (determined on a consolidated basis in accordance with GAAP) consisting, without duplication, of (i) Indebtedness in respect of borrowed money, (ii) Indebtedness evidenced by bonds, notes, debentures or similar instruments, or (c) any obligation to be liable for, or to pay, as obligor, guarantor, or otherwise, on any obligations referred to in clause (i) and (ii) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course), including by securing such obligations by a lien on one’s assets less (b) the amount of cash and Cash Equivalents that would be included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date as determined in accordance with GAAP (which may be internal financial statements (provided that cash proceeds of any proposed incurrence of Indebtedness shall not be included for purposes of calculating the Consolidated Secured First Lien

Leverage Ratio), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Secured First Lien Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Secured First Lien Indebtedness as of such date and (b) without duplication, the Reserved Indebtedness Amount secured by a Lien as of such date to (y) LTM EBITDA.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness), plus (b) the aggregate principal amount of Finance Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), minus (c) the amount of cash and Cash Equivalents that would be included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date of determination as determined in accordance with GAAP (which may be internal financial statements) (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Leverage Ratio), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Total Indebtedness as of such date and (b) without duplication, the Reserved Indebtedness Amount as of such date to (y) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Finance Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Corporate Reorganization” means the following transactions:

(1)the repayment of certain borrowings (other than the repayment of indebtedness that will be made in connection with the net proceeds of this offering) as described in note (f) to the unaudited pro forma financial statements included under the heading “Unaudited Pro Forma Consolidated Financial Data” of the Offering Circular;

(2)the conversion of Reynolds Group Holdings Limited into a corporation incorporated in the state of Delaware, with 1,000 shares of common stock issued and outstanding;

(3)	the execution of the Transition Services Agreement;

(4)the settlement of related party balances with Rank and its subsidiaries as described in note (g) to the unaudited pro forma financial statements included in the section “Unaudited Pro Forma Consolidated Financial Data” in the Offering Circular; and

(5)the consummation of a stock split pursuant to which each share of the Company’s outstanding common stock was reclassified into 134,408 shares of common stock.

“Credit Agreement” means (i) the Senior Secured Credit Facilities and (ii) whether or not the instruments referred to in clause (i) remain outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value or cash flows of which (or any material portion thereof) are materially affected by the value or performance of the Notes or the creditworthiness of the Issuers or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the net cash proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(C) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by senior management or the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” of any Person mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Company or (y) a cash equity contribution to the Company (other than (i) an Excluded Contribution or (ii) a cash equity contribution to the Company by any Subsidiary of the Company).

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European

Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means net cash proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing Debt” means the Existing Secured Debt and the Existing Unsecured Debt.

“Existing Secured Debt” means amounts outstanding under the Senior Secured Credit Facilities and Indebtedness represented by the 2023 Senior Secured Notes (including the guarantees with respect thereto).

“Existing Transition Services Agreements” means the Transition Services Agreement dated as of November 1, 2019 between Pactiv and Reynolds Consumer Products LLC, the Transition Services Agreement dated as of February 4, 2020 between Reynolds Group Holdings Inc., a Delaware corporation (“RGHI”), and Reynolds Consumer Products Inc., a Delaware corporation (“RCPI”), and the Transition Services Agreement dated as of August 4, 2020 between RGHI and GPC, as amended by the First Amendment to the Transition Services Agreement dated as of August 28, 2020.

“Existing Unsecured Debt” means Indebtedness represented by the 7.950% Debentures due 2025 and the 8.375% Debentures due 2027, each issued by Pactiv, and the 2024 Senior Notes (each including any guarantees with respect thereto).

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP; provided that for the avoidance of doubt, the amount of Finance Lease Obligations shall be the amount thereof accounted for as a liability on a Person’s balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, further, that the amount of Finance Lease Obligations shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.

“Financial Assistance Restricted Subsidiary” means any Restricted Subsidiary that is prevented from being a Guarantor due to applicable financial assistance laws; provided, however, that such Restricted Subsidiary shall become a Guarantor upon or as soon as reasonably practical after (but not later than 90 days after (subject to the expiration of applicable waiting periods and compliance with applicable laws)) such financial assistance laws no longer prevent such Restricted Subsidiary from being a Guarantor if it would otherwise be required to be a Guarantor pursuant to Section 3.7.

“First Lien Intercreditor Agreement” means the intercreditor agreement dated as of November 5, 2009, among The Bank of New York Mellon, as Collateral Agent, Credit Suisse, as Representative under the Senior Secured Credit Facilities, each additional Representative from time to time party thereto and the grantors party thereto, as from time to time amended, supplemented or modified, to which the Trustee shall execute a joinder on the Issue Date.

“First Lien Obligations” means all Secured Indebtedness secured by a Lien that has equal priority with, ranks pari passu with, or is otherwise on parity with, or ranks prior to, ahead of, or otherwise senior to, the Lien in favor of the Notes.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”) for which consolidated financial statements are available (which may be internal consolidated financial statements) to the Fixed Charges of such Person for the reference period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), has caused any Reserved Indebtedness Amount to be deemed to be incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, deemed incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1)	Consolidated Interest Expense of such Person for such Period;

(2)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825 —Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Finance Lease Obligations shall be determined in accordance with the definition of Finance Lease Obligations. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Company may elect, as evidenced by a written notice of the Company to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“GPC Separation” means the following transactions:

(1)the legal release of Graham Packaging Company Inc. (“GPC”) and its consolidated subsidiaries (the “GPC Group”) from the Senior Secured Credit Facilities, and the legal release of the GPC Group from the guarantees of certain of the Existing Debt;

(2)	the execution of the Existing Transition Services Agreement with respect to GPC; and

(3)the distribution of all of the shares in GPC to Packaging Finance Limited in consideration for the buy-back of approximately 14 million of the Company’s shares outstanding at that time, which have been canceled upon completion of such buy-back.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other

Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (x) the Company and the Restricted Subsidiaries that enter into this Indenture as of Issue Date (other than the Issuers) and

(y)any Person that subsequently provides a Note Guarantee by execution and delivery of a supplemental indenture substantially in the form of Exhibit B, in each case until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of an Issuer or the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4)the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Finance Lease Obligations of such Person;

(6)the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent guaranteed by such Person; and

(9)to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)	Cash Management Obligations;

(iii)any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, Non-Finance Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)in connection with the purchase by the Company or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)	obligations under or in respect of Qualified Securitization Financing or Receivables Facilities;

(viii)	Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under

GAAP;

(ix)	Capital Stock (other than as described in clause (6) above); or

(x)amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 4.1.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Company or a Restricted Subsidiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former directors, officers, employees, managers, contractors, consultants or advisors of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

For purposes of Section 3.3 and Section 3.20 hereof:

(1)“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value as estimated by the Company in good faith of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided that if any Restricted Subsidiary (a “Subject Subsidiary”) being designated as an Unrestricted Subsidiary has a subsidiary that was previously designated as an Unrestricted Subsidiary (the “Previously Designated Unrestricted Subsidiary”) in compliance with the provisions described under

Section 3.20, the Investment of such Subject Subsidiary in such Previously Designated Unrestricted Subsidiary shall not be taken into account, and shall be excluded, in determining whether the Subject Subsidiary may be designated as an Unrestricted Subsidiary hereunder; provided, further, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Company; and

(3)if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but net of any return in respect thereof, including by any dividend, distribution, interest payment, return of capital or principal, profit on sale, repayment, income and similar amount.

“Investment Grade Securities” means:

(1)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(4)investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; or

(3)	a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means October 1, 2020.

“IT License Usage Agreement” means the IT License Usage Agreement dated as of August 4, 2020 between Rank Group Limited, a company organized under the laws of New Zealand (“RGL”), GPC and RGHL.

“Junior Intercreditor Agreement” means an intercreditor agreement to be entered into with a representative of Indebtedness secured by a Lien having Junior Lien Priority substantially in the form attached as Exhibit D or in such other form satisfactory to the Applicable Representative.

“Junior Lien Priority” means with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Notes or any Guarantee, as applicable, either pursuant to the Junior Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Junior Intercreditor Agreement, as determined in good faith by the Company.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Finance Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any Asset Disposition for which a definitive agreement has been entered into, (3) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (4) any Restricted Payment requiring irrevocable notice in advance thereof.

“Local Facility” means Indebtedness provided by a lender or other bank or financial institution or which constitutes a “Local Facility” as defined under the Credit Agreement.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References or (ii) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary:

(1)(a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this clause (1)(b)) the approval of senior management or the Board of Directors of the Company;

(2)in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding $35.0 million and 5.0% of LTM EBITDA in the aggregate outstanding at the time of incurrence.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or Parent Entity on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any Parent Entity was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any Parent Entity hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any Parent Entity.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company (or of any Parent Entity that owns no material assets other than its direct or indirect ownership of the Capital Stock of the Company) on the date of the declaration of a Restricted Payment permitted pursuant to Section 3.3(b)(10) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” with respect to any Asset Disposition, means cash proceeds received (including any cash proceeds received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;

(2)all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of or in respect of such transaction, including distributions for Related Taxes or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, in each case, as determined without taking into account any available tax credits, losses or deductions or any tax sharing arrangements;

(3)all payments required to be made on any Indebtedness which is secured by any assets subject to such transaction (other than First Lien Obligations and Indebtedness secured by a Lien on the Collateral ranking junior to the Lien on such Collateral securing the Notes or any Note Guarantee), in accordance with the terms of any Lien upon such assets, or which by applicable law must be repaid out of the proceeds from such transaction;

(4)all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;

(5)	all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(6)the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(7)any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction;

(8)the amount of any liabilities (other than Indebtedness in respect of the Credit Agreement and the Notes) directly associated with such asset being sold and retained by the Company or any of its Restricted Subsidiaries;

(9)(x) in the case of the sale by the Company or any Restricted Subsidiary of an equity interest in another Person, an amount equal to the amount of cash and Cash Equivalents remaining on the balance sheet of such Person immediately after the closing of the sale (or if the equity interest sold by the Company or any Restricted Subsidiary represents less than all of the equity interests in such Person, only the pro rata portion of such cash and Cash Equivalents attributable to the equity interest sold by the Company or any Restricted Subsidiary) or (y) in the case of the sale by the Company or any Restricted Subsidiary of assets other than of an equity interest in another Person, an amount equal to the amount of cash and Cash Equivalents included in such sale of assets, including, without limitation, any cash or Cash Equivalents held in accounts that are sold as part of any such sale; and

(10)amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid in order to consummate such transaction on the terms of the definitive agreement governing the relevant Asset Disposition or in order to obtain a necessary consent to the relevant Asset Disposition or by applicable law.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions, as supplemented by the 2019 Narrowly Tailored Credit Event Supplement) to have occurred with respect to the Issuers or any Guarantor immediately prior to such date of determination.

“Non-Finance Lease Obligation” means a lease obligation that is not a Finance Lease Obligation. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means (a) the Notes (including Additional Notes), the Note Guarantees, this Indenture, the First Lien Intercreditor Agreement, Additional Intercreditor Agreements and the Security Documents and (b) any other related document or instrument executed and delivered pursuant to any Note Document described in clause (a) evidencing or governing any Secured Obligations thereunder.

“Note Guarantees” means the Guarantees of the Initial Notes and any Additional Notes.

“Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC) or any successor Person thereto, and shall initially be the Trustee.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuers or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligor” means any Issuer or Guarantor.

“Offering Circular” means the final offering circular dated September 17, 2020, relating to the offering by the Issuers of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee and/or Collateral Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Pactiv” means Pactiv LLC, a Delaware limited liability company.

“Pactiv Base Indenture” means the Indenture dated as of September 29, 1999, between Tenneco Packaging Inc. and The Bank of New York Mellon, N.A. (as successor in interest to The Chase Manhattan Bank), as Trustee, as supplemented, amended and modified from time to time thereafter.

“Parent Entity” means any direct or indirect parent of an Issuer or the Company and any Permitted Holder.

“Pari Passu Indebtedness” means Indebtedness of the Issuers which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Paying Agent” means any Person authorized by the Issuers to pay the principal of (and premium, if any) or interest on any Note on behalf of the

Issuers.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.

“Permitted Holders” means, collectively, (i) Rank, (ii) the Company and the Management Group (including any members of the Management Group holding Capital Stock through an equityholding vehicle), (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iii), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of any Issuer, the Company or any Parent Entity held by such group, (v) any Holding Company and (vi) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions (A) between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries and, in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and

(iii)

customary loyalty and rewards programs; and (B) between or among the Company, its Restricted Subsidiaries and any Captive Insurance Subsidiaries. “Permitted Investment” means (in each case, by the Company or any of the Restricted Subsidiaries):

(1)Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company (excluding the Capital Stock of the Company, and including guarantees of obligations of the Company) or (b) a Person (including the Capital Stock of, or guarantees of obligations of, any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or Substantially All its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)Investments in payroll, travel, entertainment, relocation, moving related and similar advances that are made in the ordinary course of business or consistent with past practice;

(6)	Management Advances;

(7)Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)Investments arising as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9)Investments existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture;

(10)	Hedging Obligations, which transactions or obligations not prohibited by Section 3.2 hereof;

(11)pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12)any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity or any Unrestricted Subsidiary as consideration;

(13)any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 3.8(b) hereof (except those described in Sections 3.8(b)(1), (4), (8), (9), (14) and (22));

(14)Investments consisting of or to finance purchases and acquisitions of (i) inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(15)(i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, (ii) performance guarantees and Contingent Obligations with respect to obligations that are permitted by this Indenture and (iii) guarantees of Non-Finance Lease Obligations, trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case, in the ordinary course of business or consistent with past practice;

(16)Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice in connection with Cash Management Obligations or any cash management arrangements, cash pooling arrangements, intercompany loans and activities related thereto;

(19)contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(20)Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $155.0 million and 45.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(21)additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $240.0 million and 35.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(22)any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $135.0 million and 20.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(23)(i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(24)	Investments in connection with the Transactions;

(25)	repurchases of Notes;

(26)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.20 so long as the relevant Investment was not made in anticipation of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(27)guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(28)Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contacts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(29)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(30)Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(31)non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with Permitted Intercompany Activities or Permitted Tax Restructuring;

(32)Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(33)any other Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness in connection with such Investment, the Consolidated Total Leverage Ratio shall be no greater than 4.50 to 1.00;

(34)loans or advances to Permitted Payees to the extent permitted by applicable law, in connection with such Person’s purchase of Capital Stock of the Company either in an aggregate principal amount not to exceed the greater of $100.0 million and 15.0% of LTM EBITDA at any one time outstanding, so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Company for the purchase of such Capital Stock or so long as no cash or Cash Equivalents are advanced in connection with such loan or advance;

(35)	any Indebtedness permitted under Section 3.2(b)(25); and

(36)any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable.

“Permitted Liens” means, with respect to any Person:

(1)Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(2)pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations(including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(3)Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;

(4)Liens for Taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, or for property Taxes on property of the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax is to such property;

(5)encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6)Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(c)	on cash accounts securing Indebtedness and other Obligations permitted to be incurred under Section 3.2(b)(8)(e) with financial institutions;

(d)encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7)leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(8)Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under Section 6.1(a)(5);

(9)Liens (a) securing Finance Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and (ii) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Finance Lease Obligations or Non-Finance Lease Obligations;

(10)Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(11)Liens existing on the Issue Date, including any Liens securing the Existing Secured Debt, and any Liens securing Refinancing Indebtedness of any Indebtedness secured by such Liens but excluding Liens securing the “Bank Obligations” contemplated by the Credit Agreement;

(12)Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13)Liens securing Obligations relating to any Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary or the Trustee;

(14)Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture (other than Indebtedness incurred under Section 3.2(b)(1) and secured under clause (19)(a) of this definition); provided that (a) any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder and (b) in the case of a Lien securing Refinancing Indebtedness, such Lien does not have a higher priority than the Lien securing the Indebtedness so refinanced;

(15)(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or securing obligations of any such joint venture;

(17)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(19)Liens securing Indebtedness and other Obligations in respect of (a) Credit Facilities, including any letter of credit facility relating thereto, under Section 3.2(b)(1), (b) the Notes (other than any Additional Notes) and (c) obligations of the Company or any Subsidiary in respect of any Cash Management Obligation or any Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into);

(20)Liens securing Indebtedness and other Obligations under Section 3.2(b)(5); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21)Liens securing Indebtedness and other Obligations permitted by Section 3.2(b)(7)(ii), (11), (17) or (23) (provided that, in the case of clause (11), such Liens cover only the assets of such Subsidiary);

(22)	[reserved];

(23)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary;

(24)	Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(25)Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)Liens on vehicles or equipment of the Company or any Restricted Subsidiary (i) granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such vehicle or equipment is located or (ii) consistent with past practice;

(27)Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(28)(a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(29)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this

Indenture;

(30)Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)	Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $340.0 million and

(b)	50.0% of LTM EBITDA at the time incurred;

(32)Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.20; provided that such Liens were not created in anticipation of such Unrestricted Subsidiary being redesignated as a Restricted Subsidiary;

(33)Liens securing Indebtedness and other Obligations permitted under Section 3.2; provided that with respect to Liens securing such Indebtedness or other Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured First Lien Leverage Ratio would be no greater than 4.10 to 1.00, or such Liens constitute Junior Lien Obligations;

(34)Liens deemed to exist in connection with Investments in repurchase agreements permitted by Section 3.2; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(35)	Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(36)	Settlement Liens;

(37)rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(38)the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(39)restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(40)Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(41)Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(42)	Liens securing the Notes (other than any Additional Notes) and the Note Guarantees; and

(43)	Liens securing any Indebtedness incurred pursuant to Section 3.2(b)(26).

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Immediate Family Member or transferee of any of the foregoing) of the Company (or any subsidiary).

“Permitted Plan” means any employee benefits plan of the Company or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Tax Amount” means the consolidated, combined, affiliated, aggregate, unitary or similar type of income or similar Tax liabilities of any Parent Entity in amounts not to exceed the greater of the Tax liability that would have been imposed on the Company and its Subsidiaries had such entities filed on a (x) stand-alone basis or (y) consolidated, combined, affiliated, aggregate or unitary basis, assuming that the only members of the relevant group are the Company and its Subsidiaries, to the extent attributable to the income of the Company or any of its Subsidiaries.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Holders (as determined by the Company in good faith).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” (i) shall not include the Notes (or any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than 10 Persons (provided, however, that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Prior Year EBITDA” means Consolidated EBITDA of the Company measured for the most recent fiscal year ended prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) senior management or the Board of Directors of the Company shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Qualifying Reference Agreement” means a credit agreement providing for credit facilities so long as the aggregate principal amount of loans or commitments outstanding thereunder exceeds $500.0 million.

“Rank” means (i) Mr. Graeme Richard Hart (or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs or any of his immediate family members), and any of his or their Affiliates (each a “Rank Party”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Rank Party; provided, however, that in the case of clause (ii) (x) any Rank Party owns a majority of the voting power of the Voting Stock of the Company or any Parent Entity, (y) no other Person has beneficial ownership of any of the Voting Stock included in determining whether the threshold set forth in subclause (x) has been satisfied and (z) any Rank Party controls a majority of the Board of Directors of the Company or any Parent Entity.

“Rank Services Agreement” means the services agreement described under the “Certain Relationships and Related Party Transactions—Rank Services Agreement” section of the Form S-1.

“Rating Agencies” means S&P, Moody’s and Fitch or if no rating of S&P, Moody’s or Fitch is publicly available, as the case may be, the equivalent of such rating selected by the Issuers or any direct or indirect parent of an Issuer by any other nationally recognized statistical ratings organization.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Reference Agreement Security Principles” means the agreed security principles appended to the Reference Credit Agreement, as in effect from time to time and applied mutatis mutandis (and, for the avoidance of doubt, only for so long as the Reference Credit Agreement is subject to such agreed security principles), excluding any waiver, amendment or other modification after the Issue Date that by its terms affects the rights of the Holders in a manner different and materially adverse relative to the manner such waiver, amendment or other modification affects holders of other First Lien Obligations unless such waiver, amendment or other modification has been approved by Holders of not less than a majority in principal amount of the Notes then outstanding; provided, however, that if, at any time, the Reference Credit Agreement in effect at such time no longer qualifies as a Qualifying Reference Agreement (which for the avoidance of doubt shall not be the case if a Replacement Reference Credit Agreement is entered into by the Company or any of its Restricted Subsidiaries substantially concurrently with the Reference Credit Agreement then in effect ceasing to qualify as a Qualifying Reference Agreement), the Reference Agreement Security Principles will thereafter mean the agreed security principles appended to such Reference Credit Agreement in the form in which it existed immediately prior to it ceasing to be a Qualifying Reference Agreement, without giving effect to any consents, waivers, amendments or other modifications made in anticipation of such fact.

The Reference Agreement Security Principles shall initially mean the following:

(A)	Considerations

(1)The security that will be provided in support of the Obligations (as defined in the First Lien Intercreditor Agreement) will be given in accordance with certain security principles (the “Security Principles”) set forth below.

(2)The Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from the Issuers and Guarantors. However, it is acknowledged that to the extent the Security Principles conflict with the specific provisions of this Indenture or any Security Document (other than those explicitly qualified by these Security Principles), the provisions of this Indenture or such Security Document will prevail.

(3)For purposes of the Security Principles, “value” refers to fair market value; provided, however, that if no fair market value is readily ascertainable, value shall refer to book value determined in accordance with GAAP (as defined in the Senior Secured Credit Facilities) (consistently applied), as of the date of the most recently ended fiscal quarter for which financial statements are available.

(4)For purposes of the covenants set forth in this Indenture and the Security Documents, the Applicable Representative from time to time shall make all determinations on behalf of the Holders with respect to these Security Principles and the Notes shall not be entitled to any Collateral not also available on the same priority basis in respect of the Senior Secured Credit Facilities, any other Credit Agreement or other Public Debt.

The Security Principles are as follows:

(a)general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims, exchange control restrictions and similar principles may limit the ability of the Issuers and Guarantors to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise; the Issuers and Guarantors will use reasonable endeavours to provide the maximum permissible credit support and to assist in demonstrating that adequate corporate benefit accrues to any relevant entity;

(b)the entities required to provide guarantees and security and the extent of the perfection of such security may be limited where the Applicable Representative reasonably determines in consultation with the Loan Parties (in each case as used in this definition, such term as defined in the Senior Secured Credit Facilities) that the cost to the Loan Parties (including for the avoidance of doubt, any material tax costs to the Loan Parties taken as a whole) of providing guarantees and security is excessive in relation to the benefit accruing to the Secured Parties (as defined in the First Lien Intercreditor Agreement);

(c)any assets subject to third party arrangements which are permitted by this Indenture and the Security Documents and which prevent those assets from being subject to a Lien will not be subject to a Lien in any relevant Security Document; provided, however, that reasonable endeavours to obtain consent to such Lien shall be used by the relevant Issuer or Guarantor if the relevant asset is material and if seeking such consent will not adversely affect the business of the Issuer or Guarantor or their commercial relationships;

(d)guarantees and security will not be required from companies that are not Wholly Owned Subsidiaries (such term, as used throughout these Security Principles, to exclude directors’ qualifying shares and similar insignificant minority ownership interests). Where security is provided by a wholly owned subsidiary of any Issuer or Guarantor (whether direct or indirect) and such subsidiary subsequently ceases to be wholly owned but remains a subsidiary, there shall be no requirement for the release of such guarantee or security;

(e)the Company and its Subsidiaries (the “Group”) will not be required to grant Note Guarantees or enter into Security Documents if it would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer; provided, however, that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle; provided further, however, that the above limitation shall be assessed in respect of the obligations of such member of the Group under the Credit Documents (as defined in the First Lien Intercreditor Agreement) generally and not just the Note Guarantee or security being granted by that member of the Group;

(f)neither the Company nor any of its Subsidiaries will be required to grant guarantees or enter into Security Documents where there would be a significant tax disadvantage in doing so. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall be required to give a Note Guarantee or a pledge of its assets if such Person is a U.S. Controlled Foreign Subsidiary, and in no event shall more than 65% of the total outstanding voting Equity Interests of such an entity be required to be pledged;

(g)perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in this Indenture and the Security Documents therefor or (if earlier or to the extent no such time periods are specified in this Indenture and the Security Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Issuer or Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by this Indenture and the Security Documents;

(h)the Collateral Agent (acting in its own right or on behalf of the relevant Secured Parties) shall be able to enforce the security granted by the Security Documents without any restriction from (i) the constitutional documents of any of the Issuers and Guarantors, to the extent that such restrictions can be removed under relevant law, (ii) any of the Issuers and Guarantors which is or whose assets are the subject of such Security Document (but subject to any inalienable statutory or common law rights which the Issuers and Guarantors may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant Security Document, to the extent that it is within the power of the Issuers and Guarantors to ensure that such restrictions do not apply;

(i)	the maximum secured amount may be limited to minimize stamp duty, notarisation, registration or other applicable fees, taxes and duties;

(j)where a class of assets to be secured by an Issuer or Guarantor includes material and immaterial assets, the applicable Issuer or Guarantor and the Administrative Agent under the Senior Secured Credit Facilities (or such other Applicable Representative) may agree to a threshold in respect of such assets and direct the Collateral Agent to act accordingly;

(k)the only owned real property owned by the Company and its Subsidiaries required to be pledged on the Issue Date or as soon as reasonably practicable thereafter, but, in any event, at the same time such pledge is given in respect of the Senior Secured Credit Facilities, will be the real property pledged in respect of the Senior Secured Credit Facilities at such time. After the Issue Date, neither the Company nor any of its Subsidiaries will be required to pledge any real property owned by the Company or such Subsidiaries unless the value of such real property exceeds $25.0 million. Neither the Company nor any of its Subsidiaries will be required to pledge any property in which it has a leasehold interest;

(l)unless granted under a global Security Document governed by the law of the jurisdiction of the Issuers or a Guarantor or New York law, all security (other than share security over subsidiaries of the Issuers or a Guarantor) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that entity; provided, however, that for certain receivables security, such security may be governed by the law of the jurisdiction of incorporation or domicile of the creditor or the law that governs the underlying receivable;

(m)other than where intellectual property is secured by a floating charge or other similar all-asset security interest, security interests need only be granted for intellectual property with a value greater than $5.0 million. Security interests in intellectual property will be registered solely in the jurisdiction of incorporation of the entity that owns such intellectual property; provided, however, that, with respect to intellectual property that is material to such entity, to the extent the registration of a security interest in or the taking of any other commercially reasonable actions with respect to, such intellectual property in any other jurisdiction is necessary to ensure that the Secured Parties would be able to realize upon the value of the secured intellectual property in the event of enforcement action, such registration or other actions will be taken in such other jurisdiction as the Collateral Agent may reasonably request taking into account the cost to the Loan Parties of such registration in relation to the benefit accruing to the Secured Parties;

(n)security interests will be taken over only those insurance policies of the Issuers and Guarantors that are material to the Group as a whole, as reasonably determined by the Administrative Agent under the Senior Secured Credit Facilities (or other Applicable Representative, as applicable);

(o)other than where equipment is secured by a floating charge or other similar all-asset security interest, security interests need only be granted for manufacturing equipment with a value greater than $1.0 million;

(p)other than where equity is secured by a floating charge or other similar all asset security interest or secured under a security agreement in effect as of the Issue Date, security interests will be provided over the equity of any Subsidiary that is not a Loan Party only if (i) it is organized in a jurisdiction where one or more Loan Party is organized, (ii) as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, it had gross assets (excluding intra group items but including investments in Subsidiaries) in excess of 1.0% of Consolidated Total Assets (as defined in the Senior Secured Credit Facilities) or (iii) for the period of four consecutive fiscal quarters of the Company most recently ended for which financial statements are available, it had earnings before interest, tax, depreciation and amortization calculated on the same basis as Consolidated EBITDA in excess of 1.0% of the Consolidated EBITDA (as such terms are defined in the Senior Secured Credit Facilities); provided, however, that, except to the extent expressly contemplated by this Indenture or the Security Documents, no Issuer or Guarantor shall be required to execute or provide any amendment or supplement to any pledge agreement granting a security interest in equity issued by a Person that is not an Issuer or a Guarantor to the extent such pledge agreement is governed by the laws of a jurisdiction where no Issuer or Guarantor is organized;

(q)other than where equity interests are secured by a floating charge or other similar all asset security interest, no security interest will be provided over the equity of any Subsidiary that (1) (a) does not conduct any business operations, (b) has assets with a book value not in excess of $1.0 million and (c) does not have any indebtedness outstanding or (2) is an Unrestricted Subsidiary;

(r)security interests shall not be required in respect of (i) any bank account that has an average daily balance of less than $500,000 (or its equivalent in other currencies) (and any other bank account as the Administrative Agent under the Senior Secured Credit Facilities may reasonably otherwise agree to exclude) unless such security is constituted automatically under a global Security Document or a floating charge or other similar all-asset security interest (in which case any perfection related obligations (including the delivery of notices or entering into of deposit account control agreements) or reporting requirements shall not apply to such bank account) or (ii) to the extent that the security interest therein is prohibited by the terms of the applicable factoring transaction, any bank account used by any Issuer or Guarantor primarily for the receipt of payments in respect of receivables that are subject to a factoring transaction permitted by this Indenture and the Security Documents, so long as such bank account is subject to agreed procedures and documentation, in each case acceptable to the Applicable Representative and providing for the prompt transfer by the applicable deposit bank of any funds received therein, other than payments in respect of such receivables, to a bank account subject to a security interest in favor of the Collateral Agents and the Secured Parties (or exempted pursuant to clause (i) above) (and, if requested by any Issuer or Guarantor, the Applicable Representative shall cause the release of any bank accounts not required to be pledged under this clause (ii)); and

(s)notwithstanding anything to the contrary set forth in the Security Documents or these Reference Agreement Security Principles, control agreements with depositary banks and securities intermediaries governing deposit accounts or securities accounts shall not be required to be entered into, and the Applicable Representative is authorized to instruct the Collateral Agent to terminate any existing control agreements that may be in effect on the Issue Date.

For the avoidance of doubt, in these Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or for the continuance of any security, stamp duties, out-of-pocket expenses and other fees and expenses directly incurred by the relevant grantor of security or any of its direct or indirect owners, Subsidiaries or Affiliates.

(B)	Guarantors and Security

Each Note Guarantee will be an upstream, cross-stream and downstream guarantee of all the Obligations with respect to the Notes and the Note Guarantees, subject to the requirements of the Security Principles in each relevant jurisdiction. Subject to the Security Principles, the security will secure all of the Obligations with respect to the Notes and the Note Guarantees.

Subject to these Security Principles, the security package shall include stock and other membership interests issued by the Issuers and Guarantors and intercompany and trade receivables, bank accounts (and amounts on deposit therein), intellectual property, insurance, real estate, inventory and equipment, in each case owned by an Issuer or Guarantor and, in jurisdictions where an “all asset” security interest can be created in a security document, security over all assets shall, subject to this Indenture and the Security Documents, be given by the Issuers and Guarantors formed in that jurisdiction.

To the extent possible, all security shall be given in favour of the Collateral Agent and not the Holders individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the First Lien Intercreditor Agreement and not the individual Security Documents unless required under local laws. To the extent possible, the grant of security in the Collateral shall be structured, documented or otherwise implemented in a manner so that there should be no action required to be taken in relation to the security when any Holder transfers an interest in the Notes to another party. To the extent such action is required, the Applicable Representative shall not require the Collateral Agent to obtain security in such asset giving rise to the requirement for such action upon a transfer of an interest in the Notes to another party.

The Issuers and Guarantors will be required to pay the reasonable costs of any re- execution, notarisation, re- registration, amendment or other perfection requirement for any security on any transfer by a Holder to a new Holder on or prior to the date on which the Initial Purchasers notify the Company that primary distribution of the Notes is complete. Otherwise the cost or fee shall be for the account of the transferee Holder.

(C)	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security will be first ranking, to the extent possible;

(b)security will (to the extent possible under local law) not be enforceable unless an Event of Default (as defined in the First Lien Intercreditor Agreement) has occurred and is continuing;

(c)any representations, warranties or undertakings which are required to be included in any Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in the Credit Agreement, this Indenture or any Additional Agreement (as defined in the First Lien Intercreditor Agreement and to the extent relevant) (collectively, the “Principal Loan Documents”) the commercial deal set out in the Principal Loan Documents (save to the extent that applicable local counsel agree that it is necessary to include any further provisions (or deviate from those contained in the Principal Loan Documents) in order to protect or preserve the security granted thereunder);

(d)the provisions of each security document will not be unduly burdensome on the relevant Issuer or Guarantor granting such security or interfere unreasonably with the operation of its business and will be limited to those required to create effective security and not impose unreasonable commercial obligations;

(e)information, such as lists of assets, will be provided if and only to the extent (i) required by law to create, enforce, perfect or register the security or (ii) necessary or advisable to enforce the security; provided, however, that such information need not be provided by an Issuer or Guarantor pursuant to this subclause (ii) more frequently than annually unless an Event of Default has occurred (or, in the case of third-party trade debtors, unless a Default has occurred which is continuing), and in each case that information can be provided without breaching confidentiality requirements or damaging business relationships;

(f)the Collateral Agent and Secured Parties shall be able to exercise a power of attorney only following the occurrence of an Event of Default or if the relevant Issuer or Guarantor granting such security has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure;

(g)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured;

(h)notification of receivables security to third-party trade debtors shall not be given unless a Default has occurred and is continuing and for intercompany receivables notification may be given at the time such security is granted to the extent required by local law to perfect such security or if a Default has occurred and is continuing;

(i)in respect of the share pledges, until an Event of Default has occurred, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the subsidiaries of the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Principal Loan Documents; and

(j)in respect of bank accounts (and cash therein), the Collateral Agent agrees with the relevant Issuer or Guarantor that the Collateral Agent shall not give any instructions or withhold any withdrawal rights from such Issuer or Guarantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur.

“Reference Credit Agreement” means the Senior Secured Credit Facilities as in effect on the Issue Date as the same may be amended, modified, restated and supplemented from time to time, including any Replacement Reference Credit Agreement.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1)(a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes); and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness and/or has Junior Lien Priority to the Notes, such Refinancing Indebtedness is Subordinated Indebtedness and/or has Junior Lien Priority to the Notes, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)	Refinancing Indebtedness shall not include:

(i)	Indebtedness of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor; or

(ii)	Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(3)such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 hereof immediately prior to such refinancing, plus (z) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

provided, that clause (1)(a) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Secured Indebtedness. Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Taxes” means (i) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law,

(b)	being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company,

(c)receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company, or

(d)having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 3.3; and

(ii)	any Permitted Tax Amount.

“Replacement Reference Credit Agreement” means a senior secured credit agreement entered into by the Company or any of its Restricted Subsidiaries substantially concurrently with the Reference Credit Agreement then in effect ceasing to qualify as a Qualifying Reference Agreement.

“Representative” means the trustee, agent or representative (if any) for any Indebtedness; provided, however, that if, and for so long as, any Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of Obligations under such Indebtedness.

“Reserved Indebtedness Amount” has the meaning set forth in Section 3.2(c)(9).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of any Issuer to any of the Secured Parties under the Note Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Issuers under or pursuant to the Note Documents, and (c) the due and punctual payment and performance of all the obligations of each other Obligor under or pursuant to the Note Documents.

“Secured Parties” means (a) the Holders, (b) the Trustee, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Obligor under any Note Document and (e) the successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Security Documents” means those agreements or other instruments entered into pursuant to which security interests in the Collateral are granted to secure the Notes and the Note Guarantees.

“Senior Secured Credit Facilities” means the Fourth Amended and Restated Credit Agreement dated as of August 5, 2016, among, among others, the Company, the borrowers and guarantors party thereto and Credit Suisse, as administrative agent, the other financial institutions party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (subject to compliance with Section 3.2 and Section 3.6) or altering the maturity thereof.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, or the payment or delivery obligations under which generally increase, with positive changes to the Performance References or (ii) the value of which generally increases, or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date, including, for the avoidance of doubt, the amendment adopted by the SEC on May 21, 2020.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date, (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any subsidiary thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)at the election of the Company, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Substantially All” when used in relation to assets, means assets of the relevant entity or entities having a market value of at least 75% of the market value of all of the assets of such entity or entities at the date of the relevant transactions.

“Tax Matters Agreements” means (i) a tax matters agreement with RCPI and (ii) a tax matters agreement with GPC, each governing tax matters between the Company and its Subsidiaries on the one hand, and RCPI and GPC, as applicable, on the other.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement between the Company and GPC dated August 4, 2020.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Transaction Expenses” means any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by the Company or any Restricted Subsidiary associated or in connection with the Transactions.

“Transactions” means the initial public offering (the “Initial Public Offering”) of the Company’s common stock pursuant to a registration statement on Form S-1 (File No. 333-248250) (the “Form S-1”), the GPC Separation, the Corporate Reorganization and any transactions directly or indirectly related to the consummation of the Initial Public Offering, the issuance of the Notes, the Term Loan Refinancing (as defined in the Offering Circular) and the Revolving Credit Facility Extension Agreement (as defined in the Offering Circular), the payment of Transaction Expenses, other related transaction in connection with the foregoing as further described in “ Offering Circular Summary—Concurrent Transactions” in the Offering Circular.

“Transition Services Agreement” means the Transition Services Agreement dated as of September 21, 2020 between RGL and the Company.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee or the Collateral Agent, any officer within the corporate trust department of the Trustee or the Collateral Agent, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or the Collateral Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Trustee” means Wilmington Trust, National Association, together with its successors and assigns.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York or any other State of the United States of America, the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unrestricted Subsidiary” means:

(1)at the time of such designation, any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided under Section 3.20); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a

Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 3.3.

“U.S. Controlled Foreign Subsidiary” means any Person that (A) is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and the US Treasury Regulations thereunder; (B) is organized under the laws of the United States or any state thereof or the District of Columbia and all or substantially all of the assets of such Person consist of equity or debt of one or more Persons described in clause (A) or this clause (including cash and/or marketable securities relating to an ownership interest in any such equity or debt); or is a Subsidiary of a Person described in clause (A) or (B).

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in

Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient (in number of years) obtained by dividing:

(1)the sum of the products obtained by multiplying (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (ii) the amount of such payment, by

(2)	the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2.	Other Definitions.

Defined in
Term			Section
“Acceptable Commitment”			3.5(a)(3)(ii)
“Accounting Change”			“GAAP”
“Additional Intercreditor Agreement”			3.14(a)
“Additional Restricted Notes”			2.1(b)
“Advance Offer”			3.5(a)
“Advance Portion”			3.5(a)
“Affiliate Transaction”			3.8(a)
“Agent Members”			2.1(e)(2)
“Alternate Offer”			3.9(c)
“Applicable Premium Deficit”			8.4(1)
“Approved Foreign Bank”			“Cash Equivalents”
“Asset Disposition Offer”			3.5(a)
“Authenticating Agent”			2.2
“Authorized Agent”			13.17(a)
“Change of Control Offer”			3.9(a)
“Change of Control Payment”			3.9(a)
“Change of Control Payment Date”			3.9(a)(2)
“Clearstream”			2.1(b)
“Covenant Defeasance”			8.3
“Declined Excess Proceeds”			3.5(b)
“Defaulted Interest”			2.15
“Directing Holder”			6.1(a)
“Election Date”			3.3(b)
“equity incentives”			“Consolidated Net Income”
“Euroclear”			2.1(b)

Defined in
Term	Section
“Event of Default”	6.1(a)
“Excess Proceeds”	3.5(a)
“Fixed Amount”	1.4(d)
“Fixed Charge Coverage Ratio Calculation Date”	“Fixed Charge Coverage Ratio”
“Foreign Disposition”	3.5(c)(i)
“Global Notes”	2.1(b)
“GPC”	“GPC Separation”
“GPC Group”	“GPC Separation”
“Group”	“Reference Agreement Security Principles”
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6
“Incurrence-Based Amount”	1.4(d)
“Initial Agreement”	3.4(b)(16)
“Initial Default”	6.1(b)
“Initial Lien”	3.6
“Initial Public Offering”	“Transactions”
“Issuer Order”	2.2
“Institutional Accredited Investor Global Notes”	2.1(b)
“Institutional Accredited Investor Notes”	2.1(b)
“Judgment Currency”	13.19
“LCT Election”	1.4(c)
“LCT Public Offer”	1.4(c)
“LCT Test Date”	1.4(c)
“Legal Defeasance”	8.2
“Legal Holiday”	13.6
“Noteholder Direction”	6.1(a)
“Notes Register”	2.3
“Performance References”	“Derivative Instrument”
“Permanent Regulation S Global Note”	2.1(b)
“Permitted Payments”	3.3(b)
“Position Representation”	6.1(a)
“Position Representation and Verification Form”	6.1(a)
“primary obligations”	“Contingent Obligations”
“primary obligor”	“Contingent Obligations”
“Principal Loan Documents”	“Reference Agreement Security Principles”
“Proceeds Application Period”	3.5(a)(3)
“protected purchaser”	2.11
“Rank Party”	“Rank”
“RCPI”	“Existing Transition Services Agreements”

Defined in
Term		Section
“Redemption Date”		5.7(a)
“reference period”		“Fixed Charge Coverage
Ratio”
“Refunding Capital Stock”		3.3(b)(2)
“Registrar”		2.3
“Regulation S Global Note”		2.1(b)
“Regulation S Notes”		2.1(b)
“Resale Restriction Termination Date”		2.6(b)
“Reserved Indebtedness Amount”		3.2(c)(9)
“Restricted Payment”		3.3(a)
“Restricted Period”		2.1(b)
“Reversion Date”		3.21
“RGHI”		“Existing Transition
Services Agreements”
“RGL”		“IT License Usage
Agreement”
“Rule 144A Global Note”		2.1(b)
“Rule 144A Notes”		2.1(b)
“Second Commitment”		3.5(a)(3)(ii)
“Special Interest Payment Date”		2.15(a)
“Special Record Date”		2.15(a)
“Successor Company”		4.1(a)(1)
“Suspended Covenants”		3.21
“Suspension Period”		3.21
“Temporary Regulation S Global Note”		2.1(b)
“Treasury Capital Stock”		3.3(b)(2)
“Verification Covenant”		6.1(a)
SECTION 1.3.	[Reserved].

SECTION 1.4.	Rules of Construction.

(a)	Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	“including” means including without limitation;

(5)	words in the singular include the plural and words in the plural include the singular;

(6)	“will” shall be interpreted to express a command;

(7)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(8)the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9)	all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United

States of America;

(10)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)except as otherwise stated, (a) references herein to Articles, Sections and Exhibits mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto;

(12)unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(13)(i) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured and (ii) senior Indebtedness shall not be deemed to be subordinate or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

(b)Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured First Lien Leverage Ratio or Consolidated Total Leverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured First Lien Leverage Ratio or Consolidated Total Leverage Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Secured First Lien Leverage Ratio or Consolidated Total Leverage Ratio test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on a Fixed Charge Coverage Ratio, Consolidated Secured First Lien Leverage Ratio or Consolidated Total Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Company and its Restricted Subsidiaries.

Any calculation or measure that is determined with reference to the Company’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charges, Fixed Charge Coverage Ratio, Consolidated Secured First Lien Leverage Ratio and Consolidated Total Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Company.

(c)When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which a takeover code or other governmental requirement that requires that an announcement of a firm intention to make an offer (or equivalent announcement in another jurisdiction) in respect of a target prior to the execution of a definitive agreement, the date that such announcement is made and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Company.

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

(d)Notwithstanding anything to the contrary herein, unless the Company otherwise notifies the Trustee, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (any such amount, including any amount drawn under any revolving credit facility and any cap expressed as a percentage of Consolidated EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter.

ARTICLE II

THE NOTES

SECTION 2.1.Form, Dating and Terms.

(a)The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,000,000,000. In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer (or an Advance Offer) pursuant to Section 3.5 or in connection with a Change of Control Offer (or an Alternate Offer) pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuers may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2 and Section 3.6.

With respect to any Additional Notes, the Issuers shall set forth in one or more indentures supplemental hereto, the following information:

(A)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)	the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)	whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent. Holders of Additional Notes actually issued will share equally and ratably in the Collateral with the Holders of the other Notes.

(b)The Initial Notes are being offered and sold by the Issuers pursuant to a Purchase Agreement, dated as of September 17, 2020, among the Issuers and Credit Suisse Securities (USA) LLC as representative for the Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons reasonably believed to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, persons reasonably believed to be QIBs, purchasers in reliance on Regulation S, and IAIs in accordance with Rule 501 under the Securities Act in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.1(d) (the “Temporary Regulation S Global Note”). The Temporary Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Following the expiration of the period through and including the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), beneficial interests in such Temporary Regulation S Global Note shall be exchanged as provided in Section 2.6(c) for beneficial interests in a permanent global Note substantially in the form of Exhibit A (“Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or otherwise in accordance with DTC’s procedures. The Permanent Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Simultaneously with the authentication of a Permanent Regulation S Global Note, the Trustee shall cancel the related Temporary Regulation S Global Note. The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America will be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the

“Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the

Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited

Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuers shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d)	Restrictive and Global Note Legends.

(1)Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Issuers receive an Opinion of Counsel satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall each bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A, REGULATION S OR ANOTHER EXEMPTION THEREUNDER.

BY ITS ACCEPTANCE HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”)), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED THE SECURITIES THAT IT WILL NOT WITHIN [ONE YEAR—FOR SECURITIES ISSUED PURSUANT TO RULE 144A][40 DAYS—FOR SECURITIES ISSUED IN OFFSHORE

TRANSACTIONS PURSUANT TO REGULATION S] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH AN ISSUER OR ANY AFFILIATE OF AN ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE SECURITIES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE, IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE OF THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY PURSUANT TO SUBCLAUSES (C), (D) AND (F) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUERS SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Each Regulation S Global Note shall also bear the following legend on the face thereof:

BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each Temporary Regulation S Global Note shall also bear the following legend on the face thereof:

EXCEPT AS SPECIFIED IN THE INDENTURE, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT). DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY NOT BE SOLD, PLEDGED OR TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.

(2)	Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THE AGENT OF THE ISSUERS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(3) Each Note issued with OID will contain a legend substantially to the following effect:

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: PACTIV EVERGREEN INC., 1900 W. FIELD COURT, LAKE FOREST, ILLINOIS, 60045, ATTENTION: GENERAL COUNSEL.

(e)Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(1)Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d)(2). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(4) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuers, the Trustee, the Collateral Agent and any agent of the Issuers, the Trustee or the Collateral Agent as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee, the Collateral Agent or any agent of the Issuers, the Trustee or the Collateral Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuers within 90 days of such notice, (B) the Issuers notify the Trustee and DTC in writing stating that such Global Note shall be so exchangeable or

(C)

an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuers shall promptly make available to the Registrar a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuers or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either an Issuer or any affiliate of an Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d)(1). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d)(1).

(2)If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and

(z)

in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2. Execution and Authentication. An Officer of each Issuer shall sign the Notes by manual, facsimile or electronic (including PDF) signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery:

(1)Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,000,000,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuers signed by one Officer of each of the Issuers (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case an Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which an Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent. The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of each such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. An Issuer or any Guarantor may act as Paying Agent, Registrar or Transfer Agent.

The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes. The Issuers initially appoint the Trustee as Registrar and Paying Agent for the Notes. The Issuers may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.

Upon surrender for transfer of any Note at the office or agency of the Issuers in a place of payment, in compliance with all applicable requirements of this Indenture and applicable law, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

Every Note presented or surrendered for transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuers duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

SECTION 2.4. Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuers or other obligors on the Notes), shall notify the Trustee in writing of any default by an Issuer or any Guarantor in making any such payment and shall during the continuance of any default by an Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If an Issuer or a Guarantor acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than an Issuer or a Guarantor) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers, on their own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6.Transfer and Exchange.

(a)A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which an Issuer or any Affiliate of an Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2)a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers; and

(3)a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers.

(c)Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1)a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of

Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers;

(3)a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers; and

(4)a beneficial owner of an interest in a Temporary Regulation S Global Note (and, in the case of any Additional Notes for which no Temporary Regulation S Global Note is issued, any Regulation S Global Note) shall not be permitted to exchange such interest for a Definitive Note or (in the case of such interest in a Temporary Regulation S Global Note) an interest in a Permanent Regulation S Global Note until a date, which must be after the end of the Restricted Period.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 or any additional certification.

(d)Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuers to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in an offering registered under the Securities Act shall not be required to bear the Restricted Notes Legend.

(e)	[Reserved].

(f)Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuers’ expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuers’ and the Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Issuers (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen

(15)calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d)(1).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)No Obligation of the Trustee. (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7.[Reserved].

SECTION 2.8.Form of Certificate to be Delivered in Connection with Transfers to IAIs.

[Date]

Reynolds Group Issuer LLC

Reynolds Group Issuer Inc.

1900 W. Field Court

Lake Forest, IL 60045

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: PEI Group Notes Administrator

Telecopy: 612-217-5651

Re:Reynolds Group Issuer LLC and Reynolds Group Issuer Inc.

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 4.000% Senior Secured Notes due 2027 (the “Notes”) of Reynolds Group Issuer LLC and Reynolds Group Issuer Inc. (the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.

We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” of at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.

We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which an Issuer or any affiliate of an Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only

(a) to an Issuer or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the

Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuers.

3.	We [are][are not] an Affiliate of the Issuers.

TRANSFEREE:

BY:

SECTION 2.9.Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Reynolds Group Issuer LLC

Reynolds Group Issuer Inc.

1900 W. Field Court

Lake Forest, IL 60045

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: PEI Group Notes Administrator

Telecopy: 612-217-5651

Re:Reynolds Group Issuer LLC and Reynolds Group Issuer Inc. (the “Issuers”)

4.000% Senior Secured Notes due 2027 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)	the offer of the Notes was not made to a person in the United States; -65-

(b)either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)	no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or

Rule 904(a)(2) of Regulation S, as applicable; and

(d)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuers and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuers.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.10.[Reserved].

SECTION 2.11.Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder

(a)satisfies the Issuers and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”),

(c)satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuers shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuers to protect the Issuers, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuers, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuers may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of each Issuer and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Issuers or an Affiliate of the Issuers holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuers or an Affiliate of the Issuers shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and upon receipt of an Issuer Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes of authorized denominations. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If an Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuers may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election, as provided in clause (a) or (b) below:

(a)The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special

Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this Section 2.15(a). Thereupon the Issuers shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuers shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuers to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16.CUSIP and ISIN Numbers.

The Issuers in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Notes. The Issuers shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2.Limitation on Indebtedness.

(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), if on the date of such incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), either (i) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is greater than 2.00 to 1.00 or (ii) the Consolidated Total Leverage Ratio would have been no greater than 5.50 to 1.00; provided, further, that Non-Guarantors may not incur Indebtedness under this Section 3.2(a) if, after giving pro forma effect to such incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $240.0 million and (b) 35.0% of LTM EBITDA of Indebtedness of Non-Guarantors (together with any Refinancing Indebtedness in respect thereof) would be outstanding pursuant to this paragraph at such time.

(b)	Section 3.2(a) will not prohibit the incurrence of the following Indebtedness:

(1)Indebtedness incurred under any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and (without duplication) Guarantees in respect of such Indebtedness and any Refinancing Indebtedness in respect thereof, up to an aggregate principal amount at the time of incurrence not exceeding the sum of (a) $2,707.0 million, (b) the greater of $685.0 million and 100.0% of LTM EBITDA and (c) an additional amount (with any amounts incurred under this clause (c) deemed to be Consolidated Secured First Lien Indebtedness for this purpose), if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Secured First Lien Leverage Ratio would be no greater than 4.10 to 1.00 outstanding at any one time;

(2)Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3)Indebtedness of the Company to any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to the Company or any Restricted Subsidiary; provided, however, that:

(a)any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, not permitted by this Section 3.2(b)(3);

(4)Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1), (3) or (4)(a) of this Section 3.2(b)) outstanding on the Issue Date and any Guarantees thereof, including the Existing Debt, (c) Refinancing Indebtedness (including, with respect to the Notes and any Guarantee thereof) incurred in respect of any Indebtedness described in this clause (4) or clause (5) of this Section 3.2(b) or incurred pursuant to Section 3.2(a), and (d) Management Advances;

(5)Indebtedness of (x) the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Company or any Restricted

Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary) if after giving pro forma effect to such acquisition, merger, amalgamation or consolidation, either:

ARTICLE Ithe Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a);

ARTICLE IIeither the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower or the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher, in each case, than it was immediately prior to such acquisition, merger, amalgamation or consolidation; or

ARTICLE IIIsuch Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation.

(6)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)Indebtedness (i) represented by Finance Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (7)(i) and then outstanding (including any Refinancing Indebtedness in respect thereof), does not exceed the greater of (a) $ 205.0 million and (b) 30.0% of LTM EBITDA at the time of incurrence, and (ii) arising out of Sale and Leaseback Transactions in an aggregate outstanding principal amount, which when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (7)(ii) and then outstanding (including any Refinancing Indebtedness in respect thereof), does not exceed the greater of (a) $135.0 million and (b) 20.0% of LTM EBITDA at the time of incurrence;

(8)Indebtedness in respect of (a) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (c) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice; and (e) Settlement Indebtedness incurred in the ordinary course of business or consistent with past practice;

(9)Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(10)Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding (including any Refinancing Indebtedness in respect thereof), will not exceed 200% of the net cash proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date; provided, however, that (i) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments;

(11)Indebtedness of Non-Guarantors in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this Section 3.2(b)(11) and then outstanding (including any Refinancing Indebtedness in respect thereof), will not exceed the greater of (a) $100.0 million and (b) 15.0% of LTM EBITDA at the time of incurrence;

(12)(a) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is permitted by Section 3.3 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business or consistent with past practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(13)Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(14)Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this Section 3.2(b)(14) and then outstanding (including any Refinancing Indebtedness in respect thereof), will not exceed the greater of (x) $340.0 million and (y) 50.0% of LTM EBITDA at the time of incurrence;

(15)	Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility;

(16)any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(17)Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and

(ii)	such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(18)Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture;

(19)	Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring;

(20)	[reserved];

(21)Indebtedness of any joint venture or Indebtedness of the Company or any Restricted Subsidiary incurred on behalf of any joint venture or any Guarantees by the Company or any Restricted Subsidiary of Indebtedness of any joint venture in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (21) and then outstanding (including any Refinancing Indebtedness in respect thereof), will not exceed the greater of $100.0 million and 15.0% of LTM EBITDA at the time of incurrence;

(22)Indebtedness of any Foreign Subsidiary incurred in the ordinary course of business under a working capital facility; provided that such Indebtedness is not guaranteed by any Domestic Subsidiary or secured by any assets other than the assets of Foreign Subsidiaries;

(23)Indebtedness incurred under a Local Facility in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this Section 3.2(b)(23) and then outstanding (including any Refinancing Indebtedness in respect thereof), will not exceed the greater of $100.0 million and 15.0% of LTM EBITDA at the time of incurrence;

(24)Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(25)Indebtedness of the Company or any of its Restricted Subsidiaries consisting of obligations (including guarantees thereof) to repurchase equipment sold to customers or third party leasing companies pursuant to the terms of sale of such equipment in the ordinary course of business; and

(26)Indebtedness arising from third party arrangements for the early payment of suppliers of goods or services entered into on market terms (as determined in good faith by the Company or the relevant Restricted Subsidiary) that do not increase the amount payable by the Company or the relevant Restricted Subsidiary for the relevant goods or services.

(c)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 3.2:

(1)in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 3.2(a) and (b), the Company, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b);

(2)additionally, subject to Section 3.2(c)(3) below, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any type of Indebtedness described in Section 3.2(a) or (b) so long as such Indebtedness is permitted to be incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 3.2(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of the Section 3.2(a) from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under Section 3.2(a) without reliance on such clause);

(3)	all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed incurred on the Issue Date under Section 3.2(b)

(1)	and may not be reclassified;

(4)in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(5)Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to any clause of Section 3.2(a) or Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9)for all purposes under this Indenture, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured First Lien Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to Section 3.2(a) or Section 3.2(b) or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, the Consolidated Secured First Lien Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 3.2 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated Secured First Lien Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated Secured First Lien Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount;

(10)notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on Section 3.2(b) measured by reference to a percentage of LTM EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(11)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 3.2.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums) defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 3.3.Limitation on Restricted Payments.

(a)	The Company shall not, and shall not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(1)declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) except:

(i)dividends, payments or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(ii)dividends, payments or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2)purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;

(3)purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness incurred pursuant to Section 3.2(b)(3)); or

(4)	make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)in the case of a Restricted Payment other than a Restricted Investment, an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(ii)the Company is not able to incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii)the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.3(b)(1) (without duplication) and Section

3.3(b)(7), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):

(A)50% of Consolidated Net Income for the period (treated as one accounting period) beginning with the first day of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may be internal financial statements) (or, in the case such Consolidated Net Income is a deficit, such amount shall be deemed to be $0);

(B)100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock in the Initial Public Offering and at any other time subsequent to the Issue Date or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Company or a Restricted Subsidiary contributed to the Company or a Restricted Subsidiary for cancellation) subsequent to the Issue Date or that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger subsequent to the Issue Date (other than (x) net cash proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to, or any merger or consolidation with, a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions);

(C)100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D)100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Investments by the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case after the Issue Date (other than to the extent of the amount of the Investment that was made under Section 3.3(b)(17), which instead will increase the amount available under Section 3.3(b)(17)); or (ii) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17), which instead will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be) or a dividend from a Person that is not a Restricted Subsidiary after the Issue Date;

(E)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or Substantially All of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17), which instead will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be; and

(F)	$432.0 million.

(b)	Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)(a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”),

(b)

the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance of Refunding Capital Stock (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(13), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be incurred pursuant to Section 3.2;

(4)any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of, the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 3.2;

(5)any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness of the Company or a Restricted Subsidiary:

(i)from net cash proceeds of Asset Dispositions to the extent permitted under Section 3.5, but only if the Company shall have first complied with Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging, retiring or otherwise acquiring such Subordinated Indebtedness; or

(ii)to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have first complied with Section 3.9 in the event of a Change of Control, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness; or

(iii)consisting of Acquired Indebtedness (other than Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock (other than Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit, or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause do not exceed the greater of $35.0 million and 5.0% of Prior Year EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of the greater of $100.0 million and 15.0% of Prior Year EBITDA in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the capital of the Company, the cash proceeds from the sale of Capital Stock of any Parent Entity, in each case, to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus

(ii)the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Issue Date; less

(iii)	the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6);

provided, further, that (i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7)the declaration and payment of dividends on Disqualified Stock of the Company or any of its Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary, issued in accordance with Section 3.2;

(8)payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(9)dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication) amounts constituting or to be used for purposes of making payments to the extent specified in Sections 3.8(b)(2), (3), (5), (11), (12), (13), (15), (19) and (30);

(10)(a) the declaration and payment of dividends on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock), in an amount in any fiscal year not to exceed the sum of (1) an amount equal to 6% of the amount of net cash proceeds received by or contributed to the Company or any of its Restricted Subsidiaries from the Initial Public Offering and (2) an aggregate amount equal to 6% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by subclause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Company’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by subclause (a), does not exceed the amount contemplated by subclause (a);

(11)payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(12)Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions, provided, that such amount will not increase the amount available pursuant to Section 3.3(a)(iii)(B);

(13)(i) the declaration and payment of dividends on Designated Preferred Stock of the Company or any of its Restricted Subsidiaries issued after the Issue Date and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of the foregoing clauses (i) and (ii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14)distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets);

(15)distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16)any Restricted Payment made in connection with (i) the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Expenses, or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(17)(i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $240.0 million and 35.0% of LTM EBITDA at such time, and (ii) so long as no Event of Default has occurred and is continuing (or would result therefrom), any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness in connection with such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 4.50 to 1.00;

(18)	mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(19)	[reserved];

(20)payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1 hereof;

(21)	[reserved];

(22)	investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to Declined Excess

Proceeds; and

(23)	any Restricted Payment made in connection with a Permitted Intercompany Activity or Permitted Tax Restructuring.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investment”, the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash

Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

In connection with any commitment, definitive agreement or similar event relating to the payment or making of an Investment or Restricted Payment, the Company or applicable Restricted Subsidiary may designate such Investment or Restricted Payment as having occurred on the date of the commitment, definitive agreement, declaration, notice, action or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment or Restricted Payment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment or Restricted Payment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment or Restricted Payment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

Unrestricted Subsidiaries may use value transferred from the Company and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries.

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

For the avoidance of doubt, this Section 3.3 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO catch-up payment” with respect to any Indebtedness of any Parent Entity, the Company or any of its Restricted Subsidiaries permitted to be incurred under this Indenture.

SECTION 3.4.Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2)	make any loans or advances to the Company or any Restricted Subsidiary; or

(3)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)	The provisions of Section 3.4(a) shall not prohibit:

(1)any encumbrance or restriction pursuant to any Credit Facility or any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)any encumbrance or restriction pursuant to this Indenture, the Notes, the Security Documents and the First Lien Intercreditor Agreement, any Additional Intercreditor Agreements or the Note Guarantees;

(3)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)any encumbrance or restriction: (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (iii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)any encumbrance or restriction pursuant to Purchase Money Obligations and Finance Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments, including with respect to intellectual property;

(9)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11)	any encumbrance or restriction pursuant to Hedging Obligations or Cash Management Obligations;

(12)other Indebtedness of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13)	restrictions created in connection with any Qualified Securitization Financing or Receivables Facility;

(14)any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, or this Indenture as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (A) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument;

(15)	any encumbrance or restriction existing by reason of any lien permitted under Section 3.6;

(16)any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in the clauses above or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in the clauses above or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company); or

(17)	any Restricted Payment not prohibited by Section 3.3, including any Permitted Payment and any Permitted Investment.

SECTION 3.5.Limitation on Sales of Assets.

(a)	The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)in any such Asset Disposition (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise (other than Subordinated Indebtedness of the Company or a Guarantor)) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, to the extent that the assets sold in such Asset Disposition were part of the Collateral and the assets received as non-cash consideration are required to be pledged as Collateral, such assets will be pledged as Collateral pursuant to the Security Documents reasonably promptly after receipt by the Company or a Restricted Subsidiary thereof; and

(3)within 548 days from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment or a Second Commitment as set forth below, the “Proceeds Application Period”), an amount equal to 100% of such Net Available Cash is applied, to the extent the Company or any Restricted Subsidiary, as the case may be, elects:

(i)(a) to reduce, prepay, repay or purchase any First Lien Obligations (other than the Notes), including Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof); provided that the Company ratably repay the Notes, (b) to make an offer to repurchase Notes (in accordance with the procedures set forth in this Section 3.5 for an Asset Disposition Offer), to redeem Notes pursuant to Section 5.7 or purchase Notes through open-market purchases or in privately negotiated transactions, or (c) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary); provided, however, that in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(ii)(a) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); (b) to invest (including capital expenditures) in any one or more businesses (provided that any such business will be a Restricted Subsidiary), properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition or (c) to make an Investment not prohibited by this Indenture, other than any Investment in cash or Cash Equivalents or any Investment in the Company or any of its Subsidiaries (other than any Investment in the Company or its Subsidiaries the entirety of which is used to facilitate an Investment otherwise meeting the requirements of this clause (c)); provided, that the assets (including Capital Stock) acquired with the Net Available Cash of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds; or

(iii)	any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Net Available Cash pursuant to this Section 3.5, the Company or the applicable Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness (including under the Credit Agreement) or otherwise apply such Net Available Cash in any manner not prohibited by this Indenture and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (ii) above with respect to such Asset Disposition.

If, with respect to any Asset Disposition, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, an amount of Net Available Cash in excess of the greater of $100.0 million and 15.0% of LTM EBITDA has not been applied, invested or committed to be applied or invested as provided in clause (3) of the preceding paragraph (such amount, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Company shall make an offer (an “Asset Disposition Offer”) no later than ten Business Days after the expiration of the Proceeds Application Period to all Holders of Notes and, if required by the terms of any First Lien Obligations, to all holders of such First Lien Obligations, to purchase the maximum principal amount of such Notes and First Lien Obligations, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds if any, at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer (or such lesser price with respect to First Lien Obligations, if any, as may be provided by the terms of such First Lien Obligations), in accordance with the procedures set forth in this Indenture and the agreement governing the First Lien Obligations, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided, that if at the time of receipt of any Excess Proceeds in respect of any Asset Disposition, or at any time during the Proceeds Application Period, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom, (x) the Consolidated Secured First Lien Leverage Ratio would be equal to or less than 3.75:1.00, the Company shall apply an amount equal to 50% of the Excess Proceeds to an Asset Disposition Offer and (y) the Consolidated Secured First Lien Leverage Ratio would be equal to or less than 3.25:1.00, the Company shall apply an amount equal to 0% of the Excess Proceeds to an Asset Disposition Offer. Notices of an Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC. The Company may satisfy the foregoing obligation with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Net Available Cash (the “Advance Portion”) in advance of being required to do so by this Indenture.

(b)To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other First Lien Obligations, validly tendered or otherwise surrendered in connection with an Asset Disposition Offer is less than the amount offered in an Asset Disposition Offer (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of a Advance Offer, the Advance Portion) (the “Declined Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, First Lien Obligations, validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall allocate the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) among the Notes, and First Lien Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and First Lien Obligations; provided that no Notes or First Lien Obligations will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

(c)	Notwithstanding any other provisions of this Section 3.5,

(i)to the extent that any of or all the Net Available Cash of any Asset Disposition is received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) that is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 3.5; and

(ii)to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of any such Net Available Cash whereby doing so the Company, any of its Subsidiaries, any Parent Entity or any of their respective affiliates and/or equity owners would incur a Tax liability, including a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d)	For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(1)the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) or the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(3)Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5)any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $170.0 million and 25.0% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(e)To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

(f)The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

SECTION 3.6. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or permit to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Restricted Subsidiary (each, an “Initial Lien”) unless, in the case of any Initial Lien on any asset or property of the Company or a Restricted Subsidiary that is not Collateral or proceeds thereof, the Notes and the Note Guarantees are equally and ratably secured with (or on a senior basis to, in the case of Subordinated Indebtedness) the obligations secured by such Initial Lien for so long as such obligations are so secured by such Initial Lien.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7.Limitation on Guarantees.

(a)Each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Guarantor or a Securitization Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to (x) any Indebtedness under any Credit Agreement or (y) any Public Debt in a principal amount exceeding $50.0 million of an Issuer, the Company or any other Guarantor, in each case, will execute and deliver to the Trustee a supplemental indenture in the form attached as Exhibit B pursuant to which such Restricted Subsidiary will unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuers’ Obligations under the Notes and this Indenture; provided, however, that notwithstanding the foregoing:

(1)each Restricted Subsidiary incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia shall only be required to enter into its respective Note Guarantee within 135 days following the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion);

(2)	[reserved];

(3)	[reserved];

(4)with respect to any Restricted Subsidiary not referred to in clause (1) above, to the extent the foregoing obligation is triggered by Indebtedness or Public Debt existing as of the Issue Date, the relevant Restricted Subsidiary shall only be required to enter into its respective Note Guarantee as soon as reasonably practicable following the Issue Date;

(5)no Note Guarantee shall be required as a result of any Indebtedness or guarantee of Indebtedness that existed at the time such Person became a Restricted Subsidiary if the Indebtedness or guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(6)	no such Note Guarantee need be secured unless required pursuant to Section 3.13;

(7)if such Indebtedness is by its terms expressly subordinated to the Notes or any Note Guarantee, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Note Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes or any other senior guarantee;

(8)no Note Guarantee shall be required as a result of any guarantee given to a bank or trust company incorporated in any member state of the European Union as of the date of this Indenture or any commercial banking institution that is a member of the US Federal Reserve System (or any branch, Subsidiary or Affiliate thereof), in each case having combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time such guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Company’s benefit or that of any Restricted Subsidiary;

(9)no Note Guarantee shall be required if such Note Guarantee would not be required pursuant to the applicable provisions of the Reference Agreement Security Principles;

(10)	no Note Guarantee shall be required from a U.S. Controlled Foreign Subsidiary or a Financial Assistance Restricted

Subsidiary;

(11)	no Note Guarantee shall be required if such Note Guarantee could reasonably be expected to give rise to or result in

(x)

personal liability for, or material risk of personal liability for, the officers, directors or shareholders of the Company, any Parent Entity or any Restricted Subsidiary, (y) any violation of, or material risk of violation of, applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Company or any such Restricted Subsidiary, including, for the avoidance of doubt, “whitewash” or similar procedures or (z) any significant cost, expense, liability or obligation (including with respect of any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses Incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (y) undertaken in connection with, such Note Guarantee, which cannot be avoided through measures reasonably available to the Company or any such Restricted Subsidiary; and

(12)each such Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(b)	The Note Guarantees shall be released in accordance with the provisions in Section 10.2.

SECTION 3.8.Limitation on Affiliate Transactions.

(a)The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $70.0 million and 10.0% of LTM EBITDA unless:

(1)the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $205.0 million and 30.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

An Affiliate Transaction shall be deemed to have satisfied the approval requirements set forth in this Section 3.8(a) if (1) such Affiliate Transaction is approved in good faith by a majority of the Disinterested Directors of the Company or (2) in the event there are no Disinterested Directors, a fairness opinion is provided by an Independent Financial Advisor with respect to such Affiliate Transaction. Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a)(2) if such Affiliate Transaction is approved in good faith by a majority of the Disinterested Directors of the Company, if any.

(b)	The restrictions of Section 3.8(a) above shall not apply to:

(1)any Restricted Payment permitted to be made pursuant to Section 3.3 (including Permitted Payments and any Permitted Investment), any Indebtedness permitted to be incurred pursuant to Section 3.2, any Permitted Lien and any transactions permitted by, and complying with, the provisions of Section 4.1;

(2)any issuance, transfer or sale of (a) Capital Stock (other than Disqualified Stock), options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise to any Parent Entity, Permitted Holder or future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities and (b) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;

(3)	any Management Advances and any waiver or transaction with respect thereto;

(4)(a) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise permitted under this Indenture;

(5)the payment of compensation, fees, costs and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through their Controlled Investment Affiliates or Immediate Family Members);

(6)the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not disadvantageous in any material respect in the reasonable determination of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7)any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8)transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the its Restricted Subsidiaries, in the reasonable determination of the Company, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)any transaction between or among the Company or any Restricted Subsidiary and any Person (including a joint venture, but excluding an Unrestricted Subsidiary) that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)any issuance, sale or transfer of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, any Parent Entity or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)(i) payments (including in the form of dividends or other distributions) by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of management, consulting, monitoring, refinancing, transaction, advisory, indemnities and other fees, costs and expenses (plus any unpaid management, consulting, monitoring, transaction, advisory, indemnities and other fees, costs and expenses accrued in any prior year) and any exit and termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event) pursuant to any management services, transition services or similar agreements or the management services or other relevant provisions in an investor rights agreement, limited partnership agreement, limited liability company agreement or other equityholders’ agreement, as the case may be, between the Permitted Holders or certain of the management companies associated with the Permitted Holders or their advisors or Affiliates, if applicable, and the Company and/or its Parent Entities or Subsidiaries, as in effect on the Issue Date (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement) and (ii) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory or financing services, including in connection with acquisitions or divestitures, which payments (x) are approved in the case of each of clauses (i) and (ii) in the reasonable determination of the Company or (y) do not exceed the greater of $14.0 million and 2.0% of Prior Year EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years) so long as, in the case of clause (ii), at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(12)payment to any Permitted Holder of all out of pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13)the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Expenses;

(14)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(15)the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it (or any Parent Entity) may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary (or any Parent Entity) of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Holders in any material respect in the reasonable determination of the Company than those in effect on the Issue Date;

(16)any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(17)(i) investments by Affiliates in securities or loans of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(18)(i) entering into and performance by any Parent Entity, the Company and its Restricted Subsidiaries of any tax sharing or receivable agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries, including payments pursuant to any such tax sharing or receivable agreements or other equity agreements and (ii) the formation and maintenance by any Parent Entity, the Company and the Restricted Subsidiaries of any consolidated or combined group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(19)payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement with any such employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled

Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;

(20)any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Company or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of the Company or entered into in connection with the Transactions;

(21)any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(22)transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.20 and pledges of Capital Stock of Unrestricted Subsidiaries; provided that such transaction was not entered into in anticipation of such Unrestricted Subsidiary being redesignated as a Restricted Subsidiary;

(23)(i) any lease entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company and (ii) any operational services arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved as being on arms-length terms by the reasonable determination of the Company;

(24)	intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(25)payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(26)the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(27)	transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(28)	Permitted Intercompany Activities, Permitted Tax Restructurings or Intercompany License Agreements;

(29)transactions between the Company or any Restricted Subsidiaries and any Person that is an Affiliate of the Company solely because a director of such Person is also a director of the Company or any Parent Entity; provided, however, that such director abstains from voting as a director of the Company or such Parent Entity, as the case may be, on any matter involving such other Person; and

(30)the IT License Usage Agreement, the Rank Services Agreement, the Existing Transition Services Agreements, the Tax Sharing Agreement, the Tax Matters Agreements, the Transition Services Agreement and any other agreement entered into in connection with the Transactions (in each case, including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Holders when taken as a whole, as compared to such agreement as in effect immediately prior to such amendment or replacement) and payments by the Company or any Restricted Subsidiary thereunder.

In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction) and (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

SECTION 3.9.Change of Control.

(a)If a Change of Control occurs, unless the Issuers have previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 5.7(a) or Section 5.7(d) (unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied), the Issuers shall make an offer to purchase all of the Notes (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 45 days following any Change of Control, the Issuers will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with the following information:

(1)that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)that unless the Issuers defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;

(6)that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;

(7)that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)	the other instructions, as determined by the Issuers, consistent with this Section 3.9, that a Holder must follow.

The applicable Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(b)	On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1)	accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c)The Issuers will not be required to make a Change of Control Offer following a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.7 hereof unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied or (z) after the public announcement that a definitive agreement for a Change of Control has been entered into (i) the Issuers (or any Affiliate of the Issuers) have made an offer to purchase all Notes validly tendered and not withdrawn at a cash price no less than 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of repurchase, (ii) the relevant offer to purchase documentation discloses that a Change of Control Offer will not be required to be made if all Notes validly tendered and not withdrawn in the Alternate Offer are purchased and (iii) the Issuers or such Affiliate of the Issuers purchases all Notes validly tendered and not withdrawn in accordance therewith (an “Alternate Offer”).

(d)Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control. If such Change of Control

Offer is subject to satisfaction of one or more conditions precedent, such Change of Control Offer shall state that, in the Issuers’ discretion, the repurchase date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such Change of Control Offer may be rescinded in the event that any or all such conditions shall not have been or, in the Issuers’ sole determination, may not be satisfied (or waived by the Issuers in their sole discretion). If a notice relating to a Change of Control Offer that is subject to one or more conditions precedent (other than the occurrence of a Change of Control) is later rescinded as described above as a result of the failure of such condition(s) to be satisfied or waived (or as a result of the Issuers determining that such will be the case), the offer described in such notice will not be deemed a valid “Change of Control Offer” for purposes of this Section 3.9.

(e)	[Reserved]

(f)While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(g)The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuers shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

SECTION 3.10.Reports and Other Information.

(a)Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise required to report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Company shall furnish to the Trustee, within 15 days after the time periods specified below:

(1)within 120 days (or 150 days in the case of the fiscal year containing the Issue Date) after the end of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), annual financial statements of the Company prepared in accordance with GAAP, a “Management’s discussion and analysis of financial condition and results of operations” containing information customarily included if such section was included in a Form 10-K and a report on the annual financial statements by the Company’s independent auditors;

(2)within 60 days (or 90 days in the case of the first fiscal quarter to end after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), financial statements prepared in accordance with GAAP and a “Management’s discussion and analysis of financial condition and results of operations,” containing information customarily included if such section was included in a Form 10-Q; and

(3)within 15 days after the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K, current reports of the Company containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act, as in effect on the Issue Date pursuant to Items 1.03, 2.01, 4.01, 4.02, and 5.01 of Form 8-K; provided, however, that no such current reports (or Items thereof or all or a portion of the financial statements that would have otherwise been required thereby) will be required to be furnished to the Trustee (or included in any furnished current report) if the Company determines in its good faith judgment that such event (or information) is not material to holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole, and, in addition, the Company shall not be obligated to furnish to the Trustee (i) an exhibit or a summary of the terms or any employment or compensatory arrangement, agreement, plan or understanding between the Company or any of its

Subsidiaries and any director, officer or manager of the Company or any of its Subsidiaries, (ii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iii) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information;

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below and subject to exceptions consistent with the presentation of information included in or incorporated by reference into the Offering Circular; provided, however, that the Company shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (ii) provide any information that is not otherwise similar to information currently included in or incorporated by reference into the Offering Circular, (iii) provide separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, or in each case any successor provisions or any schedules required by Regulation S-X or comply with the requirements of Regulation S-X or (iv) contain any “segment reporting.” In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, (ii) comply with rules or regulations promulgated by the SEC concerning Extensible Business Reporting Language (XBRL) or (iii) otherwise furnish any information, certificates or reports required by Items 307, 308, 402, 405, 406, 407 and 601 of Regulation S-K. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 hereof if Holders of at least 30.0% in aggregate principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)Delivery of reports, information and documents to the Trustee under this Indenture will be for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein, including the Company’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to monitor or confirm whether the Company or any Parent Entity posts reports, information or documents on SEC’s website or otherwise, collect any such information from the SEC’s website or otherwise, or review or analyze reports delivered to it.

(c)Substantially concurrently with the furnishing of such information to the Trustee pursuant to Section 3.10(a), the Company shall also use its commercially reasonable efforts to post copies of such information required by Section 3.10(a) on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to the Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are reasonably satisfactory to the Company. To the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, the Company shall furnish such reports to the Holders, upon their request. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(d)The Company will participate in quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of the Company, its Restricted Subsidiaries and/or any Parent Entity) to discuss results of operations. The conference call will be following the last day of each fiscal quarter of the Company and not later than twenty (20) Business Days from the time that the Company distributes the financial information as set forth in Section 3.10(a). No fewer than two days prior to the conference call, the Company will issue a press release or otherwise announce the time and date of such conference call and providing instructions for Holders, prospective investors in the Notes, securities analysts and market making financial institutions to obtain access to such call.

(e)The Company may satisfy its obligations pursuant to this Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(f)Notwithstanding anything to the contrary set forth in this Section 3.10, if the Company or any Parent Entity has furnished to the Holders of Notes or filed with the SEC the reports described in this Section 3.10 with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this Section 3.10.

(g)	The Trustee shall have no duty to determine whether any filings or postings described in this Section 3.10 have been made.

SECTION 3.11. Impairment of Security Interest and other Collateral Matters. At the direction of the Issuers and without the consent of the Holders, the Trustee (or its agent or designee), if applicable, and the Collateral Agent shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) provide for Permitted Liens or Liens otherwise permitted under Section 3.6, (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that, in the case of clauses (ii) and (iv), no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified, in each case in any material respect, or replaced, unless contemporaneously with such amendment, extension, replacement, restatement, supplement, modification or renewal, the Issuers deliver to the Trustee and the Collateral Agent, either:

(a)a solvency opinion from an Independent Financial Advisor satisfactory to the Trustee confirming the solvency of the Issuers and their Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or

(b)an Opinion of Counsel confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Notes created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced remain valid and, to the extent applicable in the jurisdiction and required under the Reference Agreement Security Principles, perfected, Liens.

SECTION 3.12.Maintenance of Office or Agency.

The Issuers will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, which initially shall be located at Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: PEI Group Notes Administrator, shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all such presentations and surrenders.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. No office of the Trustee shall be an office or agency of the Issuers for the purposes of service of legal process on the Issuers or any Guarantor.

SECTION 3.13. Future Collateral. Subject to the Reference Agreement Security Principles, as promptly as reasonably practicable after the acquisition by the Issuers or any Guarantor of any After-Acquired Collateral (and, if any Guarantor’s Guarantee of the Issuers’ Obligations under the Notes and this Indenture is provided pursuant to Section 3.7, as promptly as reasonably practicable after such Guarantee is provided), the Issuers or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee and/or Collateral Agent, as may be applicable, a valid and, to the extent applicable in the applicable jurisdiction and required under the Reference Agreement Security Principles, perfected, security interest, subject only to Permitted Liens, in such After-Acquired Collateral and to have such After-Acquired Collateral (but subject to certain limitations, if applicable), added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Collateral to the same extent and with the same force and effect; provided, however, that if granting such security interest in such After-Acquired Collateral requires the consent of a third party, the Issuers will use commercially reasonable efforts to obtain such consent with respect to the security interest in favor of the Collateral Agent for the benefit of the Trustee on behalf of itself and the Holders; provided further, however, that if such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the Issuers or such Guarantor, as the case may be, will not be required to provide such security interest. Under the commercially reasonable efforts standard, the Issuers will not be obligated to seek to obtain consent if, in the good faith determination of the Company, to do so would have a material adverse effect on the ability of the Issuers or the relevant Guarantors to conduct their operations and business in the ordinary course or if, in good faith determination of the Company, to do so would be inconsistent with the Reference Agreement Security Principles.

SECTION 3.14.Additional Intercreditor Agreements.

(a)At the request of the Issuers, in connection with the Incurrence by the Company or the Restricted Subsidiaries of any Indebtedness for borrowed money permitted pursuant to Section 3.2 constituting First Lien Obligations or Subordinated Indebtedness of the Company, any Issuer or any Guarantor, or any Indebtedness of the Company, any Issuer or any Guarantor to be secured by Liens having Junior Lien Priority, the Company, the Issuers, the relevant Restricted Subsidiaries and the Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) one or more intercreditor agreements (including any Junior Intercreditor Agreement) (each an “Additional Intercreditor Agreement”), which shall (other than in the case of any Junior Intercreditor Agreement) be on substantially the same terms as the First Lien Intercreditor Agreement (or on terms not materially less favorable to the holders of the Notes), including containing substantially the same terms with respect to enforcement and release of Note Guarantees and Collateral; provided, however, that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or the Collateral Agent or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the First Lien Intercreditor Agreement.

(b)At the direction of the Issuers and without the consent of Holders, the Trustee shall from time to time enter into one or more amendments to the First Lien Intercreditor Agreement or any Additional Intercreditor Agreement to: (i) cure any ambiguity, omission, mistake, defect or inconsistency of any such agreement, (ii) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Company or a Restricted Subsidiary (including with respect to the First Lien Intercreditor Agreement or any

Additional Intercreditor Agreement the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (iii) add parties to the First Lien Intercreditor Agreement or an Additional Intercreditor Agreement, including Guarantors, or successors, including successor trustees or other Representatives, (iv) secure the Notes (including Additional Notes), First Lien Obligations or any Subordinated Indebtedness, in each case to the extent permitted to be Incurred and so secured hereunder, (v) make provision for pledges of any collateral to secure the Notes (including any Additional Notes), First Lien Obligations or any Subordinated Indebtedness, in each case to the extent permitted to be Incurred and so secured hereunder or (vi) make any other change to any such agreement that does not adversely affect the Notes in any material respect. The Issuers shall not otherwise direct the Trustee to enter into any amendment to the First Lien Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the Holders representing a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Article IX of this Indenture and the Issuers may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the First Lien Intercreditor Agreement or any Additional Intercreditor Agreement.

(c)Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the First Lien Intercreditor Agreement and any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and the performance by the Trustee of its obligations and the exercise of its rights thereunder and in connection therewith. A copy of the First Lien Intercreditor Agreement and any Additional Intercreditor Agreement shall be made available for inspection during normal business hours on any Business Day upon prior written request at the offices of the Issuers.

SECTION 3.15.[Reserved].

SECTION 3.16. Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate, the signers of which shall be the principal executive officer, principal financial officer, principal accounting officer, principal legal officer, secretary or treasurer of each of the Issuers, stating that in the course of the performance by each of the signers of his or her duties as an Officer of such Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuers are taking or proposes to take with respect thereto.

SECTION 3.17. Further Instruments and Acts. Upon request of the Trustee or the Collateral Agent or as necessary to comply with future developments or requirements, the Issuers will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.18. Limitation on Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission could reasonably be expected to or would have the result of any Subsidiary of Pactiv being a “Restricted Subsidiary” within the meaning of the Pactiv Base Indenture for so long as the principal amount of notes outstanding under the Pactiv Base Indenture exceeds $100.0 million.

SECTION 3.19. Statement by Officers as to Default. The Issuers shall deliver to the Trustee, as soon as possible and in any event within 30 days after an Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuers are taking or proposes to take with respect thereto.

SECTION 3.20. Designation of Restricted and Unrestricted Subsidiaries. The Company may designate (or re-designate) any Restricted Subsidiary (other than the Issuers) to be an Unrestricted Subsidiary at any time after the Issue Date if, immediately after giving effect to such designation, no Event of Default shall have occurred or be continuing; provided that as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in the Company or any Restricted Subsidiary (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this paragraph) or hold any Indebtedness of or any Lien on any property of the Company or the Restricted Subsidiaries. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, an Investment by the Company or other Restricted Subsidiary determined in accordance with clause (1) of the second paragraph of the definition of “Investments” shall be deemed to be made in such Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3 hereof.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness and an incurrence of Liens, as applicable, by a Restricted Subsidiary of any outstanding Indebtedness and Liens of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness and Liens are permitted under Section 3.2 hereof (including pursuant to Section 3.2(b)(5) treating such redesignation as an acquisition for the purpose of such clause) and Section 3.6, as applicable, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.21.Effectiveness of Certain Covenants Beginning on the first day (a) the Notes have achieved Investment Grade Status and

(b)no Default or Event of Default has occurred and is continuing under this Indenture, and ending on a Reversion Date (such period a “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (the “Suspended Covenants”).

If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(b). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a). During the Suspension Period, any obligation to grant additional Note Guarantees pursuant to Section 3.7 shall be suspended, but will be reinstated upon the Reversion Date. . In addition, during the Suspension Period, the Issuers may also elect (at their discretion) to release any or all of the Collateral from the Liens securing the Notes and the Note Guarantees by sending a notice of such election to the Trustee and the Collateral Agent, but any Liens so released will be reinstated upon the Reversion Date. No Default or Event of Default shall be deemed to have occurred on the Reversion Date in respect of the Suspended Covenants as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

During the Suspension Period, the Company and its Restricted Subsidiaries, will be entitled to incur Liens permitted under Section 3.6 (including Permitted Liens). To the extent such covenant and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 3.6 and the “Permitted Liens” definition and for no other covenant).

On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date.

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1.Merger and Consolidation.

(a)The Company and each of the Issuers shall not consolidate with or merge with or into, or convey, transfer or lease all or Substantially All its assets, in one transaction or a series of related transactions, to any Person, unless:

(1)the Company, the LLC Co-Issuer or the Corporate Co-Issuer, as applicable, is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not the Company, the LLC Co-Issuer or the Corporate Co-Issuer, as applicable) will expressly assume all the obligations of the Company, the LLC Co-Issuer or the Corporate Co-Issuer, as applicable, under the Notes, this Indenture and the applicable Security Documents pursuant to supplemental indentures or other documents and instruments;

(2)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3)immediately after giving pro forma effect to such transaction, either (a) the applicable Successor Company or the Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof, (b) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction or (c) the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction; and

(4)the Issuers shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above; and

(5)to the extent any assets of the Person that is the resulting, surviving or transferee Person in any such consolidation, merger or transfer are assets of the type which would constitute Collateral under the Security Documents, such Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b)	[Reserved].

(c)The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company, the LLC Co-Issuer or the Corporate Co-Issuer, as applicable, under the Notes, this Indenture, the applicable Security Documents and the First Lien Intercreditor Agreement, and the Company, the LLC Co-Issuer or the Corporate Co-Issuer, as applicable, will automatically and unconditionally be released and discharged from its obligations under the Notes, this Indenture, the applicable Security Documents and the First Lien Intercreditor Agreement (except in the case of (x) a lease or (y) a sale of less than all of its assets).

(d)Notwithstanding any other provision herein, (i) the Company and the Issuers may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (ii) the Company, the LLC Co-Issuer or the Corporate Co-Issuer may consolidate or otherwise combine with or merge into an Affiliate organized or existing under the laws of the United States of America, any State of the United States of America or the District of Columbia incorporated or organized for the purpose of changing the legal domicile of and reincorporating the Company, the LLC Co-Issuer or the Corporate Co-Issuer in another jurisdiction, or changing the legal form of the Company, the LLC Co-Issuer or the Corporate Co-Issuer, (iii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor, (iv) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (v) the Company and its Restricted Subsidiaries may complete any Permitted Tax Restructuring.

(e)	The foregoing provisions (other than the requirements of Section 4.1(a)(2)) shall not apply to the creation of a new Subsidiary as a

Restricted Subsidiary.

(f)Subject to Section 10.2(b), no Guarantor (other than the Company) may consolidate with or merge with or into, or convey, transfer or lease all or Substantially All of its assets, in one or a series of related transactions, to any Person, unless:

(1)(a) the other Person is the Company, an Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

either (x) the Company, an Issuer or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Note Guarantee, this Indenture and the applicable Security Documents; and

(b)	immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

(c)to the extent any assets of the Person that is the resulting, surviving or transferee Person in any such consolidation, merger or transfer are assets of the type which would constitute Collateral under the Security Documents, such Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; or

(2)the transaction constitutes a sale, disposition or transfer of the Guarantor or the conveyance, transfer or lease of all or Substantially All of the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

Notwithstanding any other provision herein, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor, the Company or an Issuer, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and (e) complete any Permitted Tax Restructuring. Notwithstanding anything to the contrary in this Section 4.1, the Company may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Notwithstanding any other provision of this Section 4.1, this Section 4.1 will not apply to the Transactions.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, they must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)	the clause of this Indenture pursuant to which the redemption shall occur;

(2)	the redemption date;

(3)	the principal amount of Notes to be redeemed; and

(4)	the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuers at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed pursuant to Section 5.7 or purchased in an Asset Disposition Offer (or an Advance Offer) pursuant to Section 3.5, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, on a pro rata basis, by lot, or by such other method in accordance with the applicable procedures of DTC and (b) if the Notes are in definitive form in their entirety, on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) or by lot, except if otherwise required by law.

No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than

60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuers shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3. Notice of Redemption. At least 10 days but not more than 60 days before the redemption date, the Issuers will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)	the redemption date;

(2)	the redemption price;

(3)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)	the name and address of the Paying Agent;

(5)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)	that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ names and at its expense; provided, however, that the Issuers have delivered to the Trustee, at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuers instruct the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any optional redemption of the Notes may, at the Issuers’ discretion, be given prior to the completion of a transaction (including but not limited to an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

SECTION 5.4.[Reserved].

SECTION 5.5. Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. New York City Time on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return, on or following the applicable redemption or repurchase date, to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the corresponding interest payment date, then any accrued and unpaid interest, if any, up to, but excluding, the redemption date or purchase date shall be paid on the redemption date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6. Notes Redeemed or Purchased in Part. Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuers will issue and the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7.Optional Redemption.

(a)At any time and from time to time prior to October 15, 2023, the Issuers may redeem the Notes in whole or in part, at its option, upon notice as provided in Section 5.3, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)At any time and from time to time prior to October 15, 2023, the Issuers may, at their option, and upon notice as provided in Section 5.3, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 104.000%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by the Company from any Equity Offering; provided that not less than 50.0% of the original aggregate principal amount of the then-outstanding Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (including Additional Notes but excluding Notes held by the Issuers or any of the Restricted Subsidiaries), unless all such Notes are redeemed substantially concurrently; provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6.

(c)	Except pursuant to clauses (a) and (b) of this Section 5.7, the Notes will not be redeemable at the Issuers’ option prior to October

15, 2023.

(d)At any time and from time to time on or after October 15, 2023, the Issuers may redeem the Notes, in whole or in part, at their option, and upon notice as provided in Section 5.3, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated in the table below:

Year	Percentage
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

(e)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the highest price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but not including, the date of such redemption.

(f)Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)	Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

SECTION 5.8. Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.Events of Default.

(a)	Each of the following is an “Event of Default”:

(1)	default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise;

(3)failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with the provisions described under Section 3.10, such period of continuance of such default or breach shall be 270 days after written notice described in this clause has been given;

(4)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, an Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is guaranteed by the Company, an Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Company, an Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness); or

(B)	results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to the greater of $135.0 million and 20.0% of LTM EBITDA or more at any one time outstanding;

(5)failure by the Company, an Issuer or a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of the greater of $135.0 million and 20.0% of LTM EBITDA other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)(A) (x) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect or (y) a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Note Guarantee of the Notes, other than, in the case of (x) and (y), in accordance with the terms of this Indenture, or (B) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than the greater of $135.0 million and 20.0% of LTM EBITDA;

(7)the Company, an Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences a voluntary case or proceeding;

(B)	consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)	consents to the appointment of a Custodian of it or for substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors;

(E)	consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)	takes any comparable action under any foreign laws relating to insolvency;

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)is for relief against the Company, an Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) in an involuntary case;

(B)appoints a Custodian of the Company, an Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) for substantially all of its property;

(C)orders the winding up or liquidation of the Company, an Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary); or

(D)or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days; and

(9)(A) the security interest in the Collateral created under any Security Document shall, at any time, cease to be in full force and effect and constitute a valid and, to the extent applicable and required by the Reference Agreement Security Principles, perfected, lien with the priority required by this Indenture for any reason other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or in accordance with the terms of the First Lien Intercreditor Agreement or any Additional Intercreditor Agreement or as provided under Section 12.6 or any security interest created under any Security Document shall be invalid or unenforceable (other than (i) any such failure to be in full force and effect and constitute a valid and, to the extent applicable and required by the Reference Agreement Security Principles, perfected, lien with the priority required by this Indenture or any invalidity or unenforceability that would not be material to the Holders or (ii) any such loss of perfection that is due to the failure by any party other than the Issuers or the Guarantors to maintain possession of stock certificates actually delivered to them), or (B) the Company, an Issuer or any Person granting Collateral shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, and in each case (but only in the event that such failure to be in full force and effect and constitute a valid and, to the extent applicable and required by the Reference Agreement Security Principles, perfected, lien with the priority required by this Indenture or such invalidity or unenforceability or failure to be perfected or such assertion is capable of being cured without imposing any new hardening period, in equity or at law, to which such security interest was not otherwise subject immediately prior to such failure or assertion, other than any such hardening period that is also applicable to any other Lien over the relevant Collateral) such failure or such assertion shall have continued uncured for a period of (x) 30 days after written notice from the Trustee or 30% in principal amount of outstanding Notes of such series with respect to any Collateral of a Domestic Subsidiary of the Company (other than Collateral which is an Equity Interest of a Foreign Subsidiary) or (y) 60 days after written notice from the Trustee or 30% in principal amount of outstanding Notes of such series with respect to other Collateral (the “security default provision”); provided, however, that the Trustee shall have no obligation to deliver such notice unless instructed to do so by the requisite number of Holders.

provided that a Default under clause (3), (4) or (5) above will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuers of the Default and, with respect to clauses (3) and (5), the Company and the Issuers do not cure such Default within the time specified in clause (3) or (5) after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a signed Position Representation and Verification Form (in the form attached as Exhibit C) delivered to the Issuers and the Trustee (a “Position Representation and Verification Form”). The Position Representation and Verification Form will contain a representation that the applicable Directing Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. The Position Representation and Verification Form will also contain a covenant by the applicable Directing Holder to provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation and Verification Form required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Form in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuers have initiated litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers provide to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, any acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuers, any Holder or any other Person in acting in good faith on a Noteholder Direction.

(b)If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.

(c)Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.2. Acceleration. If any Event of Default (other than an Event of Default described in Sections 6.1(a)(7) or (8)) occurs and is continuing, the Trustee by written notice to the Issuers or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee, may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of any Event of Default specified in clause (4) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)	(x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y)	the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such

Event of Default; or

(z)	if the default that is the basis for such Event of Default has been cured; and

(2)	the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in Sections 6.1(a)(7) or (8) with respect to the Company or any Issuer occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuers have paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine whether any such direction is prejudicial to any Holder); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.

SECTION 6.6.Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the

Notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 30% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), but subject to the terms of the First Lien Intercreditor Agreement and any Additional Intercreditor Agreement, the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Section 6.1(a)(3), (4), (5) and (6) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due to the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.Priorities.

(a)Subject to the provisions of the First Lien Intercreditor Agreement and the Security Documents, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee and Collateral Agent for amounts due to it under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, a suit by an Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 20.0% in outstanding aggregate principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.Duties of Trustee.

(a)If an Event of Default has occurred and is continuing and is known to the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)	Except during the continuance of an Event of Default known to the Trustee:

(1)the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, the Notes, the Security Documents or the First Lien Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)	this paragraph does not limit the effect of Section 7.1(b);

(2)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)	Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e)	The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Collateral Agent shall not be deemed to have knowledge of a Default or Event of Default unless written notice is received by a Trust Officer of the Collateral Agent at its corporate trust office specified in Section 13.1, and such notice references the Notes and this Indenture.

(g)Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2.Rights of Trustee. Subject to Section 7.1:

(a)The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company or the Issuers.

(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.12, and such notice references the Notes and this Indenture.

(g)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Collateral Agent.

(h)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)	The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(j)Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, judgment order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)	The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by one Officer of each of the Issuers.

(p)	The permissive rights of the Trustee under this Indenture and the Notes shall not be construed as duties.

(q)The Collateral Agent shall not be deemed a fiduciary hereunder nor does it owe any fiduciary duty to the Issuers, Guarantors, Holders or other Secured Parties.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuers and their Affiliates and Subsidiaries.

SECTION 7.4. Trustee’s and Collateral Agent’s Disclaimer. Neither the Trustee nor the Collateral Agent shall be responsible for and neither of them makes any representation as to the validity or adequacy of this Indenture, the First Lien Intercreditor Agreement, the Notes or the Security Documents. Neither of them shall be accountable for the Issuers’ use of the proceeds from the sale of the Notes, neither of them shall be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuers pursuant to the terms of this Indenture and neither of them shall be responsible for any statement of the

Company or the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the First Lien Intercreditor Agreement or any of the Security Documents by the Issuer, any Guarantor, the Collateral Agent or any other party thereto. The Trustee has no obligation whatsoever to the Holders or any other Person to assure that the Collateral exists or is owned by the Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuers’ or Guarantors’ property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto. The Trustee shall shall have no responsibility for the perfection or maintenance of the perfection of the security interest in the Collateral, including no duty to file any financing statements, continuation statements, amendments or other documents in connection therewith.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer to (a) each Holder, which notice shall be sent electronically or by first class mail at the address set forth in the Notes Register, and (b) the Collateral Agent . Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at the address set forth in Section 13.1 and such notice references the Notes and this Indenture and states that it is a “notice of default”.

SECTION 7.6.[Reserved].

SECTION 7.7. Compensation and Indemnity. The Issuers shall jointly and severally pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee, its directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuers’ expense in the defense. The Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel; provided that the Issuers shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuers and the Trustee in connection with such defense; provided further that, the Issuers shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Issuers’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuers.

The Issuers’ payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.8. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent, which consent will not be unreasonably withheld. The Issuers shall remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10 hereof;

(2)	the Trustee is adjudged bankrupt or insolvent;

(3)	a receiver or other public officer takes charge of the Trustee or its property; or

(4)	the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuers, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

SECTION 7.11.[Reserved].

SECTION 7.12. Trustee’s Application for Instruction from the Issuers. Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three

(3)Business Days after the date any Officer of an Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuers may, at their option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees and the Liens securing the Notes and the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees and the Liens securing the Notes and the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Note Documents (and the Trustee, on written demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)the Issuers’ obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent and the Issuers’ or Guarantors’ obligations in connection therewith; and

(4)	this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 3.14, 3.16, 3.18, 3.19, 3.20 and Section 4.1 (except Section 4.1(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (other than with respect to Section 4.1(a)(1) and (a)(2)), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(8) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary) and 6.1(a)(9) hereof shall not constitute Events of Default.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, or interest, due on the Notes issued under this Indenture on the stated maturity date or on the applicable redemption date, as the case may be, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions:

(A)	the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)	since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as beneficial owners of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(6)	[reserved];

(7)the Issuers shall have delivered to the Trustee an Officer’s Certificate to the effect that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of any Issuer or Guarantor; and

(8)the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each to the effect that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6. Repayment to the Issuers. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on their written request unless an abandoned property law designates another Person or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes, the Note Guarantees and the Liens on the Collateral securing the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or

8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Company, the Issuers, any Guarantor, the Trustee, the Collateral Agent and the other parties thereto, as applicable, may amend, supplement or modify any Note Document without the consent of any Holder:

(1)to cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of the Notes” in the Offering Circular or reduce the minimum denomination of the Notes;

(2)to provide for the assumption by a successor Person of the obligations of any Issuer or a Guarantor under any Note Document or to comply with Section 4.1;

(3)to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(4)to add or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)to make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect;

(6)at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7)	make such provisions as necessary for the issuance of Additional Notes;

(8)provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 3.7, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(9)evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent thereunder pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(10)make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(11)	comply with the rules and procedures of any applicable securities depositary;

(12)give effect to any provision of this Indenture (including the release of any Guarantees or security interest in any Collateral in accordance with the terms of this Indenture);

(13)	add assets to the Collateral;

(14)release Collateral from any Lien pursuant to this Indenture, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents when permitted or required by this Indenture, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents;

(15)to the extent necessary, provide for the granting of a security interest for the benefit of any Person; provided, however, that the granting of such security interest is not prohibited under this Indenture; and

(16)evidence and give effect to the acceptance and appointment under this Indenture, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents of a successor Trustee.

Subject to Section 9.2, upon the request of the Issuers and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.2 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

SECTION 9.2. With Consent of Holders. Except as provided below in this Section 9.2, the Company, the Issuers, any Guarantor, the Trustee, the Collateral Agent and the other parties thereto, as applicable, may amend or supplement any Note Document, and release any (but less than substantially all) of the Collateral, with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture, including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of any Note Document may be waived with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture (including consents obtained before or after a Change of Control or in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 13.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuers, and upon delivery to the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 and 13.2 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(3)	reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and

Section 3.9);

(4)reduce the redemption price payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7;

(5)	make any such Note payable in currency other than that stated in such Note;

(6)impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(7)waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration);

(8)	make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2; or

(9)change the provisions of the First Lien Intercreditor Agreement or any Additional Intercreditor Agreement in a manner adverse to the interests of the Holders in any material respect.

Notwithstanding the foregoing, without the consent of the Holders of two-thirds of the aggregate principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange offer for the Notes), no amendment or waiver may release from the Lien of this Indenture and the Security Documents all or substantially all of the Collateral.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

Notwithstanding the foregoing, no Holder consent is required for the Collateral Agent to enter into, or to effect any amendment, modification or supplement to the First Lien Intercreditor Agreement or any Additional Intercreditor Agreement or any other intercreditor agreement or arrangement permitted under this Indenture or in any document pertaining to any Indebtedness permitted thereby that is permitted to be secured by the Collateral, for the purpose of adding the holders of such Indebtedness (or their Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such First Lien Intercreditor Agreement, any Additional Intercreditor Agreement or arrangement permitted under this Indenture, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Holders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Trustee or Collateral Agent under this Indenture without the prior written consent of the Trustee or Collateral Agent, as applicable.

SECTION 9.3.[Reserved].

SECTION 9.4. Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee and Collateral Agent to Sign Amendments. The Trustee and, if applicable, the Collateral Agent, shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Agent. In executing any amended or supplemental indenture, the Trustee and the Collateral Agent will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against any Issuer or Guarantor, as the case may be, in accordance with its terms.

ARTICLE X

GUARANTEE

SECTION 10.1. Guarantee. Subject to the provisions of this Article X, each Guarantor fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, the Trustee, the Collateral Agent and the other Secured Parties and their respective successors and assigns, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuers under the Notes and this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture or the applicable supplemental indenture to this Indenture no longer holds that office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended, increased or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension, increase or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of the Trustee, any Holder or the Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes, the Security Documents or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Security Documents or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Agent, the Trustee or any Holder for the Guaranteed Obligations or any of them, (f) the failure of any Holder to exercise any right or remedy against any other Guarantor; (g) any change in the ownership of the Trustee, the Collateral Agent or any Issuer; (h) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (i) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity. To the fullest extent permitted by applicable law, each Guarantor expressly authorizes the Collateral Agent to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any

Holder, the Trustee or the Collateral Agent upon the bankruptcy or reorganization of an Issuer, any Guarantor or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder, the Trustee or the Collateral Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders (or the Trustee or Collateral Agent on behalf of the Holders) an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Issuer or Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, Collateral Agent or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2.Limitation on Liability; Termination, Release and Discharge.

(a)Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee (including any security interest with respect thereto) or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee (including any security interest with respect thereto) not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)	Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange, transfer or other disposition) of all or Substantially All of the assets of the Guarantor to a Person other than to the Company, an Issuer or a Restricted Subsidiary and as otherwise permitted by this Indenture;

(2)the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)	defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4)	[reserved];

(5)such Guarantor being (or being substantially concurrently) released or discharged from all of its Guarantees of Indebtedness of the Issuers or a Guarantor that would require such Guarantor to provide a Note Guarantee pursuant to Section 3.7 hereof, except in the case of a release as a result of the payment under such Guarantees (it being understood that a release subject to a contingent reinstatement is still considered a release);

(6)upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture; or

(7)other than with respect to the Note Guarantee of the Company, upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes and rights of the Trustee, as expressly provided for in this Indenture) as to all Notes issued hereunder, and the Liens on the Collateral securing the Notes and the Note Guarantees will be released, when:

(a)	either:

(1)all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuers;

(b)the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c)no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than this Indenture) to which any Issuer or Guarantor is a party or by which any Issuer or Guarantor is bound;

(d)	the Issuers have paid or caused to be paid all sums payable by the Issuers under this Indenture; and

(e)the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money in Dollars toward the payment of such Notes issued hereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuers’ obligations to the Trustee in Section 7.7 hereof and, if money in Dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2. Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in Dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in Dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in Dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuers have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

COLLATERAL AND SECURITY

SECTION 12.1.Collateral and Security Documents.

(a)To secure the full and punctual payment when due and the full and punctual performance of the Obligations of the Issuer and the Guarantors in respect of the Notes and the Note Guarantees, the Company, the Issuers, the Guarantors, the Trustee and the Collateral Agent shall, on the Issue Date, enter into certain Security Documents and may enter into additional Security Documents. In the event that security interests in any of the Collateral are not created as of the Issue Date, the Issuers, the Company and the Guarantors shall use commercially reasonable efforts to implement security arrangements with respect to such Collateral as promptly as reasonably practicable after the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion). All security interests in the Collateral for the Notes and the Note Guarantees will be granted and implemented subject to the Reference Agreement Security Principles.

(b)By accepting a Note, each Holder thereof will be deemed to have: (1) irrevocably appointed the Collateral Agent to act as its agent and trustee under the Security Documents and the other relevant documents to which it is a party; and (2) irrevocably authorized the Collateral Agent to

(i)

perform the duties and exercise the rights, powers and discretions that are specifically given to it under this Indenture, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents or other documents to which it is a party, together with any other incidental rights, power and discretions; and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf.

(c)The Trustee shall become party to the First Lien Intercreditor Agreement by executing and delivering a joinder to the First Lien Intercreditor Agreement and shall acknowledge the designation of the Obligations as “Additional Obligations” under the First Lien Intercreditor Agreement on or prior to the Issue Date, and by accepting a Note, each Holder thereof shall be deemed to have irrevocably authorized the Trustee to execute and deliver such joinder, appointing the Collateral Agent as agent, and perform the duties and exercise the rights, powers and discretions that are specifically given to it under the First Lien Intercreditor Agreement, binding the Holders to the terms thereof. Whether or not expressly provided therein, in acting under the First Lien Intercreditor Agreement or any other Security Document, the Trustee shall be entitled to all of the rights, privileges, immunities and indemnities granted to the Trustee under this Indenture.

SECTION 12.2. Recording, Certificates and Opinions. In accordance with the provisions set forth in Section 3.17, the Issuers shall do or cause to be done, at their own expense, all acts and things reasonably required, or which the Trustee or the Collateral Agent from time to time may request to assure and confirm that the Trustee and/or Collateral Agent holds, for the benefit of the Holders, duly created, enforceable and perfected Liens as contemplated by this Indenture and the Security Documents, with the priority contemplated by this Indenture and the Security Documents, so as to render the same available for the security and benefit of this Indenture and the Notes, according to the intent and purposes therein expressed.

SECTION 12.3. Suits to Protect the Collateral. Subject to the provisions of the Security Documents, this Indenture and the First Lien Intercreditor Agreement (or, if applicable, any Additional Intercreditor Agreement), the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as either of them may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents, this Indenture or the First Lien Intercreditor Agreement (or, if applicable, any Additional Intercreditor Agreement), and such suits and proceedings as the Trustee or the Collateral Agent, in their sole discretion (and without any obligation), may deem expedient to preserve or protect their interests and the interests of the Holders, the Trustee and the Collateral Agent in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional, ultra vires or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the lien on the Collateral or be prejudicial to the interests of the Holders, the Trustee or the Collateral Agent).

SECTION 12.4. Other Agreements. This Indenture and the Security Documents shall be subject to the Reference Agreement Security Principles and the First Lien Intercreditor Agreement (and any Additional Intercreditor Agreement).

SECTION 12.5. Determinations Relating to Collateral. Subject to the First Lien Intercreditor Agreement (and, if applicable, any Additional Intercreditor Agreement), in the event (i) the Trustee shall receive any written request from the Issuers, the Company or the Collateral Agent under any Security Document for consent or approval with respect to any matter or thing relating to any Collateral or the Issuers’ obligations with respect thereto or

(ii)there shall be due to or from the Trustee or the Collateral Agent under the provisions of any Security Document any material performance or the delivery of any material instrument or (iii) the Trustee shall become aware of any material nonperformance by the Issuers of any covenant or any material breach of any representation or warranty of the Issuers set forth in any Security Document, then, in each such event, the Trustee shall be entitled to hire, at the sole reasonable cost and expense of the Issuers, experts, consultants, agents and attorneys to advise the Trustee on the manner in which the Trustee should respond, or direct the Collateral Agent to respond to such request or render any requested performance or response to such nonperformance or breach. The Trustee shall be fully protected in accordance with Article VII hereof in the taking (or not taking) of any action recommended or approved by any such expert, consultant, agent or attorney and by indemnification or other security provided in Section 7.7 and additional indemnification or other security provided in accordance with Section 6.5 and other sections of this Indenture.

SECTION 12.6.Release of Collateral.

(a)	Subject to the First Lien Intercreditor Agreement, the security interests in the Collateral for the benefit of the Notes shall be released:

(1)	upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture or discharge or defeasance thereof;

(2)	[reserved];

(3)	to enable the Issuers or a Guarantor to consummate the disposition of such property or assets to the extent not prohibited under Section 3.5;

(4)in the case of property or assets of a Guarantor that is released from its Note Guarantee with respect to the Notes, including pursuant to Section 10.2(b), upon the release of the Note Guarantee of such Guarantor;

(5)	[reserved];

(6)	in the circumstances set forth in clauses (2) and (14) of Section 9.1 and or as set forth in the fourth paragraph of Section 9.2;

(7)by the Trustee or Collateral Agent, acting on the instructions of the Applicable Representative in accordance with the terms of the First Lien Intercreditor Agreement (other than releases of all or substantially all of the Collateral); or

(8)	upon a Legal Defeasance under Section 8.2 or a Covenant Defeasance under Section 8.3.

(b)In order to secure new Indebtedness (where such Indebtedness is permitted under this Indenture and the Lien securing such Indebtedness is a Permitted Lien that is entitled to rank equal with, in priority to or behind the security interests on the Collateral, as applicable), on the date on which such new Indebtedness is incurred, and subject to no Default having occurred and being continuing, the Trustee or Collateral Agent for the Notes, as applicable, is authorized by the Trustee and the Holders to, and shall, at the request of the Issuers or the Company, release the security interests in the Collateral and will, simultaneously with the grant of Liens in respect of the new Indebtedness, retake such security interests in the Collateral; provided, however, that all holders of Liens on behalf of other Indebtedness or obligations secured by such Collateral concurrently release and (if applicable) retake the security interests in the same manner; provided further, however, that following such release and retaking the security interests in the Collateral are not subject to any new hardening period or limitation (excluding any such hardening period or limitation that existed prior to such release and retaking) which is not also applicable to the Lien granted in favor of the new Indebtedness and any such other Indebtedness or obligations (it being understood that the new Indebtedness and such other Indebtedness and obligations may be subject to longer or more onerous hardening periods or limitations) or the Trustee shall have received a solvency opinion from an Independent Financial Advisor satisfactory to the Trustee confirming the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such release and retaking.

(c)	[Reserved].

(d)Upon certification by the Issuers and at the sole cost and expense of the Issuers, each of the Trustee and the Collateral Agent shall execute all documents reasonably requested of it to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications. The Collateral Agent or the Trustee, as applicable, at the instruction of and at the cost of the Issuers or the Applicable Representative (as applicable), will agree to any release of the Liens on the Collateral created by the Security Documents that is in accordance with this Indenture and the First Lien Intercreditor Agreement without requiring any consent of the Holders, in reliance upon an Opinion of Counsel and Officers’ Certificate to that effect delivered by the Issuers.

SECTION 12.7. Notices. The Issuers and the Collateral Agent shall cause any notices delivered by such parties pursuant to the Security Documents to be delivered to the Trustee concurrently.

SECTION 12.8. Collateral Agent. The Collateral Agent’s rights and obligations shall also be governed by the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to an Issuer or to any Guarantor:

1900 W. Field Court

Lake Forest, IL 60045

Attention: General Counsel

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, New York 10017

Attention: Byron B. Rooney, Esq.

Pedro J. Bermeo, Esq.

Facsimile: (212) 701-5800

if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: PEI Group Notes Administrator

Telecopy: 612-217-5651

if to the Collateral Agent:

The Bank of New York Mellon

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust

with a copy to:

The Bank of New York Mellon

240 Greenwich Street, Floor 7-E

New York, NY 10286

Attention: Corporate Trust

The Company, the Trustee or the Collateral Agent by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuers or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 13.2.Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take or refrain from taking any action under this

Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee or the Collateral Agent:

(1)an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 13.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)	a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)	a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.4. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.6. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment. If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.7. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.8. Jurisdiction. The Issuers and the Guarantors agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder, the Trustee or the Collateral Agent arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.9.Waivers of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL

AGENT AND THE HOLDERS (BY ACCEPTANCE OF THEIR NOTES) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.10. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.11. No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuers or any of its respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.12. Successors. All agreements of each Issuer and Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

SECTION 13.13. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signature to this Indenture may be delivered by facsimile, electronic mail (including .pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law; provided that notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. For the avoidance of doubt, the foregoing also applies to any amendment hereto. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

SECTION 13.14. Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.15. Force Majeure. In no event shall the Trustee or Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the

Trustee or Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.16. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.17. Intercreditor Agreement. Each Holder, by its acceptance of a Note (a) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement and (b) authorizes and instructs the Trustee and the Collateral Agent to enter into the First Lien Intercreditor Agreement (and joinder thereto or any other Security Documents) as Trustee and Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making any representations of the Holders contained therein.

SECTION 13.18. Waiver of Immunities. To the extent that any Issuer or Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, each Issuer and Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

SECTION 13.19.Judgment Currency. Each Issuer and Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Company or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase Dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of each Issuer and Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

REYNOLDS GROUP ISSUER LLC

By:	/s/ Steven R Karl
	Name:	Steven R. Karl
	Title:	General Counsel and Secretary
REYNOLDS GROUP ISSUER INC.
By:	/s/ Steven R Karl
	Name:	Steven R. Karl
	Title:	General Counsel and Secretary

[Signature Page to Indenture]

BLUE RIDGE HOLDING LLC

By:/s/ Mark Lightfoot

Name:Mark Lightfoot

Title:Secretary

[Signature Page to Indenture]

BLUE RIDGE PAPER PRODUCTS LLC

By:/s/ Mark Lightfoot

Name:Mark Lightfoot

Title:Secretary

[Signature Page to Indenture]

BRPP, LLC

By:/s/ Mark Lightfoot

Name:Mark Lightfoot

Title:Secretary

[Signature Page to Indenture]

EVERGREEN PACKAGING, LLC

By:/s/ Mark Lightfoot

Name:Mark Lightfoot

Title:Secretary

[Signature Page to Indenture]

GEC PACKAGING TECHNOLOGIES LLC

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

PACTIV LLC

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary

[Signature Page to Indenture]

PACTIV MANAGEMENT COMPANY LLC

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

PACTIV PACKAGING INC.

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

PCA WEST INC.

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary

[Signature Page to Indenture]

REYNOLDS GROUP HOLDINGS INC.

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

REYNOLDS SERVICES INC.

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

REYNOLDS GROUP CO-ISSUER LLC

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

REYNOLDS PACKAGING INTERNATIONAL LLC

By:	/s/ Steven R Karl
	Name:	Steven R. Karl
	Title:	General Counsel and Secretary

[Signature Page to Indenture]

EVERGREEN PACKAGING INTERNATIONAL LLC

By:	/s/ Steven R Karl
	Name:	Steven R. Karl
	Title:	General Counsel and Secretary

[Signature Page to Indenture]

CLOSURE SOLUTIONS HOLDINGS LLC

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

PEI HOLDINGS COMPANY LLC

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

PACTIV EVERGREEN INC.

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

PACTIV EUROPE SERVICES LLC

By:/s/ Steven R Karl

Name:	Steven R. Karl
Title:	General Counsel and Secretary
[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

By:	/s/ Quinton M. DePompolo
	Name:	Quinton M. DePompolo
	Title:	Banking Officer

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON,

as Collateral Agent

By:	/s/ Shannon Matthews
	Name:	Shannon Matthews
	Title:	Title: Agent

[Signature Page to Indenture]

EXHIBIT A
[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]
Nl. {____]	Principal Amount $[___________] [as revised by the Schedule of Increases and
Decreases in Global Note attached hereto][1]
CUSIP NO. _________________________
ISIN NO. ___________________________

REYNOLDS GROUP ISSUER LLC

REYNOLDS GROUP ISSUER INC.

4.000% Senior Secured Notes due 2027

Reynolds Group Issuer LLC, a Delaware limited liability company (the “LLC Co-Issuer”), and Reynolds Group Issuer Inc., a Delaware corporation (the “Corporate Co-Issuer” and, together with the LLC Co-Issuer, the “Issuers”), promise to pay to [Cede & Co.],2 or its registered assigns, the principal sum of _______________ U. S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],3 on October 15,

2027.

Interest Payment Dates: April 15 and October 15, commencing on April 15, 2021

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.

[2]	Insert in Global Notes only.

[3]	Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

REYNOLDS GROUP ISSUER LLC

By:

Name:[●]

Title:[●]

REYNOLDS GROUP ISSUER INC.

By:

Name:[●]

Title:[●]

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 4.000% Senior Secured Notes due 2027 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

By:

Name: Authorized Signatory

Dated: _________________________

[FORM OF REVERSE SIDE OF NOTE]

4.000% SENIOR SECURED NOTES DUE 2027

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

The Issuers promise to pay interest on the principal amount of this Note at 4.000% per annum from October 1, 2020 until maturity. The Issuers will pay interest semi-annually in arrears every April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be [April 15, 2021]4. The Issuers shall pay interest on overdue principal at the rate specified herein, and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.	Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 1 and October 1 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.	Paying Agent and Registrar

The Issuers initially appoint Wilmington Trust, National Association (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuers may change any Registrar or Paying Agent without prior notice to the Holders. The Issuers or any Guarantor may act as Paying Agent, Registrar or transfer agent.

[4]	Adjust, as applicable, in the case of Additional Notes.

4.	Indenture

The Issuers issued the Notes under an Indenture dated as of October 1, 2020, among the Issuers, the Guarantors party thereto, the Trustee and the Collateral Agent (as it may amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior secured obligations of the Issuers and each Guarantor. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 4.000% Senior Secured Notes due 2027 referred to in the Indenture. The Notes include (i) $1,000,000,000 principal amount of the Issuers’ 4.000% Senior Secured Notes due 2027 issued under the Indenture on October 1, 2020 (the

“Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to October 1, 2020 (the

“Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such

Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries of the Company.

5.	Guarantees

To guarantee the due and punctual payment of the principal of, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis pursuant to the terms of the Indenture. Neither the Issuers nor any Guarantors shall be required to make any notation on this Note to reflect any such guarantee.

6.	Redemption

The Notes are subject to optional redemption as further described in the Indenture. The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7.	Reserved

8.	Repurchase Provisions

The Notes may be the subject of a Change of Control Offer and/or an Asset Disposition Offer (or an Alternate Offer or an Advance Offer, as applicable), as further described in the Indenture.

9.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

12.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuers deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture and the other Note Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuers, the Guarantors, the Trustee and, if applicable, the Collateral Agent may amend or supplement the Indenture and the other Note Documents as provided in the Indenture.

14.	Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

15.	Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuers and its Affiliates and Subsidiaries.

16.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of an Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers

The Issuers have caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and have directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Reynolds Group Issuer LLC

Reynolds Group Issuer Inc.

1900 W. Field Court

Lake Forest, IL 60045

Attention: General Counsel

21.	Security

Subject to the Reference Agreement Security Principles, the Notes and the Note Guarantees will, with certain exceptions, have the benefit of Liens in the Collateral, which will consist of first priority security interests shared with the other First Lien Obligations, including the Issuers’ Existing Secured Debt (subject to Permitted Liens, which may rank ahead of the first priority security interests for the benefit of the Notes, and except as otherwise set forth in the Indenture, the First Lien Intercreditor Agreement and any Additional Intercreditor Agreement), in the Collateral; provided, however, that in no event shall more than 65% of the total outstanding voting Equity Interests, or any of the assets, of any U.S. Controlled Foreign Controlled Subsidiary be required to be pledged.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)
and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date: Your Signature:
Date: _________________________	Your Signature ____________________________________

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it £ is / £ is not an Affiliate of an Issuer and that, to its knowledge, the proposed transferee £ is / £ is not an Affiliate of an Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by an Issuer or any Affiliate of an Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	£acquired for the undersigned’s own account, without transfer; or

(2)	£transferred to the Issuers; or

(3)	£	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);
or

(4)	£transferred pursuant to an effective registration statement under the Securities Act; or

(5)	£transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	£	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as
Section 2.8 of the Indenture); or

(7)	£transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Amount of decrease in

Principal Amount of this

Date of ExchangeGlobal Note

Amount of increase in Principal Amount of this Global Note

Principal Amount of this Global Note following such decrease or increase

Signature of Authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuers pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 £ Section 3.9 £

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof):

$___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date: __________ Your Signature ____________________________________________________

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee: _______________________________________________________________

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [ ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), Reynolds Group Issuer LLC, a Delaware limited liability company (the “LLC Co-Issuer”), Reynolds Group Issuer Inc., a Delaware corporation (the “Corporate Co-Issuer” and, together with the LLC Co-Issuer, the “Issuers”), The Bank of New York Mellon, a New York banking corporation, as Collateral Agent, and Wilmington Trust, National Association, a national banking association, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, each of the Issuers, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of October 1, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 4.000% Senior Secured Notes due 2027 of the Issuers (the “Notes”);

WHEREAS, $1,000,000,000 aggregate principal amount of Notes were authenticated and issued on October 1, 2020;

WHEREAS, the Indenture provides that under certain circumstances certain Subsidiaries of the Company shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuers, any Guarantor, the Trustee and the Collateral Agent are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Entity, the Issuers, the other Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2. Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes, the Trustee and the Collateral Agent the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Issuers as provided in the Indenture for notices to the Issuers.

[INSERT ADDRESS]

Section 3.2. Merger and Consolidation. No Guaranteeing Entity shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Company, an Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Indenture.

Section 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

Section 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New

York.

Section 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7. Benefits Acknowledged. Each Guaranteeing Entity’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9. The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Any signature to this Supplemental Indenture may be delivered by facsimile, electronic mail (including .pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law; provided that notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. For the avoidance of doubt, the foregoing also applies to any amendment hereto. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Supplemental Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

Section 3.11. Execution and Delivery. Each Guaranteeing Entity agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

Section 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY],

as a Guarantor

By:

Name:

Title:

REYNOLDS GROUP ISSUER LLC

By:

Name:[●]

Title:[●]

REYNOLDS GROUP ISSUER INC.

By:

Name:

Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

By:

Name:

Title:

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON,

as Collateral Agent

By:

Name:

Title:

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

By:

Name:

Title:

[Signature Page to Supplemental Indenture]

EXHIBIT C

POSITION REPRESENTATION AND VERIFICATION FORM

[●], 202[●]

Reynolds Group Issuer LLC

Reynolds Group Issuer Inc.

1900 W. Field Court

Lake Forest, IL 60045

Attention: General Counsel

Wilmington Trust, National Association, as Trustee

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: PEI Group Notes Administrator

Telecopy: 612-217-5651

Re: Reynolds Group Issuer LLC and Reynolds Group Issuer Inc. (the “Issuers”)

This Position Representation and Verification Form, is hereby delivered by the undersigned to the Issuers and Trustee in connection with the [INSERT DESCRIPTION OF APPLICABLE NOTEHOLDER DIRECTION], dated as of the date hereof, attached as an exhibit hereto. Capitalized terms used, but not defined in this Position Representation and Verification Form shall have the meanings assigned to them in the Indenture. The undersigned hereby represents and warrants and covenants to the Issuers and the Trustee as set forth below.

Position Representation

The undersigned is not (or, in the case the undersigned is DTC or its nominee, the undersigned is being instructed solely by beneficial owners of Notes that have represented to the undersigned that they are not) Net Short.

The undersigned hereby acknowledges and agrees that if this form is being executed and delivered to the Issuers and the Trustee in connection with a Noteholder Direction in the form of a notice of Default, the foregoing representation shall be deemed to be a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.

Verification Covenant

The undersigned hereby agrees to provide the Issuers with such information as the Issuers may reasonably request from time to time in order to verify the accuracy of the foregoing Position Representation within five Business Days of a request therefor.

Date: __________ Your Signature ____________________________________________________

[ATTACH APPLICABLE NOTEHOLDER DIRECTION]

EXHIBIT D

[FORM OF] JUNIOR LIEN INTERCREDITOR AGREEMENT

Dated as of

[●]

among

[CREDIT SUISSE AG],1

as the First Lien Administrative Agent,

[THE BANK OF NEW YORK MELLON],

as the June 2016 Trustee with respect to the June 2016 Senior Secured Notes Indenture,

[WILMINGTON TRUST, NATIONAL ASSOCIATION],

as the 2020 Trustee with respect to the 2020 Senior Secured Notes Indenture,

[THE BANK OF NEW YORK MELLON and

WILMINGTON TRUST (LONDON) LIMITED],

each as a First Lien Collateral Agent,

[●],

as the Initial Second Lien Representative,

[●] and [●],

each as a Second Lien Collateral Agent,

PACTIV EVERGREEN INC.

and

each Additional Representative and each additional Collateral Agent from time to time party hereto

[1] NTD: Parties and Credit Documents to be confirmed at time of signing.

ARTICLE I
Definitions
SECTION 1.01. Construction; Certain Defined Terms	1
ARTICLE II
Collateral Lien Priorities
SECTION 2.01. Relative Priorities	15
SECTION 2.02. Prohibition on Contesting Liens	16
SECTION 2.03. No New Second Priority Guarantees or Liens	16
SECTION 2.04. Similar Security Documents Relating to Shared Collateral	16
SECTION 2.05. Perfection of Liens	17
ARTICLE III
Enforcement
SECTION 3.01. Exercise of Rights and Remedies	18
SECTION 3.02. No Interference	20
SECTION 3.03. Actions upon Breach	21
ARTICLE IV
Payments
SECTION 4.01. Application of Proceeds	21
SECTION 4.02. Payment Over	22
SECTION 4.03. Certain Agreements with Respect to Invalid or Unenforceable Liens	22
SECTION 4.04. First Lien Agents Attorney-in-Fact	23
SECTION 4.05. Existence and Amounts of Liens and Obligations	23

JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended or supplemented from time to time, this “Agreement”) dated as of [●], among [CREDIT SUISSE AG], as administrative agent for the First Lien Credit Agreement Secured Parties (as defined below) (in such capacity, and together with its successors in such capacity, the “First Lien Administrative Agent”), [THE BANK OF NEW YORK MELLON], as trustee for the June 2016 Senior Secured Notes Indenture Secured Parties (as defined below) (in such capacity, and together with its successors in such capacity, the “June 2016 Trustee”), [WILMINGTON TRUST, NATIONAL ASSOCIATION], as trustee for the 2020 Senior Secured Notes Indenture Secured Parties (as defined below) (in such capacity, and together with its successors in such capacity, the “2020 Trustee” and, together with the June 2016 Trustee, the “First Lien Trustees”), [THE BANK OF NEW YORK MELLON] and [WILMINGTON TRUST (LONDON) LIMITED], each as a First Lien Collateral Agent (as defined below), [ ● ], as [representative] for the Initial Second Lien Secured Parties (as defined below) (in such capacity, and together with its successors in such capacity, the “Initial Second Lien Representative”), [●] and [●], each as a Second Lien Collateral Agent (as defined below), PACTIV EVERGREEN INC. (formerly known as Reynolds Group Holdings Limited) (together with its successors and assigns, “Holdings”), each Additional Representative and each additional Collateral Agent from time to time party hereto, in each case, for the Secured Parties (each as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Administrative Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), each First Lien Trustee (for itself and on behalf of each Series of First Lien Indenture Secured Parties (each as defined below)), each Additional Representative (for itself and on behalf of the Secured Parties with respect to which it is acting in such capacity), each First Lien Collateral Agent (for itself and on behalf of the First Lien Secured Parties), each Second Lien Collateral Agent (for itself and on behalf of the Second Lien Secured Parties), Holdings and, by their acknowledgment hereof, each Loan Party (as defined below) (other than Holdings), agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction; Certain Defined Terms. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”

shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall, unless expressly stated otherwise, be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement unless the context requires otherwise, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)Any references herein to provisions of the Bankruptcy Code, and the use of concepts or terms that find meaning in connection therewith (e.g., “debtor-in-possession”) shall, unless expressly stated otherwise, be deemed to refer as well to similar provisions, concepts or terms under any other Bankruptcy Law. Any references herein to a security interest being “perfected” shall be deemed to refer to perfection under the UCC of any US Jurisdiction and to similar provisions, concepts or terms under the law of any other jurisdiction (it being understood that in jurisdictions where no such similar provisions, concepts or terms exist, the term “perfected” shall not be given any effect hereunder).

(c)In the event the Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such Obligations or the Credit Documents governing such Obligations shall refer to such obligations or documents as so modified.

(d)Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the First Lien Intercreditor Agreement or, if not defined therein or included in Annex A attached hereto, in the First Lien Credit Agreement.

(e)	As used in this Agreement, the following terms have the meanings specified below:

[“2020 Senior Secured Notes Indenture” means the senior secured notes Indenture dated as of October [1], 2020, among the U.S. Issuers, the other Loan Parties party thereto and the 2020 Trustee.]

[“2020 Trustee” has the meaning assigned to such term in the introductory paragraph to this Agreement.]

“Additional First Lien Agreement” means any indenture, credit agreement or other agreement, document or instrument, if any, pursuant to which any Grantor has incurred or will incur, or evidencing the incurrence by any Grantor of, Additional First Lien Obligations, and shall include each “Additional Agreement” as defined in the First

Lien Intercreditor Agreement; provided that in each case, the Indebtedness and other obligations thereunder have been designated as Additional First Lien Obligations pursuant to and in accordance with Section 8.04(a).

“Additional First Lien Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Additional First Lien Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor or any Affiliate thereof of any Insolvency or Liquidation Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency or Liquidation Proceeding, including any “Additional Obligations” as defined in the First Lien Intercreditor Agreement, that in each case, have been designated as Additional First Lien Obligations pursuant to and in accordance with Section 8.04(a); provided further that Additional First Lien Obligations shall not include any First Lien Credit Agreement Obligations or First Lien Indenture Obligations.

“Additional First Lien Representative” means, in the case of any Additional First Lien Obligations and the Additional First Lien Secured Parties in respect thereof, each trustee, administrative agent and similar agent that is named as the First Lien Representative in respect of such Additional First Lien Obligations in the applicable Joinder, together with its successors and assigns in such capacity.

“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Additional First Lien Representative with respect thereto.

“Additional Representative” means each Additional First Lien Representative and each Additional Second Lien Representative.

“Additional Second Lien Agreement” means any indenture, credit agreement or other agreement, document or instrument, if any, pursuant to which any Grantor has incurred or will incur, or evidencing the incurrence by any Grantor of, Additional Second Lien Obligations; provided that, in each case, the Indebtedness and other obligations thereunder have been designated as Additional Second Lien Obligations pursuant to and in accordance with Section 8.04(a).

“Additional Second Lien Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Additional Second Lien Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor or any Affiliate thereof of any Insolvency or Liquidation Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency or Liquidation Proceeding, in each case, that have been designated as Additional Second Lien Obligations pursuant to and in accordance with Section 8.04(a); provided that Additional Second Lien Obligations shall not include any Initial Second Lien Obligations.

“Additional Second Lien Representative” means, in the case of any Additional Second Lien Obligations and the Additional Second Lien Secured Parties in respect thereof, each trustee, administrative agent and similar agent that is named as the Second Lien Representative in respect of such Additional Second Lien Obligations in the applicable Joinder, together with its successors and assigns in such capacity.

“Additional Second Lien Secured Party” means the holders of any Additional Second Lien Obligations and any Additional Second Lien Representative with respect thereto.

“Additional Secured Parties” means the Additional First Lien Secured Parties and the Additional Second Lien Secured Parties.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable First Lien Representative” means the “Applicable Representative” as defined in the First Lien Intercreditor Agreement.

“Applicable Representative” means the Applicable First Lien Representative or, after the Junior Standstill Period (unless and until (a) any First Lien Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) any Collateral Enforcement Action with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding) and is diligently pursuing the same, and such Second Lien Collateral Agent and/or Second Lien Secured Party has notice of such commencement or attempt to commence and (b) no Grantor which has granted a Lien on Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding), the Applicable Second Lien Representative.

“Applicable Second Lien Agreement” means the Initial Second Lien Agreement or the Additional Second Lien Agreement under which the Applicable Second Lien Representative is the Second Lien Representative.

“Applicable Second Lien Representative” means (a) if at any time there is only one outstanding Series of Second Lien Obligations, the Second Lien Representative with respect to such Series, and (b) at any time when clause (a) does not apply, the Second Lien Representative with respect to the Series of Second Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Second Lien Obligations.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign bankruptcy, insolvency, receivership or similar law, including laws for the relief of debtors.

“Collateral” means the First Lien Collateral and the Second Lien Collateral.

“Collateral Agent” means (a) each First Lien Collateral Agent and (b) each Second Lien Collateral Agent.

“Collateral Enforcement Action” means any action under applicable law to: (a) foreclose, execute, levy or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license or otherwise exercise or enforce remedial rights with respect to Collateral (including (i) by way of set-off, notification of a public or private sale or other disposition under the Uniform Commercial Code or other applicable law, notification to account debtors, notification to third parties under control agreements, or exercise of rights under landlord or bailee consents or similar arrangements, if applicable and (ii) making determinations regarding the release, disposition or restrictions with respect to Collateral), (b) solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting and selling Collateral, (c) credit bid or receive a transfer of Collateral in satisfaction of any Obligations secured thereby, (d) cause the crystallisation of any floating charge forming part of the applicable Lien, (e) exercise voting rights in respect of Equity Interests comprising Collateral, (f) otherwise enforce any Lien or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to any Credit Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral, including seeking relief from or modification of an automatic stay or any other stay in an Insolvency or Liquidation Proceeding, to facilitate the actions described in the preceding clauses (a), (b), (c), (d) or (e)) or (g) commence or join in the filing of a petition for the commencement of, an Insolvency or Liquidation Proceeding against the owner of Collateral.

“Controlled Collateral” means Collateral that is in the control (within the meaning of Sections 8-106, 9-104 and 9-106 of the UCC) of a Collateral Agent (or its agents or bailees) to the extent that control thereof perfects a Lien thereon under the UCC as in effect in any US Jurisdictions. Controlled Collateral includes Investment Property, Deposit Accounts and Letter of Credit Rights. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Credit Document” means each First Lien Credit Document and each Second Lien Credit Document.

“Delegating Collateral Agent” has the meaning assigned to such term in Section 7.04(a).

“DIP Financing” has the meaning assigned to such term in Section 5.01(b).

“Discharge of First Lien Obligations” means, subject to Section 6.05, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the First Lien Credit Documents (other than the First Lien Non-Bank Credit Documents), (b) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (or, with respect to any First Lien Obligations owing under any First Lien Non-Bank Credit Document, establishment of arrangements satisfactory to the applicable counterparty to such First Lien Non-Bank Credit Document), (c) cancellation of or the entry into arrangements satisfactory to the applicable issuing banks with respect to all letters of credit issued and outstanding under the First Lien Credit Documents, (d) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under the First Lien Credit Documents and (e) adequate provision satisfactory to the First Lien Secured Parties having been made for any contingent or unliquidated First Lien Obligations related to claims, causes of action or liabilities that have been asserted by any First Lien Secured Parties and for which reimbursement or indemnification is required under the First Lien Credit Documents; provided that the Discharge of First Lien Obligations shall be deemed to not have occurred in connection with (i) a Refinancing of the First Lien Credit Agreement Obligations with a Subsequent First Lien Credit Agreement or (ii) a Refinancing of any other Series of First Lien Obligations pursuant to Section 6.07.

“Event of Default” means a First Lien Event of Default or a Second Lien Event of Default.

“First Lien Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“First Lien Agent” means (a) the Applicable First Lien Representative and (b) each First Lien Collateral Agent in each case acting in accordance with Section 3.01(e).

“First Lien Collateral” means all assets and properties subject to, or purported under the terms of any First Lien Security Document to be made subject to, Liens securing any First Lien Obligations, including “Collateral” as defined in the First Lien Intercreditor Agreement and any other assets and properties subject to a Lien securing First Lien Obligations, whether acquired by possession, statute, operation of law, subrogation or otherwise (including any judgment lien and any Lien acquired pursuant to Section 5.08 or otherwise in connection with an Insolvency or Liquidation Proceeding).

“First Lien Collateral Agent” means each of (a) [The Bank of New York Mellon], in its capacity as collateral agent for the First Lien Secured Parties with respect to certain First Lien Collateral, (b) [Wilmington Trust (London) Limited], in its capacity as collateral agent for the First Lien Secured Parties with respect to certain First Lien

Collateral, (c) each other Collateral Agent acceptable to Holdings and each First Lien Representative that executes a joinder in a form acceptable to Holdings, each First Lien Representative and the Applicable Second Lien Representative pursuant to which it accedes to this Agreement as a co-collateral agent or additional or separate collateral agent with respect to all or any portion of the First Lien Collateral and (d) each successor to any of the foregoing.

“First Lien Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of August 5, 2016, as amended, supplemented or otherwise modified from time to time, among Holdings, Reynolds Group Holdings Inc., Pactiv LLC, Evergreen Packaging LLC (formerly known as Evergreen Packaging Inc.), the Guarantors from time to time parties thereto, the lenders from time to time parties thereto, and Credit Suisse AG, as First Lien Administrative Agent, or a Subsequent First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Bank Obligations” as defined in the First Lien Credit Agreement or the applicable definition designated by Holdings as being its equivalent in any Subsequent First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Bank Secured Parties” as defined in the First Lien Credit Agreement or the applicable definition designated by Holdings as being its equivalent in any Subsequent First Lien Credit Agreement.

“First Lien Credit Documents” means (a) the “Loan Documents” as defined in the First Lien Credit Agreement or the applicable definition designated by Holdings as being its equivalent in any Subsequent First Lien Credit Agreement, (b) the [“Note Documents” or “Senior Secured Note Documents”], as applicable, as defined in each First Lien Indenture, (c) each First Lien Non-Bank Credit Document and (d) each Additional First Lien Agreement.

“First Lien Event of Default” means each “Event of Default” as defined in the First Lien Intercreditor Agreement.

“First Lien Indenture” means [each of the June 2016 Senior Secured Notes Indenture and the 2020 Senior Secured Notes Indenture].

“First Lien Indenture Obligations” means the “Secured Obligations” as defined in each First Lien Indenture.

“First Lien Indenture Secured Parties” means the “Secured Parties” as defined in each First Lien Indenture.

[“First Lien Intercreditor Agreement” means the Intercreditor Agreement dated as of November 5, 2009, as amended as of January 21, 2010, among, inter alia, the

First Lien Administrative Agent, the First Lien Collateral Agents, the Grantors party thereto and each additional representative from time to time party thereto.]

“First Lien Non-Bank Credit Documents” means each Hedging Agreement with each Hedge Provider and each agreement or document governing each Local Facility or under which any Cash Management Obligation is incurred, in each case to the extent the obligations thereunder are secured by the First Lien Security Documents.

“First Lien Obligations” means (a) the First Lien Credit Agreement Obligations, (b) each Series of First Lien Indenture Obligations and (c) the Additional First Lien Obligations.

“First Lien Representative” means each of the First Lien Administrative Agent, each of the First Lien Trustees and each Additional First Lien Representative.

“First Lien Secured Parties” means (a) the First Lien Credit Agreement Secured Parties, (b) the First Lien Indenture Secured Parties and (c) the Additional First Lien Secured Parties.

“First Lien Security Documents” means each agreement, instrument or other document entered into in favor of a First Lien Collateral Agent or a First Lien Collateral Agent and any of the other First Lien Secured Parties, for purposes of securing any First Lien Obligations.

“First Lien Series” means (a) with respect to the First Lien Secured Parties, each of the First Lien Credit Agreement Secured Parties (in their capacities as such), the First Lien Indenture Secured Parties with respect to each First Lien Indenture (in their capacities as such) and the Additional First Lien Secured Parties that become subject to this Agreement that are represented by a common First Lien Representative and (b) with respect to any First Lien Obligations, each of the First Lien Credit Agreement Obligations, the First Lien Indenture Obligations with respect to each First Lien Indenture and the Additional First Lien Obligations, the holders of which, pursuant to any Joinder, are to be represented by a common Additional First Lien Representative.

“First Lien Trustees” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“First Priority Lien” means any Lien on the Collateral to secure the First Lien Obligations, whether created under the First Lien Security Documents or acquired by possession, statute, operation of law, subrogation or otherwise (including any judgment lien and any Lien acquired pursuant to Section 5.08 or otherwise in connection with an Insolvency or Liquidation Proceeding).

“Grantors” means Holdings and any other Person that has granted a security interest pursuant to any Security Document to secure any

Obligations.

“Guarantee” means any guarantee of any First Lien Obligations or any Second Lien Obligations.

“Guarantor” means Holdings and any other Person that has provided a Guarantee.

“Holdings” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Second Lien Agreement” means [●]2.

“Initial Second Lien Obligations” means “[●]” as defined in the Initial Second Lien Agreement and any other advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Initial Second Lien Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Grantor or any Affiliate thereof of any Insolvency or Liquidation Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency or Liquidation Proceeding.

“Initial Second Lien Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Second Lien Secured Parties” means “[●]” as defined in the Initial Second Lien Agreement.

“Insolvency or Liquidation Proceeding” means:

(a)

any case commenced by or against any Loan Party under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Loan Party, any receivership or assignment for the benefit of creditors relating to any Loan Party or any similar case or proceeding relative to any Loan Party or its creditors, as such, in each case whether or not voluntary;

any liquidation, dissolution or other winding up of or relating to any Loan Party, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency;

any other proceeding of any type or nature in which substantially all claims of creditors of any Loan Party are determined and any payment or distribution is or may be made on account of such claims; or

[2] NTD: To be the credit agreement, indenture or other agreement pursuant to which any Grantor initially incurs any Second Lien Obligations.

any corporate action, legal proceeding or other procedure or step taken in connection with:

the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (whether by voluntary arrangement, scheme of arrangement or otherwise) of a Loan Party, a composition, compromise, assignment or arrangement or any similar arrangement with any creditor of any Loan Party, or the appointment of a liquidator, receiver, administrative receiver, compulsory manager or other similar officer in respect of a Loan Party.

“Joinder” means a document, substantially in the form attached hereto as Annex B, required to be delivered by a Representative to the Collateral Agents and each other Representative pursuant to (a) Section 8.04, in order to create a Series of Additional First Lien Obligations or Additional Second Lien Obligations, or (b) Section 6.07.

[“June 2016 Senior Secured Notes Indenture” means the senior secured note Indenture dated as of June 27, 2016, as amended or supplemented from time to time, among the U.S. Issuers, Reynolds Group Co-Issuer LLC (formerly known as Reynolds Group Issuer (New Zealand) Limited and Reynolds Group Issuer (Luxembourg) S.A.), the other Loan Parties party thereto and the June 2016 Trustee.]

[“June 2016 Trustee” has the meaning assigned to such term in the introductory paragraph to this Agreement.]

“Junior Standstill Period” has the meaning assigned to such term in Section 3.01(b).

“Lien” means, with respect to any asset, any mortgage, lien (statutory or other), pledge, charge, hypothecation, assignment, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Lien Priority” shall mean, with respect to any Lien of a Secured Party in Shared Collateral, the order of priority of such Lien as specified in Section 2.01.

“Loan Party” means each of Holdings, each Grantor and each Guarantor.

“Main Credit Document” means each of the Credit Agreement, each First Lien Indenture, each Additional First Lien Agreement and each Additional Second Lien Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means the First Lien Obligations and the Second Lien Obligations.

“Possessory Collateral” means any Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code as in effect in any US Jurisdiction or the law of any non-US jurisdiction. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of such Collateral Agent under the terms of the US Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Possessory or Controlled Collateral” means, collectively, Possessory Collateral and Controlled Collateral.

“Proceeds” means (a) all “proceeds” as defined in Article 9 of the UCC and (b) whatever is recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including any additional or replacement collateral provided during any Insolvency or Liquidation Proceeding and any payment or property received in any Insolvency or Liquidation Proceeding on account of any “secured claim” (within the meaning of section 506(b) of the Bankruptcy Code or similar Bankruptcy Law).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement or instrument. “Refinanced” and “Refinancing” have correlative meanings.

“Representative” means each First Lien Representative and each Second Lien Representative.

“Second Lien Collateral” means all assets and properties subject to, or purported under the terms of any Second Lien Security Document to be made subject to, Liens securing any Second Lien Obligations and any other assets and properties subject to a Lien securing Second Lien Obligations, whether acquired by statute, operation of law, subrogation or otherwise (including any judgment lien and Liens acquired pursuant to Section 5.08 or otherwise in connection with an Insolvency or Liquidation Proceeding).

“Second Lien Collateral Agent” means each of (a) [●], in its capacity as collateral agent for the Second Lien Secured Parties with respect to certain Second Lien

Collateral, (b) [●], in its capacity as collateral agent for the Second Lien Secured Parties with respect to certain Second Lien Collateral, (c) each other Collateral Agent acceptable to Holdings and each Second Lien Representative that executes a joinder in a form acceptable to Holdings, each Second Lien Representative and the Applicable Second Lien Representative pursuant to which it accedes to this Agreement as a co-collateral agent or additional or separate collateral agent with respect to all or any portion of the Second Lien Collateral and (d) each successor to any of the foregoing.

“Second Lien Credit Documents” means the Initial Second Lien Agreement, each Additional Second Lien Agreement, the Second Lien Security Documents, this Agreement and any other intercreditor agreement to which more than one Series of Second Lien Obligations is subject.3

“Second Lien Event of Default” means, with respect to any Series of Second Lien Obligations, any “Event of Default” under and as defined in the Second Lien Credit Documents relating to such Series; provided that any notice, lapse of time or other condition precedent to the occurrence of such Event of Default in the relevant instrument shall have been satisfied.

“Second Lien Obligations” means (a) the Initial Second Lien Obligations and (b) the Additional Second Lien Obligations.

“Second Lien Permitted Actions” has the meaning set forth in Section 5.05(a).

“Second Lien Representative” means (a) the Initial Second Lien Representative and (b) each Additional Second Lien Representative.

“Second Lien Secured Parties” means (a) the Initial Second Lien Secured Parties and (b) the Additional Second Lien Secured Parties.

“Second Lien Security Documents” means each agreement, instrument or other document entered into in favor of a Second Lien Collateral Agent or a Second Lien Collateral Agent and any of the other Second Lien Secured Parties, for purposes of securing any Second Lien Obligations.

“Second Lien Series” means (a) with respect to the Second Lien Secured Parties, each of the Initial Second Lien Secured Parties (in their capacities as such) and the Additional Second Lien Secured Parties that become subject to this Agreement that are represented by a common Second Lien Representative and (b) with respect to any Second Lien Obligations, each of the Initial Second Lien Obligations and the Additional Second

[3] NTD: Draft assumes that priorities among Second Lien Secured Parties will be addressed in a separate Second Lien intercreditor agreement.

Lien Obligations, the holders of which, pursuant to any Joinder, are to be represented by a common Additional Second Lien Representative.

“Second Priority Lien” means any Lien on the Collateral to secure the Second Lien Obligations, whether created under the Second Lien Security Documents or acquired by possession, statute, operation of law, subrogation or otherwise (including any judgment lien and any Lien acquired pursuant to Section 5.08 or otherwise in connection with an Insolvency or Liquidation Proceeding).

“Secured Parties” means the First Lien Secured Parties and the Second Lien Secured Parties.

“Security Document” means each First Lien Security Document and each Second Lien Security Document.

“Series” means each First Lien Series and each Second Lien Series.

“Shared Collateral” means, at any time, (a) Collateral in which a First Lien Collateral Agent or the holders of First Lien Obligations under at least one Series of First Lien Obligations (or their Representatives) and a Second Lien Collateral Agent or the holders of Second Lien Obligations under at least one Series of Second Lien Obligations (or their Representatives) hold a security interest or Lien at such time and (b) in furtherance of [Sections 2.04 and 5.01(c)], all Second Lien Collateral.

“Subsequent First Lien Credit Agreement” means the “Subsequent Credit Agreement” as defined in the First Lien Intercreditor Agreement to the extent designated in writing by Holdings to each Collateral Agent and Representative as the “Subsequent First Lien Credit Agreement” for purposes of this Agreement.

“UCC” or “Uniform Commercial Code” means the New York UCC; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any US Jurisdiction other than New York, “UCC” or “Uniform Commercial Code” shall mean those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

“US Insolvency or Liquidation Proceeding” means, with respect to any Grantor, an Insolvency or Liquidation Proceeding commenced with respect to such Grantor under the laws of a US Jurisdiction.

“US Jurisdiction” means the United States, each State, territory and possession thereof and the District of Columbia.

ARTICLE II

Collateral Lien Priorities

SECTION 2.01. Relative Priorities. (a) Notwithstanding the time, date, manner or order of grant, attachment or perfection of any Second Priority Lien or any First Priority Lien (or any actual or alleged defect in any of the foregoing), how any Second Priority Lien or First Priority Lien was acquired (whether by grant, possession, statute, operation of law, subrogation or otherwise), and notwithstanding any provision of the UCC as in effect in any US Jurisdiction, or any other applicable law or the provisions of any Security Document or any other Credit Document or any other circumstance whatsoever, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby agrees that, so long as the Discharge of First Lien Obligations has not occurred, (i) any First Priority Lien now or hereafter held by or for the benefit of any First Lien Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and (ii) any Second Priority Lien now or hereafter held by or for the benefit of any Second Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens. So long as the Discharge of First Lien Obligations has not occurred, the First Priority Liens shall be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens for all purposes, whether or not any First Priority Liens are subordinated in any respect to any other Lien securing any other obligation of Holdings, any other Grantor or any other Person.

(b)Calculations by any Collateral Agent, any Representative, and any other Secured Parties under this Agreement of amounts of Obligations outstanding shall be made using the Dollar Equivalent of all such amounts.

(c)Each First Lien Collateral Agent (including each additional First Lien Collateral Agent representing Additional First Lien Secured Parties), for and on behalf of itself and the First Lien Secured Parties it represents, acknowledges and agrees that (i) each Second Lien Collateral Agent, for the benefit of itself and the Second Lien Secured Parties it represents, has been granted Second Priority Liens upon the Shared Collateral, and each First Lien Collateral Agent hereby consents thereto to the extent such Second Priority Liens are subject to the Lien Priorities set forth herein, (ii) one or more Second Lien Collateral Agents, each on behalf of itself and any Additional Second Lien Secured Parties represented thereby, may be granted Second Priority Liens upon the Shared Collateral, and each First Lien Collateral Agent hereby consents thereto to the extent such Second Priority Liens are subject to the Lien Priorities set forth herein and (iii) subject to the First Lien Intercreditor Agreement, one or more other First Lien Collateral Agents, on behalf of itself and any Additional First Lien Secured Parties or other First Lien Secured Parties it represents, may be granted First Priority Liens upon the First Lien Collateral in which such First Lien Collateral Agent has or is being granted First Priority Liens, and such First Lien Collateral Agent hereby consents thereto, to the extent such First Priority Liens are subject to the First Lien Intercreditor Agreement.

(d)Each Second Lien Collateral Agent, for and on behalf of itself and the Second Lien Secured Parties it represents, acknowledges and agrees that (i) each First Lien Collateral Agent, for the benefit of itself and the First Lien Secured Parties it represents, has been granted (or may be granted in the case of any additional First Lien Collateral Agent representing any Additional First Lien Secured Parties or other First Lien Secured Parties) First Priority Liens upon all of the Collateral in which any Second Lien Collateral Agent has been granted (or may be granted) Second Priority Liens, and each Second Lien Collateral Agent hereby consents thereto, (ii) one or more additional Second Lien Collateral Agents, each on behalf of itself and any Additional Second Lien Secured Parties or other Second Lien Secured Parties represented thereby, may be granted Second Priority Liens upon all of the Collateral in which such Second Lien Collateral Agent has been granted Second Priority Liens, and each Second Lien Collateral Agent hereby consents thereto and (iii) one or more other Second Lien Collateral Agents, on behalf of itself and any Additional Second Lien Secured Parties or other Second Lien Secured Parties it represents, may be granted Second Priority Liens upon the Second Lien Collateral in which such Second Lien Collateral Agent has or is being granted Second Priority Liens, and such Second Lien Collateral Agent hereby consents thereto.

SECTION 2.02. Prohibition on Contesting Liens. Each First Lien Collateral Agent and each First Lien Representative, on behalf of itself and on behalf of the other First Lien Secured Parties it represents, and each Second Lien Collateral Agent and each Second Lien Representative, on behalf of itself and on behalf of the other Second Lien Secured Parties it represents, agrees that it will not, and hereby waives any right to, contest or join or otherwise support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the existence, priority, perfection, validity or enforceability of any Second Priority Lien or any First Priority Lien, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any other First Lien Secured Party and the Second Lien Collateral Agent or any other Second Lien Secured Party to enforce this Agreement, including the priority of the Liens securing the First Lien Obligations or Second Lien Obligations, as applicable, or the provisions for exercise of remedies.

SECTION 2.03. No New Second Priority Guarantees or Liens. (a) The parties hereto agree that, so long as the Discharge of the First Lien Obligations has not occurred, none of the Second Lien Collateral Agents, Second Lien Representatives or other Second Lien Secured Parties shall acquire or hold (x) any guarantee of Second Lien Obligations by any Person unless such Person also provides a guarantee of the First Lien Obligations, or (y) any Lien on any assets of any Person securing any Second Lien Obligation which assets are not also subject to a valid and perfected Lien of a First Lien Collateral Agent under the First Lien Security Documents, subject to the First Lien Intercreditor Agreement and the Lien Priority set forth herein.

(b)To the extent that the provisions of Section 2.03(a) are not complied with for any reason, without limiting any other right or remedy available to any First Lien Collateral Agent or the other First Lien Secured Parties, each Second Lien Collateral Agent and Second Lien Representative agrees, for itself and on behalf of the other Second Lien Secured Parties, that any Proceeds received by or distributed to any Second Lien Secured Party pursuant to or as a result of any Lien granted or obligation incurred in contravention of Section 2.03(a) shall be subject to Section 4.02.

SECTION 2.04. Similar Security Documents Relating to Shared Collateral. The parties hereto acknowledge and agree that it is their intention that the First

Lien Security Documents and the Second Lien Security Documents be identical to the extent securing Shared Collateral. In furtherance of the foregoing, the parties hereto agree:

(i)to cooperate in good faith in order to determine, upon any reasonable request by the Applicable First Lien Representative, the specific assets included in the Second Lien Collateral, the steps taken to perfect the Second Priority Liens thereon and the identity of the respective parties obligated under the Second Lien Credit Documents; and

(ii)that the documents, agreements and instruments creating or evidencing the Second Priority Liens on the Shared Collateral shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the First Priority Liens on the Shared Collateral, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby, and other matters contemplated by this Agreement.

SECTION 2.05. Perfection of Liens. Except for the agreements of the First Lien Collateral Agents and the Second Lien Collateral Agents pursuant to Section 6.08, (a) no First Lien Collateral Agent or First Lien Secured Party shall be responsible for perfecting or maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of any Second Lien Collateral Agent or other Second Lien Secured Party and (ii) no Second Lien Collateral Agent or Second Lien Secured Party shall be responsible for perfecting or maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of any First Lien Collateral Agent or other First Lien Secured Party. Nothing in this Agreement shall impose on any First Lien Collateral Agent or any First Lien Secured Party any obligations to any Second Lien Secured Party in respect of the disposition of Proceeds of any Shared Collateral which would conflict with any prior perfected claims in such Proceeds in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Rights and Remedies. (a) Subject to subsection (b) below, so long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the First Lien Agents and, subject to the First Lien Intercreditor Agreement, the other First Lien Secured Parties, shall have the exclusive right to take, commence or seek to commence and maintain or seek to maintain any Collateral Enforcement Action and may do so, in each case, without any consultation with or the consent of any Second Lien Collateral Agent or any other Second Lien Secured Party.

(b)Except for the Second Lien Permitted Actions, which for the avoidance of doubt shall be allowed to be taken by any Second Lien Collateral Agent, acting on the instructions of the Applicable Second Lien Representative, unless and until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agents and the other Second Lien Secured Parties will not (i) commence (or file with any court documents that seek to commence) or maintain or seek to maintain any Collateral Enforcement Action or (ii) commence (or file with any court documents that seek to commence) or join with any Person (other than a First Lien Collateral Agent) in commencing, or petition or vote in favor of any resolution for, any action or proceeding with respect to any Collateral Enforcement Action with respect to the Shared Collateral without the written consent of the Applicable First Lien Representative; provided that any Second Lien Collateral Agent, acting on the instruction of the Applicable Second Lien Representative, may exercise any Collateral Enforcement Action (other than any remedies the exercise of which is otherwise prohibited by this Agreement) after a period of [180]4 consecutive days has elapsed from the later of (i) the date of delivery of written notice by the Applicable Second Lien Representative to each First Lien Agent, certifying that such Person is the Applicable Second Lien Representative, stating that a Second Lien Event of Default with respect to any Series of Second Lien Obligations has occurred and is continuing and that such Second Lien Obligations are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to exercise a Collateral Enforcement Action and (ii) the actual occurrence of a Second Lien Event of Default of such Series of Second Lien Obligations and such Second Lien Obligations under the applicable Second Lien Credit Documents being due and payable in full (the “Junior Standstill Period”), and then such Second Lien Collateral Agent and Second Lien Secured Parties may exercise any Collateral Enforcement Action only so long as (A) no First Lien Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) any Collateral Enforcement Action with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding) and is diligently pursuing the same, and such Second Lien Collateral Agent and/or Second Lien Secured Party has notice of such commencement or attempt to commence and (B) no Grantor which has granted a Lien on Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

(c)Except as expressly set forth in this Agreement, each First Lien Agent and First Lien Secured Party and, without limiting and subject to Sections 3.01(b) and 3.02 and the other limitations on such action set forth herein, each Second Lien Collateral Agent and Second Lien Secured Party shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to take Collateral Enforcement Action (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the creditors represented thereby); provided that the exercise of Collateral Enforcement Action with respect to the Shared Collateral shall be subject to the Lien Priority and to the provisions of this Agreement. Each First Lien Agent and First Lien Secured Party may enforce the provisions of the applicable First Lien Credit Documents, each Second Lien Collateral Agent and Second Lien Secured Party may enforce the provisions of the applicable Second Lien Credit Documents, and each First Lien Agent, First Lien Secured Party, Second Lien Collateral Agent and Second Lien Secured Party may exercise Collateral Enforcement Action, all in such order and in such manner as each may determine in the exercise of its sole discretion, but in any case consistent with the terms of this Agreement, any other applicable intercreditor agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable

[4] NTD: This number may be such other number of days as Holdings, the Applicable First Lien Representative and the Initial Second Lien Representative may agree upon.

Parties, solely as among such Parties and the Secured Parties represented thereby). Each First Lien Collateral Agent shall provide each Second Lien Collateral Agent and the Applicable Second Lien Representative reasonable prior notice of its initial material Collateral Enforcement Action. Each Second Lien Collateral Agent shall provide each First Lien Agent reasonable prior written notice of its initial material Collateral Enforcement Action.

(d)Each Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Security Document or any other Second Lien Credit Document shall be deemed to restrict in any way the rights and remedies of the First Lien Agents or the other First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Lien Credit Documents.

(e)In connection with any Collateral Enforcement Action, each Secured Party and each Collateral Agent representing that Secured Party, solely as among themselves in such capacity and solely for their mutual benefit, hereby agree that (i) each First Lien Collateral Agent shall only take, direct or exercise any right or remedy with respect to the First Lien Collateral as set forth in the First Lien Intercreditor Agreement and (ii) each Second Lien Collateral Agent shall only take, direct or exercise any right or remedy with respect to the Second Lien Collateral on the instructions of the Applicable Second Lien Representative.

SECTION 3.02. No Interference. Each Second Lien Collateral Agent and Second Lien Representative, for itself and on behalf of the Second Lien Parties it represents, agrees that, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Second Lien Secured Parties: (a) will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligation or any First Lien Security Document or the First Lien Intercreditor Agreement, or the validity, attachment, perfection or priority of any First Priority Lien under any First Lien Security Document or the First Lien Intercreditor Agreement or the validity or enforceability of the priorities, rights or duties established by, or other provisions of, this Agreement, (b) will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any enforcement or exercise of any rights or remedies under the First Lien Credit Documents, including any sale, transfer or other disposition of the Shared Collateral by any First Lien Agent or other First Lien Secured Party, (c) will not contest, protest or object to any Collateral Enforcement Action taken or sought to be taken by any First Lien Agent or any other First Lien Secured Party relating to the Shared Collateral under the First Lien Credit Documents or otherwise, so long as the Second Priority Liens attach to the Proceeds thereof subject to the relative priorities set forth in Section 2.01, (d) will not object to the forbearance by the First Lien Agents or any other First Lien Secured Party from commencing or pursuing any Collateral Enforcement Action or to the terms or conditions applicable to such forbearance, (e) will not, except for Second Lien Permitted Actions, object to the manner in which the First Lien Collateral Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Obligations or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of any First Lien Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Second Lien Secured Parties, and will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any appraisal, valuation or other similar right that may be available under applicable law with respect to the Shared Collateral or any similar rights, including any marshalling rights, a junior secured creditor may have under applicable law, (f) will not, so long as the Discharge of First Lien Obligations has not occurred and except for Second Lien Permitted Actions, take or receive any Shared Collateral or any Proceeds thereof or payment with respect thereto, in connection with any Collateral Enforcement Action or in connection with any insurance policy award under a policy of insurance relating to any Shared Collateral or any condemnation award (or deed in lieu of condemnation) relating to any Shared Collateral, and (g) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the validity or enforceability of any provision of this Agreement.

SECTION 3.03. Actions upon Breach. Should any Second Lien Collateral Agent, Second Lien Representative or any other Second Lien Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any First Lien Agent or any other First Lien Secured Party (in its or their own name) may obtain relief against such Second Lien Collateral Agent, Second Lien Representative or any other Second Lien Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second Lien Collateral Agent and Second Lien Representative, on behalf of itself and each other Second Lien Secured Party it represents, hereby (i) agrees that the First Lien Agents’ and other First Lien Secured Parties’ damages from the actions of the Second Lien Collateral Agent, Second Lien Representatives or any other Second Lien Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that any Grantor, the First Lien Agents or the other First Lien Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Lien Agents or any other First Lien Secured Party. As among the First Lien Secured Parties, nothing in this Section 3.03 shall limit the rights of the Applicable First Lien Representative and the First Lien Secured Parties with respect to which it acts as First Lien Representative, and the obligations of the First Lien Secured Parties, under the First Lien Intercreditor Agreement.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. (a)Anything contained herein or in any of the Credit Documents to the contrary notwithstanding, so long as the Discharge of First Lien Obligations has not occurred, if (i) a First Lien Event of Default has occurred and is continuing and a First Lien Agent is taking action to enforce rights in respect of any Shared Collateral or (ii) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of any Grantor or otherwise (including pursuant to Section 6.04), then the Proceeds of such Shared Collateral shall be applied:

(A)	FIRST, to the payment in full in cash of all First Lien Obligations;

(B)	SECOND, to the payment in full in cash of all Second Lien Obligations; and

(C)	THIRD, to the applicable Grantor or as otherwise required by applicable law.

(b)Except as otherwise provided herein, all payments received by the First Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the First Lien Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First Lien Credit Documents. Except as otherwise provided herein, each Second Lien Representative, on behalf of itself and each other Second Lien Secured Party it represents, assents to any such extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 4.02. Payment Over. So long as the Discharge of First Lien Obligations has not occurred, any Shared Collateral or Proceeds thereof or payment on account thereof or value allocable thereto, received by any Second Lien Collateral Agent or any other Second Lien Secured Party in connection with any Collateral Enforcement Action, any insurance policy claim or condemnation award (or deed in lieu of condemnation) or any Insolvency or Liquidation Proceeding involving a Grantor shall be segregated and held in trust (or, to the extent the concept of trust is not recognized in the relevant jurisdiction, held on behalf of and for the benefit of) and promptly transferred or paid over to the Applicable First Lien Representative for the benefit of the First Lien Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

SECTION 4.03. Certain Agreements with Respect to Invalid or Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any First Priority Lien encumbering any Shared Collateral is not valid, perfected or enforceable for any reason, then the Second Lien Collateral Agents and the Second Lien Secured Parties agree that any distribution or recovery they may receive with respect to, or on account of, the value of the assets intended to constitute such Shared Collateral or any Proceeds thereof shall (for so long as the Discharge of First Lien Obligations has not occurred) be segregated and held in trust (or, to the extent the concept of trust is not recognized in the relevant jurisdiction, held on behalf of and for the benefit of) and promptly paid over to the Applicable First Lien Representative for the benefit of the First Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Collateral Agent or Second Lien Secured Party that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements.

SECTION 4.04. First Lien Agents Attorney-in-Fact. Until the Discharge of First Lien Obligations occurs, each Second Lien Representative and Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Secured Party it represents, hereby appoints each First Lien Agent, and any officer or agent of such First Lien Agent, with full power of substitution, the attorney-in-fact of each Second Lien

Secured Party for the purpose of carrying out the provisions of Sections 4.02 and 4.03 and taking any action and executing any instrument that such First Lien Agent may deem necessary or advisable to accomplish the purposes of Sections 4.02 and 4.03, which appointment is coupled with an interest and is irrevocable.

SECTION 4.05. Existence and Amounts of Liens and Obligations. Whenever the Applicable First Lien Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations or Second Lien Obligations, or the Shared Collateral subject to any Lien securing the First Lien Obligations or Second Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative and shall be entitled to make such determination on the basis of the information so furnished; provided that if any Representative shall fail or refuse reasonably promptly to provide the requested information, the Applicable First Lien Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of Holdings. The Applicable First Lien Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other Person as a result of such determination.

ARTICLE V

Insolvency or Liquidation Proceedings

SECTION 5.01. DIP Financing. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceedings under any Bankruptcy Law by or against any Loan Party or any of its subsidiaries.

(b)If any Loan Party shall be subject to any Insolvency or Liquidation Proceeding at any time prior to the Discharge of First Lien Obligations, and any First Lien Secured Party shall seek to provide any Loan Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or any similar provision of foreign law or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code or any similar provision of foreign law (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Shared Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code or any similar provision of foreign law would be Shared Collateral), then each Second Lien Representative, for and on behalf of itself and the Second Lien Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing such DIP Financing on the grounds of a failure to provide “adequate protection” for the Liens of such Second Lien Representative securing the applicable Second Lien Obligations or on any other grounds, and will subordinate its Liens on the Shared Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the First Lien Secured Parties, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the First Lien Representative, so long as (x) such Second Lien Representative retains its Lien on the Shared Collateral to secure the applicable Second Lien Obligations (in each case, including

Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Shared Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the First Lien Secured Parties on the Shared Collateral securing the First Lien Obligations and (z) if any First Lien Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the First Lien Obligations, such Second Lien Representative may also seek an adequate protection Lien on such post-petition assets of the debtor to secure the related Second Lien Obligations in accordance with Section 5.08; provided that (A) each such Lien in favor of such First Lien Secured Party and such Second Lien Secured Party shall be subject to the provisions of Section 5.01(c) and (B) the foregoing provisions of this Section 5.01(b) shall not prevent any Second Lien Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization (including with respect to the treatment therein of any Second Lien Obligations).

(c)All Liens granted to any First Lien Secured Party or Second Lien Secured Party in any Insolvency or Liquidation Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing consented to by the Applicable First Lien Representative.

(d)Until the Discharge of First Lien Obligations, without limiting Section 6.04, each Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Second Lien Secured Parties:

(1)will be deemed to have consented to, and will not oppose or object to (or support any other Person in opposing or objecting to), any disposition of any Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code (including, for the avoidance of doubt, any bidding procedures in connection therewith or any other related or ancillary matter, including the retention of any professionals), or any comparable provision of any other Bankruptcy Law, if the Applicable First Lien Representative shall consent to, or not oppose or object to, such disposition so long as the proceeds of such sale are applied in accordance with this Agreement; provided that (a) the Liens of the Second Lien Secured Parties shall attach to any remaining proceeds with the same priority and validity as the Liens held by the Second Lien Secured Parties in the Shared Collateral[,][ and] (b) the net cash Proceeds of any sale under Section 363(b) of the Bankruptcy Code are permanently applied to the DIP Financing or any First Lien Obligations[ and (c) this subsection (i) shall not be deemed to be a waiver of the rights of the Second Lien Secured Parties to credit bid on the Shared Collateral in any such disposition in accordance with Section 363(k) of the Bankruptcy Code in compliance with Section 5.05(a)(ix)]5;

(2)except to the extent permitted by and subject to Section 5.08, will not assert any claim (or support any other Person in asserting any claim) under Section 507(b) of the Bankruptcy Code;

[5] NTD: Unless otherwise consented to by Applicable First Lien Representative, bracketed text to be excluded if the Initial Second Lien Obligations are obligations with respect to notes issued under a registered or Rule 144A offering or are otherwise widely distributed.

(3)shall not, without the prior written consent of the Applicable First Lien Representative, seek or request relief from or modification of the automatic stay or any other moratorium or stay in respect of any part of the Shared Collateral, any Proceeds thereof or any Second Priority Lien;

(4)hereby waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party (a) relating to the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law, or (b) arising out of any use of cash collateral or financing arrangement, or any grant of a security interest in the Shared Collateral, in any Insolvency or Liquidation Proceeding;

(5)[will not, without the consent of the Applicable First Lien Representative, propose or enter into any DIP Financing or, except as set forth in Section 5.01(b), support any DIP Financing;]6 and

(6)shall not contest (or directly or indirectly support any other Person contesting) (A) any request by any First Lien Representative or First Lien Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 5.01(b)), or (B) any objection by any First Lien Representative or First Lien Secured Party to any motion, relief, action or proceeding based on a claim by such First Lien Representative or First Lien Secured Party that its interests in the Collateral (unless in contravention of Section 5.01(b)) are not adequately protected (or any other similar request under any law applicable to an Insolvency or Liquidation Proceeding), so long as any Liens granted to such First Lien Representative as adequate protection of its interests are subject to this Agreement.

SECTION 5.02. Post-Petition Interest. (a) Each Second Lien Representative and Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties it represents, agrees that no Second Lien Secured Party shall oppose or seek to challenge (or support any other Person in opposing or challenging) any claim by any First Lien Agent or any other First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees, expenses or charges to the extent of the value of the First Priority Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens on the Collateral).

(b)Each First Lien Representative and First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties it represents, agrees that no First Lien Secured Party shall oppose or seek to challenge (or support any other Person in opposing or challenging) any claim by any Second Lien Collateral Agent or any other Second Lien Secured Party for allowance in any US Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees, expenses or charges to the extent of the value of the Second Priority Liens (it being understood and agreed that such value shall be determined taking into account the First Priority Liens on the Collateral and the amount of the First Lien Obligations secured thereby); provided that if the First Lien Agent or any other First Lien Secured Party shall have made any claim for post-

[6] NTD: Unless otherwise consented to by the Applicable First Lien Representative, bracketed text to be included if the Initial Second Lien Obligations are obligations with respect to notes issued under a registered or Rule 144A offering or are otherwise widely distributed.

petition interest, fees or expenses in respect of First Lien Obligations, such claim (i) shall have been approved or (ii) will be approved contemporaneously with the approval of any such claim by a Second Lien Collateral Agent or any Second Lien Secured Party.

SECTION 5.03. Certain Voting Matters. (a) Each First Lien Representative and First Lien Collateral Agent, on behalf of the First Lien Secured Parties it represents, and each Second Lien Representative and Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties it represents, agrees that, without the written consent of the Applicable First Lien Representative and the Applicable Second Lien Representative, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency or Liquidation Proceeding. It is understood that any consent to so vote as a single class shall not limit or prejudice the First Lien Secured Parties’ rights under Sections 5.03 and 6.10.

(b)Each Second Lien Collateral Agent and Second Lien Representative, for itself and on behalf of each other Second Lien Secured Party it represents, agrees that in any US Insolvency or Liquidation Proceeding, without the prior consent of the Applicable First Lien Representative, none of the Second Lien Collateral Agents, Second Lien Representatives or other Second Lien Secured Parties shall, prior to the Discharge of First Lien Obligations, support or vote to accept any plan of reorganization or disclosure statement of any Grantor unless (i) such plan is accepted by the First Lien Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or otherwise provides for the payment in full in cash of all First Lien Obligations (including all post-petition interest approved by the bankruptcy court, fees and expenses and cash collateralization of all letters of credit) on the effective date of such plan of reorganization, or (ii) such plan provides for the retention by the applicable First Lien Collateral Agent, for the benefit of the First Lien Secured Parties, of the First Priority Liens on the Shared Collateral, and on all proceeds thereof whenever received, and such plan also provides that any Liens retained by, or granted to, any Second Lien Collateral Agents or other Second Lien Secured Parties are only on assets securing the First Lien Obligations and shall have the same relative priority with respect to the Shared Collateral or other assets, respectively, as provided in this Agreement with respect to the Shared Collateral.

(c)Except as provided in Sections 5.03(a) and (b), each of the Second Lien Secured Parties shall remain entitled to vote their claims in any Insolvency or Liquidation Proceeding.

SECTION 5.04. Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee in bankruptcy for such Person in an Insolvency or Liquidation Proceeding.

SECTION 5.05. Certain Actions Permitted. (a)Notwithstanding anything herein to the contrary, (i) each Representative may make such demands or file such claims in respect of the First Lien Obligations or Second Lien Obligations, as applicable, owed to such Representative and the Secured Parties represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders or rules of procedure at any time, (ii) in any

Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Loan Party, each Second Lien Secured Party may file a proof of claim or statement of interest with respect to its respective Second Lien Obligations, (iii) each Second Lien Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such Second Lien Secured Party, including without limitation any claims secured by the Shared Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (iv) each Second Lien Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Shared Collateral that are, in each case, (A) not adverse to the priority status of the Liens thereon securing the First Lien Obligations, the rights of any First Lien Representative or the other First Lien Secured Parties to exercise rights and remedies in respect thereof or detrimental to the value thereof and (B) not otherwise inconsistent with or in contravention of the terms of this Agreement, with respect to the Second Lien Obligations and the Shared Collateral, (v) each Second Lien Secured Party may take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on the Shared Collateral to the extent (A) not adverse to the priority status of the Liens thereon securing the First Lien Obligations, the rights of any First Lien Representative or the other First Lien Secured Parties to exercise rights and remedies in respect thereof or detrimental to the value thereof, and (B) not otherwise inconsistent with or in contravention of this Agreement, including the automatic release of Liens provided in Section 6.04[,][and] (vi) each Second Lien Secured Party may vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions with respect to the Second Lien Obligations and the Collateral that are, in each case, in accordance with the terms of this Agreement including Section 5.03; provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Second Lien Representative or any other Second Lien Secured Party may be inconsistent with the terms of this Agreement [and (vii) each Second Lien Secured Party may bid for or purchase any Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the First Lien Representative, or any sale of any Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations and are applied to so cause the Discharge of First Lien Obligations]7 (the actions described in clauses (1)through [(vi)][(vii)], collectively, the “Second Lien Permitted Actions”).

(b)Each Second Lien Secured Party (i) shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Loan Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law and (ii) may exercise rights and remedies as unsecured

[7] NTD: Unless otherwise consented to by the Applicable First Lien Representative, bracketed text to be excluded if the Initial Second Lien Obligations are obligations with respect to notes issued under a registered or Rule 144A offering or are otherwise widely distributed.

creditors against the Loan Parties that have guaranteed or granted Liens to secure the Second Lien Obligations, in the case of each of clauses (i) and (ii), other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Loan Party, prior to the termination of the Junior Standstill Period; provided that, in the case of each of clauses (i) and (ii), (A) any such exercise shall not be expressly prohibited by the terms of this Agreement or otherwise inconsistent with or in contravention of this Agreement and (B) in the event that any Second Lien Secured Party becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(v)Each Second Lien Secured Party may exercise any of its rights or remedies with respect to the Shared Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 3.01.

SECTION 5.06. First Lien Obligations Unconditional. All rights of any First Lien Representative hereunder, and all agreements and obligations of the other First Lien Representative, the Second Lien Representatives and the Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)	any lack of validity or enforceability of any First Lien Credit Document;

(b)any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Lien Credit Document;

(c)any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the First Lien Obligations or any guarantee thereof;

(d)	the commencement of any Insolvency or Liquidation Proceeding in respect of any Borrower or any other Loan Party; or

(e)any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Lien Obligations, or of any of the Second Lien Representatives or any Loan Party, to the extent applicable, in respect of this Agreement.

SECTION 5.07. Junior Priority Obligations Unconditional. All rights of any Second Lien Representative hereunder, and all agreements and obligations of the First Lien Representatives, the other Second Lien Representatives and the Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)	any lack of validity or enforceability of any Second Lien Credit Document;

(b)any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Lien Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Lien Credit Document;

(c)any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Second Lien Obligations or any guarantee thereof;

(d)	the commencement of any Insolvency or Liquidation Proceeding in respect of any Borrower or any other Loan Party; or

(e)any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Lien Obligations, or of any of the First Lien Representatives or any Loan Party, to the extent applicable, in respect of this Agreement.

SECTION 5.08. Adequate Protection. Without limiting Section 5.01(d)(vi), if in connection with any DIP Financing described in Section 5.01(b), (A) if any First Lien Agent or other First Lien Secured Party is granted adequate protection in a US Insolvency or Liquidation Proceeding in the form of a replacement Lien or a Lien on additional collateral, any Second Lien Collateral Agent may, for itself and on behalf of the other Second Lien Secured Parties, seek or request adequate protection in the form of a replacement Lien or a Lien on such additional collateral, all of which Liens will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under this Agreement and (B) the Second Lien Collateral Agents and other Second Lien Secured Parties may seek adequate protection in a US Insolvency or Liquidation Proceeding with respect to their rights in the Shared Collateral in the form of (x) Liens on additional collateral or replacement Liens on the Shared Collateral; provided that as adequate protection for the First Lien Obligations, each appropriate First Lien Collateral Agent, on behalf of the First Lien Secured Parties, is also granted (or has previously been granted) a senior Lien on such additional collateral or senior replacement Liens on the Shared Collateral, as applicable, or (y) an administrative expense claim; provided that, as adequate protection for the First Lien Obligations, each appropriate First Lien Collateral Agent, on behalf of the First Lien Secured Parties, is also granted (or has previously been granted) an administrative expense claim that is senior and prior to the administrative expense claim of the Second Lien Collateral Agent and the Second Lien Secured Parties; provided further that in the case of each of clauses (x) and (y), to the extent the First Lien Secured Parties are not granted such adequate protection in the applicable form, any amounts recovered by or distributed to any Second Lien Secured Party pursuant to or as a result of any such Lien on additional collateral, any such replacement Lien or any such administrative expense claim granted to or for the benefit of the Second Lien Secured Parties shall be subject to Section 4.02.

SECTION 5.09. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. Nothing in this Agreement prohibits or limits the right of a Second Lien Secured Party to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency or Liquidation Proceeding.

ARTICLE VI

Other Agreements

SECTION 6.01. Amendments to First Lien Credit Documents. (a)Each Second Lien Collateral Agent and Second Lien Representative, for and on behalf of itself and the Second Lien Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Second Lien Secured Party hereunder, each First Lien Collateral Agent, First Lien Representative and the First Lien Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Second Lien Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement, including Section 8.04), and without incurring any liability to any such Second Lien Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the First Lien Credit Documents in any manner whatsoever, including, to:

(1)change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the First Lien Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the First Lien Obligations or any of the First Lien Credit Documents;

(2)retain or obtain a Lien on any property of any Person to secure any of the First Lien Obligations, and in connection therewith to enter into any additional First Lien Credit Documents;

(3)amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the First Lien Obligations;

(4)	release its Lien on any Collateral or other property;

(5)	exercise or refrain from exercising any rights against any Loan Party or any other Person;

(6)	retain or obtain the primary or secondary obligation of any other Person with respect to any of the First Lien Obligations; and

(7)	otherwise manage and supervise the First Lien Obligations as the applicable First Lien Representative shall deem appropriate.

SECTION 6.02. Amendments to Second Lien Credit Documents. (a) Each First Lien Collateral Agent and First Lien Representative, for and on behalf of itself and the First Lien Secured Parties represented thereby, hereby agrees that, without affecting the rights and obligations of such First Lien Secured Parties hereunder, each Second Lien Collateral Agent, Second Lien Representative and the Second Lien Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such First Lien Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement, including Section 8.04), and without incurring any liability to any such First Lien Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Second Lien Credit Documents in any manner whatsoever, including, to:

(1)subject to Section 2.03, change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Second Lien Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Second Lien Obligations or any of the Second Lien Credit Documents;

(2)subject to Section 2.03, retain or obtain a Lien on any property of any Person to secure any of the Second Lien Obligations, and in connection therewith to enter into any additional Second Lien Credit Documents;

(3)subject to Section 2.03, amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Second Lien Obligations;

(4)	subject to Section 6.04, release its Lien on any Collateral or other property;

(5)	exercise or refrain from exercising any rights against any Loan Party or any other Person;

(6)	subject to Section 2.03, retain or obtain the primary or secondary obligation of any other Person with respect to any of the

Second Lien Obligations; and

(7)	otherwise manage and supervise the Second Lien Obligations as the Second Lien Representative shall deem appropriate.

(b)In the event that the First Lien Collateral Agents, the First Lien Representatives and/or the other First Lien Secured Parties and the relevant Grantor enter into any amendment, modification, waiver or consent in respect of any of the First Lien Security Documents (other than this Agreement) or in connection with a Refinancing enter into new or additional First Lien Security Documents, then such amendment, modification, waiver, consent or change shall apply automatically to any comparable provision of each comparable Second Lien Security Document, in each case, without the consent of any Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Secured Party, or any Grantor, and in connection with any such Refinancing, each Second Lien Representative, each Second Lien Collateral Agent and any other Second Lien Secured Party shall enter into corresponding agreements; provided that no such amendment, modification, waiver or consent shall (i) remove assets from the Second Lien Collateral or release any Second Priority Liens, except to the extent that such release is permitted or required by Section 5.01 or 6.04, (ii) amend, modify or otherwise affect the duties of any Second Lien Representative or Second Lien Collateral Agent in its capacity as such without its prior written consent, or (iii) permit Liens on the Second Lien Collateral which are not permitted under the terms of the Second Lien Credit Documents. Holdings shall deliver written notice of such amendment, modification, waiver or consent to each Second Lien Representative within 10 Business Days after the effectiveness of such amendment, modification, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, modification, waiver or consent and shall not result in the occurrence or continuance of an Event of Default or a default under any Credit Document.

SECTION 6.03. Legends. Each of Holdings and each Second Lien Representative and Second Lien Collateral Agent agrees that each Second Lien Credit Document (other than any mortgage) shall contain the applicable provisions set forth on Annex C hereto, or similar provisions approved by the Applicable First Lien Representative, which approval shall not be unreasonably withheld or delayed. Each of Holdings and each Second Lien Representative and Second Lien Collateral Agent further agrees that each Second Lien Security Document that is a mortgage covering any Shared Collateral shall contain such other language as the applicable First Lien Agent may reasonably request to reflect the subordination pursuant to this Agreement of such mortgage to the First Lien Security Document covering such Shared Collateral.

SECTION 6.04. Automatic Release of Second Priority Liens. (a) As among the Secured Parties, the Applicable First Lien Representative will have the exclusive right (subject to the provisions of the First Lien Credit Documents) to make determinations regarding the release or disposition of any Collateral, without consultation with, consent, sanction, authority or further confirmation from, or notice to, any Second Lien Collateral Agent, Second Lien Representative or other Second Lien Secured Party.

(b)Without limiting Section 5.01(d), if, in connection with (i) any disposition of any Collateral or any release of any Lien permitted under the terms of the First Lien Credit Documents or otherwise consented to by the Applicable First Lien Representative or (ii) any Collateral Enforcement Action (including any disposition of Collateral under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code), a First Lien Collateral Agent or First Lien Representative, for itself and on behalf of the other First Lien Secured Parties, with the consent of the Applicable First Lien Representative, (x) releases the First Priority Liens on any Collateral or (y) releases any Guarantor from its Guarantee of First Lien Obligations, then the Second Priority Liens on such Collateral, and the obligations of such Guarantor under any Guarantee of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released, and each Second Lien Collateral Agent and Second Lien Representative shall, for itself and on behalf of the other Second Lien Secured Parties, promptly execute and deliver to the Applicable First Lien Representative and the relevant Loan Party such termination statements, releases and other documents as the Applicable First Lien Representative may reasonably request to effectively confirm such release; provided that (A) in the case of any disposition of Shared Collateral, notwithstanding the release of the Second Priority Liens thereon, the Second Priority Liens shall attach to the Proceeds thereof subject to the relative priorities set forth in Section 2.01 (and, for the avoidance of doubt, nothing in the foregoing shall be deemed to be a release of the Second Priority Liens on any such Proceeds, it being the express intent of the Second Lien Secured Parties that the Second Priority Liens attach to such Proceeds) and (B) in the case of a disposition of Shared Collateral or release of Guarantees of Second Lien Obligations (other than any such disposition or release in connection with any Collateral Enforcement Action (including any disposition of Collateral under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code)), the Second Priority Liens or Guarantees of Second Lien Obligations, as applicable, shall not be so released if such disposition or release is not permitted under the terms of the Second Lien Credit Documents other than solely as a result of the existence of a default or Event of Default under the Second Lien Credit Documents.

SECTION 6.05. Reinstatement. (a) If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations previously made shall be rescinded, invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a debtor-in-possession, trustee, receiver or similar Person or the estate of any Loan Party (a “Recovery”) for any reason whatsoever, then the First Lien Obligations shall be reinstated to the extent of the amount so subject to a Recovery as if such payment had not occurred and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien Priority and the relative rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties provided for herein. No Second Lien Secured Party may benefit from a Recovery, and any distribution made to a Second Lien Secured Party as a result of a Recovery will be paid over to the First Lien Collateral Agent for application to the First Lien Obligations in accordance with Section 4.02.

(b)Without limiting Section 6.05(a) above, if, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the Second Lien Obligations previously made shall be subject to a Recovery for any reason whatsoever, then, to the extent such Second Lien Obligations are reinstated, this Agreement, if theretofore terminated, shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien Priority and the relative rights and obligations of the First Lien Secured Parties with respect to the Second Lien Secured Parties provided for herein.

SECTION 6.06. Insurance. So long as the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agents (at the written direction of the Applicable First Lien Representative) and the other First Lien Secured Parties shall have the exclusive right, subject to the rights of the Grantors under the First Lien Credit Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. All Proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall be applied, subject to the rights of the Grantors under the applicable Credit Documents, as set forth in Section 4.01. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any other Second Lien Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such Proceeds to the First Lien Collateral Agent in accordance with Section 4.02.

SECTION 6.07. Refinancings. The Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Credit Document) of any Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that (a) the Representative of the holders of any such Refinancing Indebtedness shall have executed a Joinder on behalf of the holders of such Refinancing Indebtedness in their capacity as such, (b) the requirements set forth in Section 8.04 relating to, in the case of any Series of First

Lien Obligations being Refinanced, Additional First Lien Obligations and, in the case of any Series of Second Lien Obligations being Refinanced, Additional Second Lien Obligations are met and (c) Holdings has designated in writing to each Representative and Collateral Agent that the Additional First Lien Agreement or Additional Second Lien Agreement, as applicable, is the replacement for the Main Credit Document governing such Series of Obligations. Upon the execution of such Joinder and compliance with the requirements in the immediately preceding sentence, the Secured Parties agree to enter into any documents or take any other actions reasonably necessary to preserve the priorities provided for herein in light of, and after giving effect to, such Refinancing.

SECTION 6.08. Possessory Collateral Agent as Gratuitous Bailee for Perfection. (a) So long as the Discharge of First Lien Obligations has not occurred, each First Lien Collateral Agent shall be entitled to deal with the Possessory or Controlled Collateral in accordance with the terms of this Agreement and the other First Lien Credit Documents as if the Second Priority Liens did not exist. The obligations and responsibilities of the First Lien Collateral Agents to the Second Lien Collateral Agents and the other Second Lien Secured Parties under this Section 6.08 shall be limited solely to holding or controlling the Possessory or Controlled Collateral as gratuitous bailee or gratuitous agent for the Second Lien Collateral Agents and the other Second Lien Secured Parties for the purpose of perfecting the Lien held by the Second Lien Secured Parties, and transferring the Possessory or Controlled Collateral, in each case subject to the terms and conditions of this Section 6.08. Without limiting the foregoing, the First Lien Collateral Agents shall have no obligation or responsibility to ensure that any Possessory or Controlled Collateral is genuine or owned by any of the Grantors or, other than holding or controlling such Possessory or Controlled Collateral as gratuitous bailee or gratuitous agent for or on behalf of the Second Lien Collateral Agents and the other Second Lien Secured Parties, to preserve the rights or benefits of any Person. The First Lien Collateral Agents acting pursuant to this Section 6.08 shall not, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship in respect of any Second Lien Collateral Agent or any other Second Lien Secured Party. The parties recognize that the interest of the First Lien Collateral Agents, on the one hand, and the Second Lien Collateral Agents and the other Second Lien Secured Parties, on the other hand, may differ, and each First Lien Collateral Agent may act in its own interest without taking into account the interest of the Second Lien Collateral Agents or any other Second Lien Secured Party.

(b)Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall transfer the possession and control of the Possessory or Controlled Collateral, together with any necessary endorsements but without recourse, representation or warranty, (i) if the Second Lien Obligations are outstanding at such time, to the appropriate Second Lien Collateral Agent and (ii) if no Second Lien Obligations are outstanding at such time, to the applicable Grantor, in each case so as to allow such Person to obtain possession and control of such Possessory or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, each First Lien Collateral Agent agrees to take all commercially reasonable actions at the expense of Holdings and the Grantors as shall be reasonably requested by the appropriate Second Lien Collateral Agent to permit such Second Lien Collateral Agent to obtain, for the benefit of the Second Lien Secured Parties, a first priority security interest in the Possessory or Controlled Collateral.

(c)Each Second Lien Collateral Agent agrees that if it shall at any time prior to the Discharge of First Lien Obligations hold a Second Priority Lien on any Possessory or Controlled Collateral and if, notwithstanding the provisions of this Agreement (and disregarding any control the Second Lien Collateral Agent might have solely as a result of the foregoing provisions of this Section 6.08), such Possessory or Controlled Collateral is in fact in the possession or under the control of such Second Lien Collateral Agent, or of agents or bailees of such Second Lien Collateral Agent, such Second Lien Collateral Agent shall (i) solely for the purpose of perfecting the First Priority Liens granted under the First Lien Credit Documents, also hold or control such Possessory or Controlled Collateral as gratuitous bailee or gratuitous agent, as applicable, for the First Lien Collateral Agents and the other First Lien Secured Parties (and hereby acknowledges that it has control of any Possessory or Controlled Collateral in its control for the benefit of the First Lien Collateral Agents and the other First Lien Secured Parties), (ii) promptly inform each First Lien Collateral Agent and the Applicable First Lien Representative thereof and (iii) transfer the possession and control of such Possessory or Controlled Collateral, together with any necessary endorsements but without recourse, representation or warranty, to the appropriate First Lien Collateral Agent and, in connection therewith, take all commercially reasonable actions as shall be reasonably requested by such First Lien Collateral Agent or the Applicable First Lien Representative to permit such First Lien Collateral Agent to obtain, for the benefit of the First Lien Secured Parties, a first priority security interest in such Possessory or Controlled Collateral.

SECTION 6.09. Further Assurances. Each First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, and each Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which a First Lien Collateral Agent, the Applicable First Lien Representative, a Second Lien Collateral Agent or the Applicable Second Lien Representative may reasonably request, to effectuate the terms of this Agreement, including the Lien Priority provided for herein.

SECTION 6.10. Separate Liens and Classifications. Each Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and each First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, acknowledges and agrees that (i) the grants of Liens pursuant to the First Lien Security Documents and the Second Lien Security Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence and without limiting Section 5.03, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Shared Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to the provisions hereof, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties) to satisfy the First Lien Obligations, the First Lien Secured Parties shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest, fees and other claims constituting First Lien Obligations, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to each First Lien Credit Document, arising from or related to a default, which is included in the First Lien Obligations but which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Secured Parties with respect to, or on account of the value of, the Collateral, and each Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees to turn over to the appropriate First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, amounts otherwise received or receivable by the Second Lien Secured Parties to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

ARTICLE VII

Agents

SECTION 7.01. Certain Limitations and Authorizations. (a)None of the Applicable First Lien Representatives or any Collateral Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. None of the Applicable First Lien Representative or any Collateral Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or any Loan Party) any amounts in violation of the terms of this Agreement, so long as the Applicable First Lien Representative or any Collateral Agent, as the case may be, is acting in good faith. Each party hereto hereby acknowledges and agrees that each of the Applicable First Lien Representative and the Collateral Agents is entering into this Agreement solely in its capacity as such under (a) the First Lien Credit Documents, with respect to the Applicable First Lien Representative, and (b) the Security Documents to which it is a party, with respect to each Collateral Agent, respectively, and not in its individual capacity.

(b)The Applicable First Lien Representative and the First Lien Collateral Agents shall not be deemed to owe any fiduciary duty to any Second Lien Representative, Second Lien Collateral Agent or Second Lien Secured Party. The Applicable Second Lien Representative and the Second Lien Collateral Agents shall not be deemed to owe any fiduciary duty to any First Lien Representative, First Lien Collateral Agent or First Lien Secured Party.

(c)Each First Lien Representative and, by accepting the benefits of this Agreement, each other First Lien Secured Party (i) authorizes the Applicable First Lien Representative and each First Lien Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Applicable First Lien Representative and such First Lien Collateral Agent hereunder and under the First Lien Intercreditor Agreement and the other First Lien Credit Documents by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all First Priority Liens on Shared Collateral granted by any Grantor to secure any of the First Lien Obligations, together with such powers and discretion as are reasonably incidental thereto and (ii) acknowledges the provisions of Article IV of the First Lien Intercreditor Agreement and reaffirms the appointment of each First Lien Collateral Agent thereunder.

(d)Each Second Lien Representative and, by accepting benefits of this Agreement, each Second Lien Secured Party (i) authorizes the Applicable Second Lien Representative and each Second Lien Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Second Lien Representative and such Second Lien Collateral Agent hereunder and under the other Second Lien Credit Documents by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Second Priority Liens on Shared Collateral granted by any Grantor to secure any of the Second Lien Obligations, together with such powers and discretion as are reasonably incidental thereto and (ii) acknowledges the provisions regarding agency, indemnification, reimbursement and exculpation in the Second Lien Credit Documents and reaffirms the application of such provisions to each Second Lien Collateral Agent.

SECTION 7.02.Exculpatory Provisions. (a) Without limiting Section 7.01, each Collateral Agent:

(1)	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(2)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Security Documents that such Collateral Agent is required to exercise as directed in writing by the Applicable Representative; provided that such Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Collateral Agent to liability or that is contrary to any Security Document to which it is a party or applicable law;

(3)shall not, except as expressly set forth herein and in the other Security Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as a Collateral Agent or any of its Affiliates in any capacity;

(4)shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Representative or (B) in the absence of its own gross negligence, bad faith or willful misconduct or (C) in reliance on a certificate of an authorized officer of Holdings stating that such action is permitted by the terms of this Agreement. No First Lien Collateral Agent shall be deemed to have knowledge of any First Lien Event of Default under any First Lien Credit Documents unless and until written notice describing such First Lien Event of Default and referencing the applicable agreement is given to a Responsible Officer of such First Lien Collateral Agent by the Applicable First Lien Representative, the First Lien Representative related to the applicable First Lien Obligations or a Grantor. No Second Lien Collateral Agent shall be deemed to have knowledge of any Second Lien Event of Default under any Second Lien Credit Documents unless and until notice describing such Second Lien Event of Default and referencing the applicable agreement is given to such Second Lien Collateral Agent by the Applicable Second Lien Representative, the First Lien Representative related to the applicable Second Lien Obligations or a Grantor; and

(5)shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement (except for its representations and warranties set forth in Section 8.06(b)) or any Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance by any other Person of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default under the applicable Credit Documents relating to such Collateral Agent or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (E) the value or the sufficiency of any Collateral or (F) the satisfaction of any condition set forth in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Collateral Agent.

In addition:

(i)The duties and obligations of each Collateral Agent shall be determined solely by the express provisions of this Agreement and the other Security Documents to which is it a party and no Collateral Agent shall be liable except for the performance of such duties and obligations as are specifically set out in this Agreement and the other Security Documents to which it is a party. No Collateral Agent shall be under any liability to any party hereto by reason of any failure on the part of any other party hereto or any maker, guarantor, endorser or other signatory of any document or any other Person to perform such Person’s obligations under any such document.

(6)No Collateral Agent shall be responsible in any manner for the validity, enforceability or sufficiency of this Agreement, the Security Documents or any Collateral delivered under the Security Documents, or for the value or collectability of any Obligations or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than such Collateral Agent. No Collateral Agent shall be bound to examine or inquire into or be liable for any defect or failure in the right or title of the Grantors to all or any of the assets whether such defect or failure was known to such Collateral Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not.

(7)No Collateral Agent shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other Security Document pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other Security Document pertaining to this matter.

(8)No Collateral Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything that it may do or refrain from doing in connection herewith, in each case except for its own gross negligence, bad faith or willful misconduct.

(9)Each Collateral Agent may seek the advice, at the expense of Holdings, of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder or under any Security Document or applicable law, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or written opinion of such counsel.

(10)No Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, approval or other paper or document.

(11)In no event shall any Collateral Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action.

(12)In no event shall any Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, strikes, work stoppages, civil or military disturbances, nuclear or natural catastrophes, fire, riot, embargo, loss or malfunctions of utilities, communications or computer (software and hardware) services or government action, including any laws, ordinances, regulations, governmental action or the like that delay, restrict or prohibit the providing of the services contemplated by this Agreement.

(13)Each Collateral Agent agrees to accept and act upon facsimile transmission of written instructions pursuant to this Agreement; provided that (i) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to such Collateral Agent in a timely manner, and (ii) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions.

(14)Each Collateral Agent shall be entitled to seek written directions from the Applicable Representative prior to taking any action under this Agreement, any Credit Documents to which it is a party and any Collateral instrument applicable to such Collateral Agent.

(15)Except with respect to its own gross negligence, bad faith or willful misconduct, no Collateral Agent shall be responsible to any First Lien Secured Party or Second Lien Secured Party, to the extent represented by such Collateral Agent, for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Security Document to which such Collateral Agent is a party or any other instrument or document furnished pursuant thereto.

(16)No Collateral Agent shall have any responsibility for or liability with respect to monitoring compliance of any other party to the Security Documents to which it is a party, this Agreement or any other document related hereto or thereto. No

Collateral Agent has any duty to monitor the value or rating of any Collateral on an ongoing basis.

(17)No provision of this Agreement shall require any Collateral Agent to expend, advance or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in any of the Security Documents or in the exercise of any of its rights or powers hereunder or under any of the Security Documents unless it is indemnified to its satisfaction and no Collateral Agent shall have any liability to any Person for any loss occasioned by any delay in taking or failure to take any such action while it is awaiting an indemnity satisfactory to it.

(18)Whenever in the administration of this Agreement a Collateral Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Collateral Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon instructions from the Applicable Representative.

(19)Each Collateral Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of, or information obtained from, any counsel, accountant, investment banker, appraiser or other expert or adviser, whether retained or employed by the Applicable Representative or by such Collateral Agent.

(20)Each Collateral Agent may employ or retain such counsel, accountants, sub-agent, agent or attorney-in-fact, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for the actions of any parties it appoints with due care.

(21)Each Collateral Agent may request that the Applicable Representative or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement.

(22)Money held by a Collateral Agent in trust hereunder need not be segregated from other funds except to the extent required by law. No Collateral Agent shall be under any liability for interest on any money received by it hereunder except as otherwise agreed in writing.

(23)Beyond the exercise of reasonable care in the custody thereof, no Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and no Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

(24)No Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of such Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. No Collateral Agent shall have any duty to ascertain or inquire as to or monitor the performance or observance of any of the terms of this Agreement or the Credit Documents to which it is a party by any other Person.

(25)Holdings shall defend, indemnify, and hold harmless each Collateral Agent from and against any claims, demands, penalties, fines, liabilities, settlements, damages or reasonable costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of the following in respect of the Collateral: (w) the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, Persons or animals; (x) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (y) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials; and/or (z) any violation of laws, orders, regulations, requirements or demands of government authorities, which are based upon or in any way related to such Hazardous Materials, including reasonable attorney and consultant fees and expenses, reasonable investigation and laboratory fees, court costs, and reasonable litigation expenses, except, in each case, where such claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses arise from the gross negligence, bad faith or willful misconduct of such Collateral Agent as determined in a final, non-appealable order of a court of competent jurisdiction. For purposes of this paragraph, “Hazardous Materials” includes radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances defined in the US Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601, et seq.) (“CERCLA”), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§ 5108, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, state or local environmental law, ordinance, rule, or regulation. The provisions of this paragraph shall be in addition to any and all other obligations and liabilities Holdings may have to any Collateral Agent at common law, and shall survive the termination of this Agreement and the resignation and removal of the Collateral Agent.

(26)Each Collateral Agent reserves the right to conduct an environmental audit prior to foreclosing on any real estate Collateral or mortgage Collateral. Each Collateral Agent reserves the right to forebear from foreclosing in its own name if to do so may expose it to undue risk.

(27)Upon any payment or distribution of assets hereunder, each Collateral Agent and the Secured Parties shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which an Insolvency or Liquidation Proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other Person making such payment or distribution in the Insolvency or Liquidation Proceeding, delivered to such Collateral Agent, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

(28)In the event that, following a foreclosure in respect of any Mortgaged Property, a Collateral Agent acquires title to any portion of such Mortgaged Property or takes any managerial action of any kind in regard thereto in order to carry out any fiduciary or trust obligation for the benefit of another, which in such Collateral Agent’s sole discretion may cause such Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA or otherwise cause such Collateral Agent to incur liability under CERCLA or any other Federal, state or local law, such Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver.

(29)The rights and protections of each Collateral Agent set forth herein shall also be applicable to such Collateral Agent in its roles as mortgagee, beneficiary, pledgee or any of its other roles (including as Collateral Agent) under the Security Documents to which it is a party.

SECTION 7.03. Reliance by Collateral Agents. Each Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Collateral Agent may consult with legal counsel (who may be counsel for Holdings, a Representative or counsel of their choice), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.04. Delegation of Duties. (a) Each Collateral Agent (each, a “Delegating Collateral Agent”) may perform any and all of its duties and exercise its rights and powers hereunder or under any other Security Document by or through any one or more sub-agents, delegates or attorneys-in-fact appointed by such Delegating Collateral Agent and shall not be responsible for acts or omissions of any such sub-agents, delegates or attorneys-in-fact appointed by it with due care. Each Delegating Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of each Delegating Collateral Agent and any such sub-agent.

(b)Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Collateral subject to or purporting to be subject to the Liens of the Delegating Collateral Agent may at the time be located, the Delegating Collateral Agent shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a separate collateral agent or agent for all or any part of such Collateral, and to vest in such Person or Persons, in such capacity and for the benefit of the Secured Parties, such title to such Collateral, or any part thereof, and subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Delegating

Collateral Agent may consider necessary or desirable; provided that any such separate collateral agent or agent executes a joinder as described in the definition of First Lien Collateral Agent or Second Lien Collateral Agent, as appropriate.

(c)	Every such Person shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(1)all rights, powers, duties and obligations conferred or imposed upon the Delegating Collateral Agent shall be conferred or imposed upon and exercised or performed by the Delegating Collateral Agent and such separate collateral agent or agent jointly (it being understood that they are not authorized to act separately without the Delegating Collateral Agent consenting to such act); and

(2)	the Delegating Collateral Agent may at any time accept the resignation of or remove any such separate collateral agent or agents.

(d)Any notice, request or other writing given to a Delegating Collateral Agent shall be deemed to have been given to each of the then collateral agent or agents hereunder, as effectively as if given to each of them. Every instrument appointing any separate collateral agent or agent shall refer to this Agreement and the conditions of this Article VII. Each collateral agent or agent, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Delegating Collateral Agent or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Delegating Collateral Agent. Every such instrument shall be filed with the Delegating Collateral Agent.

(e)Any Collateral Agent [or agent] may at any time constitute the Delegating Collateral Agent, its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any Collateral Agent [or agent] shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Delegating Collateral Agent to the extent permitted by law, without the appointment of a new or successor collateral agent.

(f)Nothing in this Agreement or in any Security Document shall be deemed to require any Collateral Agent to submit to the jurisdiction of any non-US or non-United Kingdom court.

It is the purpose of this Article VII that there shall be no violation of any law of any jurisdiction (including particularly the law of any sovereign state) denying or restricting the right of any Collateral Agent to transact business or bring legal proceedings in such jurisdiction. It is recognized that in case of litigation under this Agreement, and, in particular, in case of the enforcement thereof on default, or in the case any Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to it or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that a Collateral Agent appoint an individual or institution as a collateral agent or agent. The following provisions of this Section are adopted to these ends.

In the event that any Collateral Agent appoints an additional individual or institution as a collateral agent or agent, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Agreement to be exercised by or vested in or conveyed to such Collateral Agent with respect thereto shall be exercisable by and vest in such separate collateral agent or agent but only to the extent necessary to enable such collateral agent or agent to exercise such powers, rights and remedies.

Each Delegating Collateral Agent that is a First Lien Collateral Agent shall furthermore have the rights set forth in the First Lien Intercreditor Agreement.

SECTION 7.05. Resignation of Collateral Agents. (a) Subject to the First Lien Intercreditor Agreement and the other Security Documents to which it is a party, any Collateral Agent may resign as a Collateral Agent hereunder; provided that such Collateral Agent provides written notice of its resignation as a Collateral Agent hereunder and under the applicable Security Documents to the Applicable Representatives, Holdings and any other Person required to be notified pursuant to the Second Lien Credit Documents and any successor Collateral Agent becomes a party hereto by executing a joinder in form and substance satisfactory to the Applicable First Lien Representative, Holdings, and in the case of the resignation of a Second Lien Collateral Agent, the Applicable Second Lien Representative. Upon the acceptance of a successor’s appointment as a Collateral Agent hereunder and under the applicable Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring (or retired) Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Security Documents (if not already discharged therefrom as provided above in this Section 7.05).

(b)In the event any Collateral Agent retires hereunder and under the other applicable Security Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any notice of resignation of any Collateral Agent hereunder and under the other Security Documents, Holdings agrees to use commercially reasonable efforts to transfer (and maintain the validity and priority of) the Liens in favor of the retiring Collateral Agent under the relevant Security Documents to the successor Collateral Agent. In addition, the retiring (or retired) Collateral Agent agrees to execute any documents required by applicable law to give effect to the transfer of its duties and obligations.

SECTION 7.06. Non-Reliance on Information. The consent by the First Lien Secured Parties to the execution and delivery of the Initial Second Lien Agreement and each other Second Lien Credit Document to which the First Lien Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Secured Parties to Holdings or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Lien Collateral Agent and Second Lien Representative, on behalf of itself and each other Second Lien Secured Party it represents, acknowledges that it and such other Second Lien Secured Parties have, independently and without reliance on the Applicable First Lien

Representative, any First Lien Collateral Agent, any First Lien Representative or any other First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Lien Credit Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Lien Credit Documents or this Agreement.

SECTION 7.07. Rights as a Secured Party. (a) Each Person serving as a Collateral Agent hereunder shall have the same rights and powers in its capacity as a Secured Party under any Series of Obligations that it holds as any other Secured Party of such Series and may exercise the same as though it were not a Collateral Agent and the Person serving as a Collateral Agent hereunder in its individual capacity may be a Secured Party of any Series in accordance with the applicable Credit Documents. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any subsidiary or other Affiliate thereof as if such Person were not a Collateral Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 7.08. Authorization to Release. Each of the First Lien Secured Parties reaffirms its authorization and instruction to the First Lien Collateral Agents under Section 4.08 of the First Lien Intercreditor Agreement with respect to release of First Lien Collateral. Each of the Second Lien Secured Parties irrevocably authorizes and instructs the Second Lien Collateral Agents:

(i)to release any Lien on any property granted to or held by the Second Lien Collateral Agent under any Second Lien Security Document in accordance with 5.01(d) and 6.04 or upon receipt of a written request from Holdings stating that the release of such Lien is permitted by the terms of each then extant Second Lien Credit Document; and

(ii)to release any Grantor from its obligations under the Second Lien Security Documents upon receipt of a written request from Holdings stating that such release is permitted by the terms of each then extant Second Lien Credit Document or in accordance with Sections 5.01(d) and 6.04.

SECTION 7.09. Indemnity. Holdings and the other Loan Parties shall reimburse and indemnify jointly and severally each Collateral Agent in accordance with the provisions of this Agreement and the applicable Credit Documents. The provisions of this Section 7.09 shall survive the termination of this Agreement, the First Lien Intercreditor Agreement, any other “Intercreditor Agreement” as defined in the First Lien Credit Agreement, any intercreditor agreement to which more than one Series of Second Lien Obligations is subject or the Security Documents or the resignation or removal of any Collateral Agent.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices and other communications provided for herein (including all the directions and instructions to be provided to a Collateral Agent herein by the Applicable Representative and the Secured Parties) shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)if to a Collateral Agent, to it as appropriate at (i) The Bank of New York Mellon, 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, Fax No. [_____], Attention: Corporate Trust, with a copy to The Bank of New York Mellon, 240 Greenwich Street, Floor 7-E, New York, NY 10286, Fax

No. [_____], Attention: Corporate Trust, (ii) Wilmington Trust (London) Limited, Third Floor, 9 King’s Arms Yard, London EC2R 7AF,

Attention: Paul Barton (Facsimile: +44 (0)20 7397 3601) or (iii) such address set forth in the applicable joinder for any additional Collateral Agent;

(ii)if to the June 2016 Trustee, to it at The Bank of New York Mellon, 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, Fax No. [_____],

Attention: Corporate Trust, with a copy to The Bank of New York Mellon, 240 Greenwich Street, Floor 7-E, New York, NY 10286, Fax No.

[_____], Attention: Corporate Trust;8

(iii)

if to the 2020 Trustee, to it at Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention of [●] (Telephone: [●], Fax No. (612) 217-5651);

(iv)if to the First Lien Administrative Agent, to it at Credit Suisse AG, Agency Manager, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com;

(v)if to the Initial Second Lien Representative, to it at [●];

(vi)if to any Additional Representative, to it at the address set forth in the applicable Joinder; and

(vii)if to Holdings or any of the Grantors, to Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, IL 60045, Attention of Steven Karl (Telephone: (847) 482-2113), Email: skarl@pactiv.com.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.01. As agreed to in writing among each Collateral Agent and each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.02. Waivers; Amendment. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or

[8] NTD: Fax details to be confirmed at time of signing.

remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative and each Collateral Agent. Notwithstanding the foregoing, except during the pendency of an Insolvency or Liquidation Proceeding, no provision of this Agreement may be terminated, waived, amended or modified without the prior written consent of Holdings if such termination, waiver, amendment or modification would adversely affect any Grantor.

(c)No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 8.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(d)Subject to Section 8.04, this Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the applicable Credit Documents); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires Holdings’ consent or which increases the obligations, reduces the rights of, or otherwise adversely affects, Holdings shall require the consent of Holdings; and provided further that the Applicable First Lien Representative shall promptly furnish a copy of such amendment, supplement or waiver to Holdings. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the First Lien Secured Parties and the Second Lien Secured Parties and their respective successors and assigns.

(e)Holdings, the Applicable First Lien Representative and the Applicable Second Lien Representative may amend or supplement this Agreement or the applicable Credit Documents without the consent of any other Representative or Secured Party (i) to make any change that would provide any additional rights or benefits to a Secured Party, (ii) to make, complete or confirm any grant permitted or required by this Agreement or any of the Credit Documents or any release of any Collateral that is otherwise permitted (if addressed therein, or if not addressed, not prohibited) under the terms of this Agreement and the other Credit Documents, (iii) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto and to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Secured Party and (iv) to incorporate any Additional First Lien Obligations, Additional Second Lien

Obligations or any Refinancing, in each case to the extent permitted (if addressed therein, or if not addressed, not prohibited) by the terms of the Credit Documents then in effect, including to reflect such obligations and Liens in the definitions, the relative priority of Liens and payments and the provisions herein regarding voting, consents, amendments and waivers.

SECTION 8.03. Additional Loan Party Acknowledgments. Holdings agrees that, if any Subsidiary shall become a Loan Party under any Credit Document after the date hereof, Holdings will, as promptly thereafter as reasonably practicable, cause such Subsidiary to execute a supplemental acknowledgment consistent with the acknowledgment of such Loan Party set forth herein (or in any other form reasonably acceptable to the Applicable First Lien Representative and Applicable Second Lien Representative) and deliver such acknowledgment to the Applicable First Lien Representative, the Applicable Second Lien Representative and each Collateral Agent.

SECTION 8.04. Additional Obligations. (a) So long as permitted by the applicable negative covenant restricting Liens contained in each Main Credit Document then in effect, Holdings may from time to time designate Indebtedness and other obligations at the time of incurrence to be Additional First Lien Obligations or Additional Second Lien Obligations by (i) delivering to each then existing Representative and Collateral Agent (A) a certificate signed by a Responsible Officer of Holdings (1) identifying the Indebtedness and other obligations so designated and the aggregate principal amount or face amount thereof, (2) stating that such Indebtedness and other obligations are designated as “Additional First Lien Obligations” or “Additional Second Lien Obligations”, as applicable, for purposes hereof, (3) representing that such Indebtedness complies with the applicable negative covenant restricting Liens contained in each Main Credit Document then outstanding and (4) specifying the name and address of the Representative for such Indebtedness and other obligations and (B) a fully executed Joinder and (ii) in the case of any Additional First Lien Obligations, complying with the requirements in the First Lien Intercreditor Agreement necessary to add such Indebtedness and other obligations as “Additional Obligations” as defined in and under the First Lien Intercreditor Agreement. Each First Lien Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the First Lien Collateral Agents shall act hereunder for the benefit of all First Lien Secured Parties, including any First Lien Secured Parties that hold any Additional First Lien Obligations, and each First Lien Representative agrees to the appointment, and acceptance of the appointment, of the First Lien Collateral Agent as agent for the holders of such Additional First Lien Obligations as set forth in each Joinder and agrees, on behalf of itself and each First Lien Secured Party it represents, to be bound by this Agreement. Each Second Lien Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Second Lien Collateral Agents shall act hereunder for the benefit of all Second Lien Secured Parties, including any Second Lien Secured Parties that hold any Additional Second Lien Obligations, and each Second Lien Representative agrees to the appointment, and acceptance of the appointment, of the Second Lien Collateral Agent as agent for the holders of such Additional Second Lien Obligations as set forth in each Joinder and agrees, on behalf of itself and each Second Lien Secured Party it represents, to be bound by this Agreement.

(b)In order to secure any Additional First Lien Obligations or Additional Second Lien Obligations, on the date on which such Additional First Lien Obligation or Additional Second Lien Obligation is incurred, subject to no Event of Default having occurred and being continuing under any Credit Document and without limiting the First Lien Intercreditor Agreement, (i) each First Lien Collateral Agent at the written direction of the Applicable First Lien Representative, and (ii) each Second Lien Collateral Agent, at the direction of the Applicable Second Lien Representative, is authorized to, and shall, at the request of Holdings, enter into such additional security documents and/or any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any First Lien Security Documents or Second Lien Security Documents, as applicable, and related instruments and any agreements relating to any security interest in Possessory or Controlled Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement) as shall be reasonably determined by Holdings to be necessary or reasonably desirable to create valid and perfected Liens securing such Additional First Lien Obligations (subject to the First Lien Intercreditor Agreement) or Additional Second Lien Obligations with the Lien Priority set forth herein; provided that no First Lien Collateral Agent shall be required to release or release and retake security interests in Collateral in order to effectuate any of the foregoing unless consented to in writing by the Applicable First Lien Representative, or in the case of Additional First Lien Obligations, to the extent the requirements in the First Lien Intercreditor Agreement, including in the provisos in Section 5.02(d) thereof, are met.

(c)In connection with any designation of an Additional First Lien Obligation or Additional Second Lien Obligation pursuant to this Section 8.04, each First Lien Collateral Agent, each Second Lien Collateral Agent, the Applicable First Lien Representative and the Applicable Second Lien Representative agree to reasonably cooperate to effectuate a designation of such Additional First Lien Obligation or Additional Second Lien Obligation, as applicable, pursuant to this Section 8.04 (including, without limitation, if requested, by executing an acknowledgment of any Joinder).

SECTION 8.05. Subrogation. Each Second Lien Representative, on behalf of itself and each other Second Lien Secured Party it represents, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred; provided that, as between Holdings and the other Grantors, on the one hand, and the Second Lien Secured Parties, on the other hand, any such payment that is paid over to the Applicable First Lien Representative pursuant to this Agreement shall be deemed not to reduce any of the Second Lien Obligations unless and until the Discharge of First Lien Obligations shall have occurred and the Applicable First Lien Representative delivers any such payment to the Applicable Second Lien Representative.

SECTION 8.06. Agency Capacities. (a) Except as expressly provided herein, (i) Credit Suisse AG is acting in the capacity of First Lien Administrative Agent solely for the Credit Agreement Secured Parties and (ii) each of [The Bank of New York Mellon] and [Wilmington Trust (London) Limited] is acting in the capacity of First Lien Collateral Agent for all of the First Lien Secured Parties. Except as expressly provided herein, [●] is acting in the capacity of Initial Second Lien Representative solely for the Initial Second Lien Secured Parties and each of [●] and [●] is acting in the capacity of

Second Lien Collateral Agent for all of the Second Lien Secured Parties. Except as expressly provided herein, each other Representative is acting in the capacity of Representative solely for the Secured Parties under the First Lien Credit Documents or Second Lien Credit Documents for which it is the named Representative, as the case may be, in the applicable Joinder Agreement.

(b)Each Representative represents and warrants to the other parties hereto that it has been authorized by the Secured Parties under the Credit Documents to which it is a party to enter into this Agreement.

SECTION 8.07. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third-party beneficiaries of, this Agreement. Each First Lien Trustee shall have such rights, privileges, immunities and indemnities as are set forth in the applicable First Lien Credit Documents under which it is acting as trustee.

SECTION 8.08. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 8.09. Binding on Successors and Assigns. This Agreement shall be binding upon each Representative, each Collateral Agent, the First Lien Secured Parties, the Second Lien Secured Parties, Holdings and their respective successors and permitted assigns.

SECTION 8.10. No Third Party Beneficiaries; Successors and Assigns. The Lien Priority set forth in this Agreement and the rights and benefits hereunder in respect of such Lien Priority shall inure solely to the benefit of the First Lien Representatives, the other First Lien Secured Parties, the Second Lien Representatives and the other Second Lien Secured Parties, and their respective permitted successors and assigns, and except as expressly set forth herein, no other Person (including the Loan Parties, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of Holdings or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.11. Nature of First Lien Secured Party Claims. Each Second Lien Collateral Agent and Second Lien Representative, on behalf of itself and the Second Lien Secured Parties it represents, and each Grantor acknowledges that the Lien Priority provided for herein and the respective rights, interests, agreements and obligations hereunder of the First Lien Collateral Agent and the other First Lien Secured Parties shall remain in full force and effect irrespective of:

(a)	any lack of validity or enforceability of any Credit Document;

(b)any change in the time, place or manner of payment of, or in any other term of (including the Refinancing of), all or any portion of the First Lien Obligations, it being specifically acknowledged that a portion of the First Lien Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c)	any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien

Obligations;

(d)	any amendment, waiver or other modification, whether by course of conduct or otherwise, of any First Lien Credit

Document;

(e)the securing of any First Lien Obligations with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Lien Obligations; or

(f)any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the First Lien Obligations or this Agreement.

SECTION 8.12. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or e-mail shall be as effective as delivery of a manually signed counterpart of this Agreement. Any electronic signature hereof shall be of the same legal effect, validity or enforceability as a manually executed signature, provided the electronic signature is a true representation of such signer’s actual signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.13. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.14. Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

SECTION 8.15.Submission to Jurisdiction Waivers. Each Collateral Agent and each Representative, on behalf of itself and the

Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(i)submits for itself in any legal action or proceeding relating to this Agreement and the Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.01;

(iv)agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(v)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.15 any special, exemplary, punitive or consequential damages.

SECTION 8.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

SECTION 8.17. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.18. Conflicts. In the event of a conflict between the terms of any Security Document or other Credit Document and this Agreement, the terms of this Agreement will prevail. As among First Lien Secured Parties, in the event of a conflict between the terms of this Agreement and the First Lien Intercreditor Agreement, the terms of the First Lien Intercreditor Agreement will prevail.

SECTION 8.19. Provisions Solely To Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties on the one hand and the Second Lien Secured Parties on the other hand. Holdings shall not have any rights or obligations hereunder, except as expressly provided in this Agreement; provided that nothing in this Agreement (other than Sections 2.03, 5.01, 6.02, 6.04, 6.07 and 6.08 or Article VIII) is intended to or will amend, waive or otherwise modify the provisions of the Credit Documents), and Holdings may not rely on the terms hereof (other than Sections 2.03, 5.01, 6.02, 6.04, 6.07 and 6.08 or Article VIII). No Loan Party (other than Holdings) or any other creditor thereof or of Holdings shall have any rights or obligations hereunder, and no Loan Party (other than Holdings) may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)the effects of any Bail-in Action on any such liability, including, if applicable:

a	reduction in full or in part or cancellation of any such liability;

a

conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

the

variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Affected Resolution Authority.

The following terms shall for purposes of this Section 8.20 have the meanings set forth below:

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009, as amended from time to time, and any other law, regulation or rule applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook, as amended from time to time, promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.7 of the FCA Handbook, as amended from time to time, promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-in Legislation Schedule to cancel, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which the liability arises, to convert all or part of that liability into shares securities or obligations, of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(iii)Holdings’ obligation to indemnify and reimburse each First Lien Trustee and the First Lien Collateral Agents under this Agreement and the other Credit Documents shall survive the exercise of any write-down and conversion powers by the relevant EEA Resolution Authority.

The parties hereto hereby agree that they will not amend, change or modify the agreed language relating to the exercise of any write-down and conversion powers by the relevant EEA Resolution Authority and the related rights, immunities, indemnities and protections of the First Lien Collateral Agents without their written consent and that any such amendment, change or modification will be made in an amendment to this Agreement.

Holdings hereby agrees that any and all amounts due and owing to the First Lien Collateral Agents pursuant to this Agreement shall be payable within six days of the date on which the First Lien Collateral Agents can demand payment.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[THE BANK OF NEW YORK MELLON],

as First Lien Collateral Agent

By

Name:

Title:

[WILMINGTON TRUST (LONDON) LIMITED],

as First Lien Collateral Agent

By

Name:

Title:

[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH],

as First Lien Administrative Agent [and Applicable First Lien

Representative as in effect on the date hereof]

By

Name:

Title:

By

Name:

Title:

[THE BANK OF NEW YORK MELLON],

as June 2016 Trustee with respect to the June 2016 Secured Notes Indenture

By

Name:

Title:

[WILMINGTON TRUST, NATIONAL ASSOCIATION.],

solely in its capacity as 2020 Trustee with respect to the 2020 Secured Notes Indenture

By

Name:

Title:

[●],

as Initial Second Lien Representative [and Applicable Second Lien

Representative as in effect on the date hereof]

by

Name:

Title:

[●],

as Second Lien Representative

by

Name:

Title:

[●],

as Second Lien Collateral Agent

by

Name:

Title:

[PACTIV EVERGREEN INC.],

By

Name:

Title:

ACKNOWLEDGMENT

Each Loan Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to each First Lien Agent, the First Lien Secured Parties, each Second Lien Collateral Agent, the Second Lien Secured Parties, any additional First Lien Collateral Agent and any Additional First Lien Secured Parties and any additional Second Lien Collateral Agent and any Additional Second Lien Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Loan Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement.

[ALL OTHER LOAN PARTIES]

By

Name:

Title:

Annex A

Each of the following terms has the meaning assigned to such term in the First Lien Credit Agreement:

“Affiliate”

“Business Day”

“Cash Management Obligations”

“Dollar Equivalent”

“Equity Interests”

“Hazardous Materials”

“Hedge Provider”

“Hedging Agreement”

“Indebtedness”

“Local Facility”

“Mortgaged Properties”

“Person”

“Responsible Officer”

“Subsidiary”

“U.S. Issuers”

Annex B

[Form of Joinder to be in form as shall be reasonably satisfactory to both Holdings and Applicable First Lien Representative]

Annex C

[Legends to be in form as shall be reasonably satisfactory to both Holdings and the Applicable First Lien Representative]

Exhibit 10.1

SPECIFIED REFINANCING AMENDMENT AND AMENDMENT NO. 13 dated as of October 1, 2020 (this “Agreement”), related to the Fourth Amended and Restated Credit Agreement dated as of August 5, 2016 (as amended by that certain Amendment No. 11 dated as of October 4, 2016, that certain Incremental Assumption Agreement dated as of October 7, 2016, that certain Incremental Assumption Agreement dated as of February 7, 2017, that certain Amendment No. 12 dated as of August 4, 2020 and as further amended, supplemented or modified prior to the date hereof, the “Existing Credit Agreement”; and as amended by this Agreement, the “Amended Credit Agreement”), by and among Reynolds Group Holdings Inc. (“RGHI”), Pactiv LLC, Evergreen Packaging LLC (formerly Evergreen Packaging Inc.), Pactiv Evergreen Inc. (formerly Reynolds Group Holdings Limited) (“Holdings”), the Guarantors party thereto from time to time, the Lenders from time to time party thereto and Credit Suisse AG, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

A.Pursuant to Section 2.25 of the Existing Credit Agreement, Holdings and the U.S. Borrowers have requested that the Persons set forth on Schedule I(a) hereto (the “Tranche B-2 U.S. Term Lenders”) commit to make Specified Refinancing Term Loans to the U.S. Borrowers in an aggregate principal amount not in excess of $1,250,000,000 (the “Tranche B-2 U.S. Term Loans”) in the form of a new tranche of Dollar-denominated term loans. The proceeds of the Tranche B-2 U.S. Term Loans will be used to prepay on the Amendment No. 13 Effective Date (as defined below) a portion of the U.S. Term Loans outstanding under the Existing Credit Agreement and, at the election of Holdings, to finance all or a portion of the fees, premiums, expenses and other transaction costs incurred in connection with the foregoing.

B.Pursuant to Section 2.25 of the Existing Credit Agreement, Holdings and the Revolving Borrowers have requested that the Persons set forth on Schedule I(b) hereto (the “New Revolving Credit Lenders”) commit to provide a Specified Refinancing Revolving Facility to the Revolving Borrowers in an aggregate amount of $250,000,000 (the commitments of the New Revolving Credit Lenders thereunder, “New Revolving Credit Commitments” and the loans made pursuant thereto, “New Revolving Loans”).

C.The Tranche B-2 U.S. Term Lenders are willing to make the Tranche B-2 U.S. Term Loans to the U.S. Borrowers, and the New Revolving Credit Lenders are willing to provide the New Revolving Credit Commitments to the Revolving Borrowers, in each case, on the terms set forth herein and in the Amended Credit Agreement and subject to the conditions set forth herein.

D.As described in the Registration Statement on Form S-1 (as amended on or prior to the date hereof, the “Form S-1”) filed by Holdings with the Securities and Exchange Commission, Holdings consummated an initial public offering of common stock of Holdings (the “IPO”) on September 21, 2020 and Holdings intends to issue and sell senior secured notes in an aggregate principal amount of $1,000,000,000 on the Amendment No. 13 Effective Date (the “Notes Offering”). The proceeds of any such Notes Offering shall be used, in part, to prepay U.S. Term Loans outstanding under the Existing Credit Agreement and to pay the fees, premiums and expenses incurred in connection with the 2020 Transactions (as defined below). Any such Notes Offering and the application of any proceeds thereof, the borrowing of the Tranche B-2 U.S. Term Loans and the application of the proceeds thereof, the establishment of the New Revolving Credit Commitments, the execution, delivery and performance by the Loan Parties of this Agreement and the payment of fees and expenses incurred in connection with the foregoing are collectively referred to herein as the “2020 Transactions”.

E.	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Amended Credit Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms; Interpretation; Etc. The rules of construction set forth in Section 1.02 of the Amended Credit Agreement shall apply to this Agreement as if the references in such Section to “this Agreement” or “herein” were to this Agreement. This Agreement shall be a “Loan Document” and a “Specified Refinancing Amendment” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 2. Tranche B-2 U.S. Term Loans. (a) Subject to the terms and conditions set forth herein and in the Amended Credit Agreement, each Tranche B-2 U.S. Term Lender agrees, severally and not jointly, to make, on the Amendment No. 13 Effective Date, a Tranche B-2 U.S. Term Loan to the U.S. Borrowers in Dollars and in an aggregate principal amount not to exceed the amount set forth next to such Tranche B-2 U.S. Term Lender’s name on Schedule I(a) (the “Tranche B-2 Term Loan Commitments”).

(b)Except as otherwise expressly set forth in this Agreement, from and after the making of the Tranche B-2 U.S. Term Loans on the Amendment No. 13 Effective Date, the provisions of the Amended Credit Agreement and the other Loan Documents applicable to U.S. Term Loans shall apply to the Tranche B-2 U.S. Term Loans. Effective as of the Amendment No. 13 Effective Date, all U.S. Term Loans outstanding under the Existing Credit Agreement that are not Tranche B-2 U.S. Term Loans shall be redesignated as “Tranche B-1 U.S. Term Loans” and each Lender holding Tranche B-1 U.S. Term Loans shall be redesignated as a “Tranche B-1 U.S. Term Lender” thereunder.

(c)The Tranche B-2 Term Loan Commitments of each Tranche B-2 U.S. Term Lender shall automatically terminate upon the making of the Tranche B-2 U.S. Term Loans by such Tranche B-2 U.S. Term Lender on the Amendment No. 13 Effective Date.

(d)Unless the context shall otherwise require, (i) the Tranche B-2 U.S. Term Loans shall constitute “Specified Refinancing Term Loans”, “Tranche B-2 U.S. Term Loans”, “Term Loans” and “Loans” and (ii) the Tranche B-2 U.S. Term Lenders shall constitute “U.S. Term Lenders” and “Lenders”, in each case, for all purposes of the Amended Credit Agreement and the other Loan Documents.

(e)	The proceeds of the Tranche B-2 U.S. Term Loans are to be used solely for the purposes set forth in Recital A of this Agreement.

SECTION 3. Revolving Credit Commitments. (a) Subject to the terms and conditions set forth herein and in the Amended Credit Agreement, effective as of the Amendment No. 13 Effective Date, (i) each New Revolving Credit Lender agrees, severally and not jointly, to provide a New Revolving Credit Commitment to the Revolving Borrowers in an amount equal to the amount set forth opposite its name on Schedule I(b) hereto and (ii) each New Revolving Credit Lender agrees, severally and not jointly, that it shall have an L/C Commitment (the “New L/C Commitments”) in an amount equal to the amount set forth opposite its name on Schedule I(b) hereto.

(b)The New Revolving Credit Commitments, the New Revolving Loans and the New L/C Commitments shall have the terms set forth in the Amended Credit Agreement for Revolving Credit Commitments, Revolving Loans and L/C Commitments, respectively. From and after the Amendment No. 13 Effective Date, references in the Amended Credit Agreement to the Revolving Credit Commitments, Revolving Loans, L/C Commitments and Revolving Credit Lenders shall mean the New Revolving Credit Commitments, the New Revolving Loans, the New L/C Commitments and the New Revolving Credit Lenders, respectively.

(c)On the Amendment No. 13 Effective Date, each existing Letter of Credit issued under the Existing Credit Agreement shall, without need for any further action by the Borrowers or any other person, be deemed to be a Letter of Credit issued pursuant to the New Revolving Credit Commitments under the Amended Credit Agreement for all purposes thereof.

SECTION 4. Amendments to Existing Credit Agreement. Effective as of the Amendment No. 13 Effective Date, the Existing Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following defined terms in appropriate alphabetical order:

“Amendment No. 13” shall mean Specified Refinancing Amendment and Amendment No. 13 dated as of October 1, 2020, to this Agreement.

“Amendment No. 13 Effective Date” shall have the meaning assigned to such term in Amendment No. 13.

“Benchmark Rate” shall mean the LIBO Rate or the EURIBO Rate, as applicable.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and Holdings giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Benchmark Rate for syndicated credit facilities denominated in the applicable currency and (b) the Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than 0.00% per annum, the Benchmark Replacement will be deemed to be 0.00% per annum for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any Benchmark Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Holdings giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Benchmark Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the applicable Benchmark Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, to the definition of “Interest Period”, to timing and frequency of determining rates and to making payments of interest and other administrative matters) as may be mutually agreed by the Administrative Agent and Holdings as are necessary to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with this Agreement with the prior written consent of Holdings, not to be unreasonably withheld, delayed or conditioned).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to any Benchmark Rate:

(a)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the applicable Benchmark Rate permanently or indefinitely ceases to provide such Benchmark Rate; or

(b)in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to any

Benchmark Rate:

(1)a public statement or publication of information by or on behalf of the administrator of the applicable Benchmark Rate announcing that such administrator has ceased or will cease to provide such Benchmark Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark Rate;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of any Benchmark Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for any Benchmark Rate, a resolution authority with jurisdiction over the administrator for any Benchmark Rate or a court or an entity with similar insolvency or resolution authority over the administrator for any Benchmark Rate, which states that the administrator of such Benchmark Rate has ceased or will cease to provide such Benchmark Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark Rate; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of any Benchmark Rate announcing that such Benchmark Rate is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to Holdings, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any Benchmark Rate and solely to the extent that such Benchmark Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the applicable Benchmark Rate for all purposes hereunder in accordance with Section 2.08 and (y) ending at the time that a Benchmark Replacement has replaced the applicable Benchmark Rate for all purposes hereunder pursuant to Section 2.08.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.27.

“Default Right” shall mean the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Early Opt-in Election” shall mean the occurrence of:

(1)(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to Holdings) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable currency being executed at such time, or that include language similar to that contained in Section 2.08 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace any applicable Benchmark Rate, and

(2)(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to Holdings and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“QFC” shall mean the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.27.

“Reference Debt” shall mean any Term Loans, Senior Secured Notes and/or Senior Unsecured Notes with a scheduled maturity date earlier than November 1, 2024.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Springing Maturity Date” shall mean the 91st day prior to the scheduled maturity date of any applicable Reference Debt.

“Supported QFC” shall have the meaning assigned to such term in Section 9.27.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Tranche B-1 U.S. Term Lender” shall mean a Lender with a Tranche B-1 U.S. Term Loan.

“Tranche B-1 U.S. Term Loan Maturity Date” shall mean February 5, 2023.

“Tranche B-1 U.S. Term Loans” shall mean the U.S. Term Loans made prior to the Amendment No. 13 Effective Date that were designated as “Tranche B-1 U.S. Term Loans” pursuant to Amendment No. 13. As of the Amendment No. 13 Effective Date and after giving effect to any prepayment thereof with the proceeds of the Tranche B-2 U.S. Term Loans and the proceeds of the Notes Offering (as defined in Amendment No. 13), the aggregate outstanding principal amount of Tranche B-1 U.S. Term Loans is $1,206,535,777.48.

“Tranche B-2 U.S. Term Lender” shall mean a Lender with a Tranche B-2 U.S. Term Loan.

“Tranche B-2 U.S. Term Loan Maturity Date” shall mean February 5, 2026.

“Tranche B-2 U.S. Term Loans” shall mean the term loans made pursuant to Amendment No. 13 on the Amendment No. 13 Effective Date. As of the Amendment No. 13 Effective Date, the aggregate outstanding principal amount of Tranche B-2 U.S. Term Loans is $1,250,000,000.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.27.

(b)The definition of the term “Applicable Margin” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” shall mean, for any day, (a) with respect to any Eurocurrency Tranche B-1 U.S. Term Loan, 3.00% per annum (or, if the public corporate rating of Holdings then in effect from S&P is B or higher and the public corporate family rating of Holdings then in effect from Moody’s is B2 or higher, in each case with a stable outlook or better, 2.75% per annum), (b) with respect to any Eurocurrency Tranche B-2 U.S. Term Loan, 3.25% per annum, (c) [reserved], (d) with respect to any Daily Rate Tranche B-1 U.S. Term Loan, 2.00% per annum (or, if the public corporate rating of Holdings then in effect from S&P is B or higher and the public corporate family rating of Holdings then in effect from Moody’s is B2 or higher, in each case with a stable outlook or better, 1.75% per annum), (e) with respect to any Daily Rate Tranche B-2 U.S. Term Loan, 2.25% per annum, (f) [reserved], (g) with respect to any Eurocurrency Revolving Loan, 2.75% per annum and (h) with respect to any Daily Rate Revolving Loan, 1.75% per annum.

(c)The definition of the term “Class” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended by replacing the words “U.S. Term Loans” therein with the words “Tranche B-1 U.S. Term Loans, Tranche B-2 U.S. Term Loans”.

(d)The last sentence of the definition of “Interest Period” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, the Interest Period with respect to the initial borrowing of the Tranche B-2 U.S. Term Loans shall be a period commencing on the Amendment No. 13 Effective Date and ending on October 30, 2020.”

(e)The definition of the term “Revolving Credit Maturity Date” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Credit Maturity Date” shall mean August 5, 2024; provided that if on any Springing Maturity Date with respect to any Reference Debt that occurs prior to the then-scheduled Revolving Credit Maturity Date, the outstanding principal amount of such applicable Reference Debt exceeds $500,000,000, the Revolving Credit Maturity Date shall instead be such Springing Maturity Date.

(f)The definition of the term “U.S. Term Lender” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“U.S. Term Lender” shall mean a Tranche B-1 U.S. Term Lender or a Tranche B-2 U.S. Term Lender, or both, as the context may require.

(g)The definition of the term “U.S. Term Loan Commitment” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“U.S. Term Loan Commitment” shall mean, collectively, the “Incremental Term Loan Commitments” (as defined in Amendment No. 10) and the “Tranche B-2 Term Loan Commitments” (as defined in Amendment No. 13).

(h)The definition of the term “U.S. Term Loan Maturity Date” set forth in Section 1.01 of the Existing Credit Agreement is hereby deleted in its entirety.

(i)The definition of the term “U.S. Term Loans” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“U.S. Term Loans” shall mean the Tranche B-1 U.S. Term Loans and the Tranche B-2 U.S. Term Loans.

(j)Section 2.03 of the Existing Credit Agreement is hereby amended by replacing the words “U.S. Term Loans” in clause (i) of the second sentence thereof with the words “Tranche B-1 U.S. Term Loans, Tranche B-2 U.S. Term Loans”.

(k)	Clause (b) of Section 2.07 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) with respect to all other overdue amounts, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to (i) if such overdue amount relates to Revolving Loans, the rate that would be applicable to a Daily Rate Revolving Loan,

(ii)if such overdue amount relates to Tranche B-1 U.S. Term Loans, the rate that would be applicable to a Daily Rate Tranche B-1 U.S. Term Loan and (iii) otherwise, the rate that would be applicable to a Daily Rate Tranche B-2 U.S. Term Loan, in each case, plus 2.00% per annum.”

(l)Solely with respect to the Tranche B-2 U.S. Term Loans, the New Revolving Loans and any other Loans incurred under the Amended Credit Agreement after the Amendment No. 13 Effective Date (and not, for the avoidance of doubt, with respect to the Tranche B-1 U.S. Term Loans, unless and until this Agreement (or the substance of this Section 4(l)) shall have become effective in accordance with Section 7 or otherwise shall have been approved on or after the Amendment No. 13 Effective Date by Lenders constituting the Required Lenders), Section 2.08 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Alternate Rate of Interest. (a) If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the EURIBO Rate for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the EURIBO Rate for the applicable currency and/or such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Holdings and the Lenders by hand delivery, facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies Holdings and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any request by a Borrower for the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to a Daily Rate Borrowing on the last day of the Interest Period applicable thereto and the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, then such Borrowing shall be made as a Daily Rate Borrowing and the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that (x) in each case, Holdings may revoke any Borrowing Request that is pending when such notice is received and (y) if the circumstances giving rise to such notice affect only Borrowings in certain currencies, then Eurocurrency Borrowings in unaffected currencies shall be permitted to the extent otherwise permitted by this Agreement.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and Holdings may amend this Agreement to replace any Benchmark Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and Holdings so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of any Benchmark Rate with a Benchmark Replacement pursuant to this Section 2.08 will occur prior to the applicable Benchmark Transition Start Date.

(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming

Changes from time to time with the prior written consent of Holdings, not to be unreasonably withheld, delayed or conditioned.

(d)The Administrative Agent will promptly notify Holdings and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08.

(e)Upon Holdings’ receipt of notice of the commencement of a Benchmark Unavailability Period, Holdings may revoke any request for a Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Holdings will be deemed to have converted any such request into a request for a Borrowing of or conversion to Daily Rate Loans. During any Benchmark Unavailability Period, (x) the component of the Alternate Base Rate based upon the LIBO Rate will not be used in any determination of the Alternate Base Rate, (y) any request by a Borrower for the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (z) any affected Borrowing shall be converted to a Daily Rate Borrowing on the last day of the Interest Period applicable thereto.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, to the extent any Tranche B-1 U.S. Term Loans are outstanding under this Agreement with respect to which the terms of this Section 2.08 do not apply, solely for purposes of determining whether the Required Lenders have taken any action contemplated by this Section 2.08 or the definition of the term “Benchmark Transition Start Date” or “Early Opt-in Election”, such Tranche B-1 U.S. Term Loans shall be disregarded in making such determination.”

(m) Section 2.11(a)(i) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i) The U.S. Borrowers shall pay to the Administrative Agent, on the last Business Day of each calendar quarter commencing with the first full calendar quarter ending after the Amendment No. 13 Effective Date, for the account of the Tranche B-2 U.S. Term Lenders, a principal amount of the Tranche B-2 U.S. Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(f) and 2.23(d)) equal to 0.25% of the aggregate principal amount of the Tranche B-2 U.S. Term Loans made on the Amendment No. 13 Effective Date.”

(n)Section 2.11(b) of the Existing Credit Agreement is hereby amended by replacing the words “the U.S. Term Loan Maturity Date” therein with the words “the Tranche B-1 U.S. Term Loan Maturity Date, the Tranche B-2 U.S. Term Loan Maturity Date”.

(o)	Section 2.12(e) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e) If, prior to the date that is six months after the Amendment No. 13 Effective Date, (i) all or any portion of the Tranche B-2 U.S. Term Loans are prepaid out of the proceeds of a substantially concurrent issuance or incurrence of secured term loans that are marketed or syndicated to banks and other institutional investors and the all-in-yield (as determined by the Administrative Agent in consultation with Holdings and in a manner consistent with generally accepted financial practice and, in any event, excluding the effect of any arrangement, structuring, syndication, commitment or other fees in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBO Rate) of such secured term loan financing is less than the yield (as determined by the Administrative Agent on the same basis) of the Tranche B-2 U.S. Term Loans or (ii) a Tranche B-2 U.S. Term Lender must assign its Tranche B-2 U.S. Term Loans pursuant to Section 2.21 as a result of its failure to consent to an amendment that would reduce (as determined by the Administrative Agent in consultation with Holdings) any of the interest rate margins (or other pricing-related terms) then in effect with respect to such Tranche B-2 U.S. Term Loans then in each case the aggregate principal amount so prepaid or assigned will be subject to a fee payable by the U.S. Borrowers equal to 1.0% of the principal amount thereof; provided that, in each case, such fee shall only be payable if the primary purpose (as determined by Holdings in good faith) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the all-in-yield of the Tranche B-2 U.S. Term Loans; provided further that this Section 2.12(e) shall not apply to any prepayment of the Tranche B-2 U.S. Term Loans upon the occurrence of a Change in Control.”

(p)Solely with respect to the Tranche B-2 U.S. Term Loans, the New Revolving Loans and any other Loans incurred under the Amended Credit Agreement after the Amendment No. 13 Effective Date (and not, for the avoidance of doubt, with respect to the Tranche B-1 U.S. Term Loans, unless and until this Agreement (or the substance of this Section 4(p)) shall have become effective in accordance with Section 7 or otherwise shall have been approved on or after the Amendment No. 13 Effective Date by Lenders constituting the Required Lenders), Section 9.20 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-

down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

The following terms shall for purposes of this Section 9.20 have the meanings set forth below:

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.”

(q)Solely with respect to the Tranche B-2 U.S. Term Loans, the New Revolving Loans and any other Loans incurred under the Amended Credit Agreement after the Amendment No. 13 Effective Date (and not, for the avoidance of doubt, with respect to the Tranche B-1 U.S. Term Loans, unless and until this Agreement (or the substance of this Section 4(q)) shall have become effective in accordance with Section 7 or otherwise shall have been approved on or after the Amendment No. 13 Effective Date by Lenders constituting the Required Lenders), Article IX of the Existing Credit Agreement is hereby amended by inserting the following new Section 9.27 immediately after Section 9.26 thereof:

“SECTION 9.27. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for secured Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”

(r)The table of Revolving Credit Commitments and L/C Commitments set forth on Schedule 2.01 to the Existing Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule I(b) hereto.

SECTION 5. Additional Amendments to Credit Agreement. Subject to the satisfaction of the condition set forth in Section 7, the Existing Credit Agreement is hereby further amended as follows:

(a)	Section 2.08 of the Existing Credit Agreement is hereby replaced by the new section set forth in Section 4(l) hereof.

(b)	Section 9.20 of the Existing Credit Agreement is hereby replaced by the new section set forth in Section 4(p) hereof.

(c)Article IX of the Existing Credit Agreement is hereby amended by inserting the new section set forth in Section 4(q) hereof immediately after Section 9.26 thereof.

SECTION 6. Conditions Precedent to Borrowing of Tranche B-2 U.S. Term Loans; Effectiveness of New Revolving Credit Commitments; and Effectiveness of Agreement. The effectiveness of this Agreement, the obligations of the Tranche B-2 U.S. Term Lenders to make the Tranche B-2 U.S. Term Loans hereunder and the agreements of the New Revolving Credit Lenders to provide New Revolving Credit Commitments hereunder shall be subject to the satisfaction of the following conditions precedent (the date (which must be a Business Day) on which such conditions precedent are satisfied or waived and the Tranche B-2 U.S. Term Loans are funded being referred to herein as the “Amendment No. 13 Effective Date”):

(a)The Administrative Agent shall have received a Borrowing Request with respect to the Tranche B-2 U.S. Term Loans (which Borrowing Request may be given at any time prior to 12:00 (noon), New York City time, on the Business Day immediately prior to the Amendment No. 13 Effective Date).

(b)The Administrative Agent shall have received counterparts of this Agreement that, when taken together, bear the signatures of (i) each Loan Party, (ii) the Administrative Agent, (iii) each Tranche B-2 U.S. Term Lender and (iv) each New Revolving Credit Lender.

(c)Subject to the Agreed Security Principles, on the Amendment No. 13 Effective Date, each of the conditions set forth in paragraphs (b) and (c) of Section 4.01 of the Amended Credit Agreement shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Holdings; provided that, for purposes of determining the satisfaction of the condition set forth in paragraph (b) of Section 4.01 of the Amended Credit Agreement, each reference in the representation set forth in Section 3.22 of the Amended Credit Agreement to the 2016 Restatement Transactions and the 2016 Restatement Date shall be deemed to be a reference to the 2020 Transactions and the Amendment No. 13 Effective Date, respectively.

(d)Subject to the Agreed Security Principles, the Administrative Agent shall have received legal opinions, corporate authorizations and closing certificates (similar in type to those described in clauses (i), (ii), (iii) and (iv) of Section 4.02(c) of the Original Credit Agreement) reasonably requested by the Administrative Agent for each Loan Party.

(e)The Administrative Agent shall have received (i) pursuant to Section 2.12 of the Existing Credit Agreement, a notice of prepayment with respect to the U.S. Term Loans to be prepaid on the Amendment No. 13 Effective Date and (ii) pursuant to Section 2.09(b)

of the Existing Credit Agreement, a notice of termination of all Revolving Credit Commitments outstanding thereunder.

(f)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment No. 13 Effective Date and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(g)The Bank of New York Mellon, in its capacity as Collateral Agent, and each Loan Party shall have executed and delivered to the Administrative Agent a reaffirmation agreement (the “Reaffirmation Agreement”), substantially in the form attached hereto as Exhibit A, and other amendments, supplements and confirmations of existing Loan Documents reasonably requested by the Administrative Agent (it being understood that the documentation required to be delivered shall, in any event, be no more onerous to Holdings and the Subsidiaries than the documentation required to be delivered in connection with the 2017 Incremental Term Loan Transactions), in each case subject to the Agreed Security Principles and with any modifications necessary to reflect the 2020 Transactions and such other modifications that are reasonably satisfactory to Holdings and the Administrative Agent.

SECTION 7. Conditions Precedent to Additional Amendments to Credit Agreement. The amendments to the Existing Credit Agreement set forth in Section 5 hereof shall become effective on the date (the “Additional Amendments Effective Date”) on which the Administrative Agent shall have received counterparts of this Agreement that, when taken together with the Tranche B-2 U.S. Term Lenders and the New Revolving Credit Lenders, bear the signatures of Lenders constituting the Required Lenders as of such date (determined after giving effect to the 2020 Transactions, including the termination of the Revolving Credit Commitments and the prepayment of U.S. Term Loans under the Existing Credit Agreement on the Amendment No. 13 Effective Date), provided that the occurrence of the Amendment No. 13 Effective Date shall be a condition precedent to the effectiveness of the amendments to the Amended Credit Agreement set forth in Section 5.

SECTION 8. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, each Loan Party party hereto represents and warrants to the Administrative Agent and each of the Lenders (including the Tranche B-2 U.S. Term Lenders and the New Revolving Credit Lenders), with respect to itself, that, as of the Amendment No. 13 Effective Date, this Agreement has been duly authorized, executed and delivered by such Loan Party and, subject to the Legal Reservations, constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 9. Effect of Agreement. Except as expressly set forth herein, this Agreement shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agents under the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document, all of which shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances. After the date hereof, any reference in any Loan Document to the Amended Credit Agreement shall be deemed to refer without further amendment to the Amended Credit Agreement as modified hereby.

SECTION 10. Consent. Each Loan Party hereby consents to this Agreement and the transactions contemplated hereby.

SECTION 11. Post-Effective Matters. Within the time periods set forth in Schedule II or such later date as may be agreed by the Administrative Agent in its sole discretion, the Loan Parties identified on Schedule II shall enter into, subject to the Agreed Security Principles, all agreements and do all things required to be entered into and done by them as set forth in Schedule II, with each such required agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 12. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Amended Credit

Agreement.

SECTION 13. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties to this Agreement represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

SECTION 14. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

SECTION 16. INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

SECTION 17. Jurisdiction; Consent to Service of Process. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agents or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each party to this Agreement irrevocably, to the extent permitted under applicable law, consents to service of process in the manner provided for notices in Section 9.01 of the Amended Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 18. Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REYNOLDS GROUP HOLDINGS INC.

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

BLUE RIDGE HOLDING LLC

by

/s/ Mark Lightfoot

Name: Mark Lightfoot

Title: Vice President, Secretary and General Counsel

BLUE RIDGE PAPER PRODUCTS LLC

by

/s/ Mark Lightfoot

Name: Mark Lightfoot

Title: Vice President, Secretary and General Counsel

EVERGREEN PACKAGING LLC

by

/s/ Mark Lightfoot

Name: Mark Lightfoot

Title: Vice President, Secretary and General Counsel

BRPP, LLC

by

/s/ Mark Lightfoot

Name: Mark Lightfoot

Title: Vice President, Secretary and General Counsel

[Signature Page to Amendment No. 13]

CLOSURE SOLUTIONS HOLDINGS LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

EVERGREEN PACKAGING INTERNATIONAL LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

GEC PACKAGING TECHNOLOGIES LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

PACTIV EUROPE SERVICES LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

PACTIV LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

[Signature Page to Amendment No. 13]

PACTIV MANAGEMENT COMPANY LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

PACTIV PACKAGING INC.

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

PCA WEST INC.

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

PEI HOLDINGS COMPANY LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

REYNOLDS GROUP CO-ISSUER LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

[Signature Page to Amendment No. 13]

PACTIV EVERGREEN INC.

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

REYNOLDS GROUP ISSUER INC.

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

REYNOLDS GROUP ISSUER LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

REYNOLDS PACKAGING INTERNATIONAL LLC

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

REYNOLDS SERVICES INC.

by

/s/ Steve R. Karl

Name: Steve Karl

Title: Vice President, Secretary and General Counsel

[Signature Page to Amendment No. 13]

CREDIT SUISSE AG, CAYMAN ISLANDS

BRANCH, individually and as Administrative

Agent

by

/s/ Vipul Dhadda

Name: Vipul Dhadda

Title: Authorized Signatory

by

/s/ Vito Cotoia

Name: Vito Cotoia

Title: Authorized Signatory

[Signature Page to Amendment No. 13]

SIGNATURE PAGE TO SPECIFIED REFINANCING AMENDMENT

AND AMENDMENT NO. 13 DATED AS OF THE DATE FIRST

WRITTEN ABOVE RELATED TO THE REYNOLDS GROUP

HOLDINGS INC. FOURTH AMENDED AND RESTATED CREDIT

AGREEMENT

Name of

Lender:

HSBC Bank USA, N.A.

by:/s/ Adam Headley

Name:	Adam Headley
Title:	Managing Director

For any Lender requiring a second signature line:

by:

Name:

Title:

SIGNATURE PAGE TO SPECIFIED REFINANCING AMENDMENT

AND AMENDMENT NO. 13 DATED AS OF THE DATE FIRST

WRITTEN ABOVE RELATED TO THE REYNOLDS GROUP

HOLDINGS INC. FOURTH AMENDED AND RESTATED CREDIT

AGREEMENT

Name of

Lender:

CITIBANK, N.A.

by:/s/ David Jaffe

Name:	David Jaffe
Title:	Vice President

Name of

Lender:

SIGNATURE PAGE TO SPECIFIED REFINANCING AMENDMENT AND AMENDMENT NO. 13 DATED AS OF THE DATE FIRST WRITTEN ABOVE RELATED TO THE REYNOLDS GROUP HOLDINGS INC. FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

COOPERATIEVE RABOBANK, U.A., NEW YORK BRANCH

by:/s/ Shane Koonce

Name:	Shane Koonce
Title:	Executive Director

For any Lender requiring a second signature line:

by:

/s/ Timothy J. Devan

Name:Timothy J. Devan

Title:Executive Director

SCHEDULE I(a)

Tranche B-2 U.S. Term Lenders

Tranche B-2 U.S. Term Lenders	Tranche B-2 Term Loan Commitments
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$1,250,000,000

TOTAL	$1,250,000,000

29

SCHEDULE I(b)

Revolving Credit Commitments and L/C Commitments

Lender	Revolving Credit Commitment	L/C Commitment

CREDIT SUISSE AG, CAYMAN	$100,000,000	$105,000,000
ISLANDS BRANCH

HSBC BANK USA, N.A.	$85,000,000	$45,000,000

CITIBANK, N.A.	$35,000,000	—

COÖPERATIEVE RABOBANK U.A.,	$30,000,000	—
NEW YORK BRANCH

TOTAL	$250,000,000	$150,000,000

	30

SCHEDULE II

Post-Effectiveness Matters

Holdings shall deliver, or cause to be delivered, within 180 days after the Amendment No. 13 Effective Date (or such later date as the Administrative Agent in its sole, but reasonable, discretion may permit), with respect to (i) each Mortgage encumbering a Mortgaged Property located in the United States of America, and to the extent reasonably requested by the Administrative Agent (x) an amendment, amendment and restatement, or supplement thereto (each, a “Mortgage Amendment”), setting forth such changes as are reasonably necessary to reflect the lien securing the Bank Obligations under the Amended Credit Agreement, including the Tranche B-2 U.S. Term Loans and the New Revolving Credit Commitments and the extensions of credit thereunder, and to further grant, preserve, protect, confirm and perfect the first-priority lien and security interest thereby created and perfected, (y) opinions by local counsel reasonably acceptable to the Administrative Agent regarding the enforceability of each such Mortgage Amendment and (z) a date-down and mortgage modification endorsement to each policy of title insurance insuring the interest of the mortgagee or beneficiary, as the case may be, with respect to such Mortgages, in each case in substantially the same form as those Mortgage Amendments and local counsel opinions delivered to the Administrative Agent in connection with that certain Incremental Assumption Agreement dated as of February 7, 2017, except for those changes necessary to reflect the 2020 Transactions, and each of the foregoing being in all respects reasonably acceptable to the Administrative Agent and (ii) with respect to each Mortgaged Property not currently subject to a Mortgage, such Mortgages, legal opinions regarding the enforceability of each such Mortgage, title insurance policies and other instruments, certificates, documents and agreements as may be reasonably requested by the Administrative Agent or any Collateral Agent, all subject to and in compliance with Section 5.12 of the Amended Credit Agreement.

Holdings shall deliver, or cause to be delivered, within 60 days after the Amendment No. 13 Effective Date (or such later date as the Administrative Agent in its sole, but reasonable, discretion may permit), stock certificates and instruments of transfer representing 65% of Evergreen Packaging Canada Limited.

EXHIBIT A

Form of Reaffirmation Agreement

[To be attached]

REAFFIRMATION AGREEMENT, dated as of October 1, 2020 (this “Agreement”), among (a) Pactiv Evergreen Inc. (formerly Reynolds Group Holdings Limited) (“Holdings”), (b) Reynolds Group Holdings Inc., Pactiv LLC and Evergreen Packaging LLC (formerly Evergreen Packaging Inc.) (collectively, the “Borrowers”), (c) Reynolds Group Issuer LLC and Reynolds Group Issuer Inc. (together, the “Issuers”), (d) the Grantors listed on Schedule A hereto (the “Reaffirming Parties”),

(e)

Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement (as defined below), (f) The Bank of New York Mellon, as trustee under the June 2016 Senior Secured Notes Indenture (as defined below) (in such capacity, the “June 2016 Trustee”), (g) The Bank of New York Mellon, as collateral agent (the “Collateral Agent”) under the First Lien Intercreditor Agreement (as defined below) and (h) Wilmington Trust, National Association., as trustee under the 2020 Senior Secured Notes Indenture (as defined below) (in such capacity, the “2020 Trustee”).

A.The Administrative Agent, The Bank of New York Mellon, as trustee under an indenture dated as of November 5, 2009, the Collateral Agent and the Reaffirming Parties, among others, entered into the First Lien Intercreditor Agreement dated as of November 5, 2009, as amended by Amendment No. 1 and that certain Joinder Agreement dated as of January 21, 2010 (the “First Lien Intercreditor Agreement”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the First Lien Intercreditor Agreement, the Credit Agreement, or the Amendment (as defined below), as applicable.

B.Pursuant to the Specified Refinancing Amendment and Amendment No. 13, dated as of the date hereof (the “Amendment”), related to the Fourth Amended and Restated Credit Agreement dated as of August 5, 2016, among Holdings, the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Borrowers have, on the date hereof, obtained New Revolving Credit Commitments and borrowed Tranche B-2 U.S. Term Loans (each as defined in the Amendment) pursuant to the Amendment (the “2020 Term Loan Transactions”).

C.The Issuers, Reynolds Group Co-Issuer LLC (formerly Reynolds Group Issuer (New Zealand) Limited and Reynolds Group Issuer (Luxembourg) S.A.), certain guarantors, the Collateral Agent, the June 2016 Trustee and The Bank of New York Mellon, London Branch, as paying agent, among others, entered into an indenture, dated as of June 27, 2016 (as amended or supplemented prior to the date hereof, the “June 2016 Senior Secured Notes Indenture”), pursuant to which the Issuers and Reynolds Group Co-Issuer LLC issued certain debt securities. On June 27, 2016, in connection with such issuance, the June 2016 Trustee became a party to the First Lien Intercreditor Agreement pursuant to Section 5.02(c) thereof.

D.The Issuers, certain guarantors, the Collateral Agent and Wilmington Trust, National Association, as trustee, among others, have entered into an Indenture dated as of the date hereof (the “2020 Senior Secured Notes Indenture”), pursuant to which the Issuers issued the 4.000% Senior Secured Notes due 2027 (the “2020 Senior Secured Notes”); and in connection with such issuance, the 2020 Trustee became a party to the First Lien Intercreditor Agreement pursuant to Section 5.02(c) thereof.

E.Pursuant to the Supplement No. 46, dated as of September 17, 2020, among Holdings, PEI Holdings Company LLC, Reynolds Group Co-Issuer LLC, Closure Solutions Holdings LLC, Evergreen Packaging International LLC, Reynolds Packaging International LLC (collectively, the “New Grantors”) and the Collateral Agent in relation to the Collateral Agreement, dated as of November 5, 2009, among the Borrowers, the Issuers, the other grantors party thereto and the Collateral Agent, the New Grantors became U.S. Grantors under the Collateral Agreement (the “Collateral Agreement Accession”).

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Reaffirmation

SECTION 1. Reaffirmation. (a) Each Reaffirming Party (i) agrees that, notwithstanding the issuance of the 2020 Senior Secured Notes and/or the effectiveness of the Amendment or consummation of the 2020 Term Loan Transactions, each of the Security Documents (as each may have been amended, restated, supplemented, modified and/or confirmed on or prior to the date hereof) set forth or otherwise referenced on Schedule B hereto to which it is a party (each, a “Reaffirmed Security Document”) continues to be in full force and effect, subject to the Legal Reservations, and is hereby ratified and reaffirmed, (ii) confirms its respective pledges and grants of security interests in the Collateral to the extent provided in the Reaffirmed Security Documents and (iii) acknowledges that each such Reaffirmed Security Document to which it is a party and the First Lien Intercreditor Agreement continue in full force and effect subject to the Legal Reservations and extend, subject to the limitations contained therein, to (x) the “Secured Obligations” as defined in the 2020 Senior Secured Notes Indenture, which have been designated as “Additional Obligations” under and pursuant to the First Lien Intercreditor Agreement (the “Secured Notes Designation”) and (y) any additional Bank Obligations arising as a result of the 2020 Term Loan Transactions, which shall, from and after the date hereof, be considered “Credit Agreement Obligations” under the First Lien Intercreditor Agreement.

(b)Each Reaffirming Party hereby (i) ratifies and affirms the Amendment and the 2020 Term Loan Transactions, (ii) agrees that, notwithstanding the effectiveness of the Amendment, its guarantee provided pursuant to Article X of the Credit Agreement continues to be in full force and effect, (iii) confirms its guarantee of the Bank Obligations (with respect to itself) as provided in the Loan Documents (including any limitations expressly set forth therein as may be amended and/or modified from time to time) and (iv) acknowledges that such guarantee (including any limitations thereto expressly set forth in the relevant Loan Document, including Schedule 10.03 of the Credit Agreement mutatis mutandis and in any Guarantor Joinder to the Credit Agreement) continues in full force and effect in respect of the Bank Obligations under the Credit Agreement and the other Loan Documents, including any additional Bank Obligations arising as a result of the 2020 Term Loan Transactions.

(c)Each of the Reaffirming Parties hereby confirms and agrees that, with respect to any Reaffirmed Security Document to which it is a party, (i) the “Secured Obligations” (as defined in the 2020 Senior Secured Notes Indenture) and all additional Bank Obligations arising as a result of the 2020 Term Loan Transactions (A) constitute “Obligations” and “Secured Liabilities” and (B) are secured by the “Collateral” described in each such Reaffirmed Security Document and (ii) no further filings or recording need to be made, or other action need to be taken, by such

Reaffirming Party in order to maintain the perfection of the security interest created by the Reaffirmed Security Documents.

(d)Each of the Reaffirming Parties hereby acknowledges and agrees that, pursuant to the Collateral Agreement Accession, each New Grantor is a U.S. Grantor (as defined in the Collateral Agreement) under the Collateral Agreement with the same force and effect as if originally named therein as a U.S. Grantor (as defined in the Collateral Agreement).

ARTICLE II

Representations and Warranties

SECTION 1. Organization; Powers. Each Reaffirming Party hereby represents and warrants as of the date hereof that such Reaffirming Party (a) is duly organized, validly existing and in good standing (or where applicable the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization, except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect and (b) has the power and authority to execute, deliver and perform its obligations under this Agreement.

SECTION 2. Authorization. Each Reaffirming Party hereby represents and warrants as of the date hereof that the entry by such Reaffirming Party into this Agreement has been duly authorized by all requisite corporate and/or partnership and, if required, stockholder, works council and partner action.

SECTION 3. Enforceability. Each Reaffirming Party hereby represents and warrants as of the date hereof that this Agreement has been duly executed and delivered by such Reaffirming Party and, subject to the Legal Reservations, constitutes a legal, valid and binding obligation of such Reaffirming Party enforceable against such Reaffirming Party in accordance with its terms.

SECTION 4. Grantors. Holdings hereby represents and warrants as of the date hereof that the Reaffirming Parties hereto constitute all of the Grantors under the Credit Agreement and the First Lien Intercreditor Agreement existing immediately prior to the date hereof.

ARTICLE III

Miscellaneous

SECTION 1. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement, as supplemented by the Joinder Agreement dated as of the date hereof (the “2020 Joinder”), and as provided in Section 7 of the 2020 Joinder.

SECTION 2. Loan Document and Note Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and a Note Document pursuant to the June 2016 Senior Secured Notes Indenture and the 2020 Senior Secured Notes Indenture and shall be construed, administered and applied in accordance with the terms of the Credit Agreement, the June 2016 Senior Secured Notes Indenture and the 2020 Senior Secured Notes Indenture, as applicable.

SECTION 3. Effectiveness. This Agreement shall become effective on the date when copies hereof, which when taken together bear the signatures of each Reaffirming Party, the Collateral Agent, the Administrative Agent, the June 2016 Trustee and the 2020 Trustee, shall have been received by the Collateral Agent, the Administrative Agent, the June 2016 Trustee and the 2020 Trustee. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each of the parties hereto.

SECTION 4. No Novation. This Agreement shall not extinguish the obligations for the payment of money outstanding under any Credit Document or discharge or release the priority of any Credit Document or any other security therefor. Nothing herein shall be construed as a substitution or novation of the obligations outstanding under any Credit Document or instruments securing the same, which shall remain in full force and effect. Nothing in or implied by this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of Holdings, any Borrower, any Issuer or any other Grantor under any Credit Document from any of its obligations and liabilities thereunder. Each of the Credit Documents shall remain in full force and effect notwithstanding the execution and delivery of this Agreement.

SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. No Other Supplement; Confirmation. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Secured Parties under any Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Credit Document, all of which shall continue in full force and effect.

SECTION 7. Rights of the Collateral Agent. For the avoidance of doubt, notwithstanding anything contained herein, each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent under the Reaffirmed Security Documents and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Agreement as if set out in full herein.

SECTION 8. Rights of the 2020 Trustee. Wilmington Trust, National Association is entering into this Agreement solely in its capacity as 2020 Trustee under the 2020 Senior Secured Notes Indenture and not in its individual or corporate capacity. In acting hereunder, the 2020 Trustee shall have of the rights, privileges and immunities of the Trustee set forth in the 2020 Senior Secured Notes Indenture and the other Note Documents (as defined in the 2020 Senior Secured Notes Indenture), whether or not expressly set forth herein

SECTION 9. Post-Effective Matters. Within the time periods set forth in Schedule C or such later date as may be agreed by the Administrative Agent in its sole discretion, the Loan Parties identified on Schedule C shall enter into, subject to the Agreed Security Principles, all agreements and do all things required to be entered into and done by them as set forth in Schedule C, with each such required agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 10. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery by telecopier or other electronic imaging means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing

SECTION 12. also applies to any amendment, extension or renewal of this Agreement. Each of the parties to this Agreement represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party's constitutive documents.

[remainder of page intentionally blank; signature page is next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EACHOFTHEREAFFIRMINGPARTIESLISTEDON

SCHEDULE D-1 HERETO,

By:

/s/ Mark Lightfoot

Name: Mark Lightfoot

Title: Vice President, Secretary and General Counsel

EACHOFTHEREAFFIRMINGPARTIESLISTEDON

SCHEDULE D-2 HERETO,

By:

/s/ Steven R. Karl

Name: Steven Karl

Title: Vice President, Secretary and General Counsel

[SIGNATURE PAGE TO THE REAFFIRMATION AGREEMENT]

CREDITSUISSEAG,CAYMANISLANDSBRANCH,as

Administrative Agent,

by

/s/ Vipul Dhadda

Name: Vipul Dhadda

Title: Authorized Signatory

by

/s/ Vito Cotoia

Name: Vito Cotoia

Title: Authorized Signatory

[SIGNATURE PAGE TO THE REAFFIRMATION AGREEMENT]

THE BANK OF NEW YORK MELLON, in its capacity as Collateral

Agent,

By:

/s/ Shannon Matthews

Name: Shannon Matthews

Title: Agent

THE BANK OF NEW YORKMELLON, in its capacity as June

2016 Trustee,

By:

/s/ Shannon Matthews

Name: Shannon Matthews

Title: Agent

[SIGNATURE PAGE TO THE REAFFIRMATION AGREEMENT]

WILMINGTON TRUST, NATIONAL ASSOCIATION.,

in its capacity as 2020 Trustee,

By:

/s/ Quinton M. DePompolo

Name: Quinton M. DePompolo

Title: Banking Officer

[SIGNATURE PAGE TO THE REAFFIRMATION AGREEMENT]

SCHEDULE A
TO REAFFIRMATION AGREEMENT
List of the Reaffirming Parties

JURISDICTION	ENTITY
UNITED STATES	Blue Ridge Holding LLC
Blue Ridge Paper Products LLC
BRPP, LLC
Closure Solutions Holdings LLC (formerly Closure Solutions Holdings Limited)
Evergreen Packaging LLC
Evergreen Packaging International LLC (formerly Evergreen Packaging International Limited)
GEC Packaging Technologies LLC
Pactiv Europe Services LLC
Pactiv Evergreen Inc. (formerly Reynolds Group Holdings Limited)
Pactiv LLC
Pactiv Management Company LLC
Pactiv Packaging Inc.
PCA West Inc
PEI Holdings Company LLC (formerly PEI Holdings Company)
Reynolds Group Co-Issuer LLC (formerly Reynolds Group Issuer (New Zealand) Limited)
Reynolds Group Holdings Inc.
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Reynolds Packaging International LLC (formerly Reynolds Packaging International Limited)
Reynolds Services Inc.

42

SCHEDULE B
TO REAFFIRMATION AGREEMENT
List of the Reaffirmed Security Documents
Collateral Agent: The Bank of New York Mellon

JURISDICTION	DOCUMENTS

UNITED STATES	U.S. Collateral Agreement, dated as of November 5, 2009, as amended, restated, amended and restated, supplemented or modified from time to time, among Pactiv Evergreen Inc. (formerly
Reynolds Group Holdings Limited), Reynolds Group Holdings Inc., Reynolds Group Issuer
LLC, Reynolds Group Issuer Inc., each Subsidiary of Holdings (as defined therein) from time to time party thereto and The Bank of New York Mellon, as Collateral Agent.
Any Patent, Copyright or Trademark Agreement in effect on the date hereof with respect to any U.S. Grantor listed in Schedule A hereto.

SCHEDULE C

TO REAFFIRMATION AGREEMENT

Post-Effectiveness Matters

Holdings shall deliver, or cause to be delivered, to The Bank of New York Mellon, in its capacity as Collateral Agent, within 180 days after the Amendment No. 13 Effective Date (or such later date as the Administrative Agent in its sole, but reasonable, discretion may permit), with respect to (i) each Mortgage encumbering a Mortgaged Property located in the United States of America, and to the extent reasonably requested by the Administrative Agent (A) an amendment, amendment and restatement, or supplement thereto (each, a “Mortgage Amendment”), setting forth such changes as are reasonably necessary to reflect the lien securing (1) the Bank Obligations under the Credit Agreement, including the Tranche B-2 U.S. Term Loans and the New Revolving Credit Commitments and the extensions of credit thereunder and (2) the Secured Obligations, as defined in each of the 2020 Senior Secured Notes Indenture and the June 2016 Senior Secured Notes Indenture, and, in each case, to further grant, preserve, protect, confirm and perfect the first-priority lien and security interest thereby created and perfected, (B) opinions by local counsel reasonably acceptable to the Administrative Agent regarding the enforceability of each such Mortgage Amendment and (C) a date-down and mortgage modification endorsement to each policy of title insurance insuring the interest of the mortgagee or beneficiary, as the case may be, with respect to such Mortgages, in each case in substantially the same form as those Mortgage Amendments and local counsel opinions delivered to the Administrative Agent in connection with that certain Incremental Assumption Agreement dated as of February 7, 2017, except for those changes necessary to reflect the 2020 Term Loan Transactions and the issuance of the 2020 Senior Secured Notes, and each of the foregoing being in all respects reasonably acceptable to the Administrative Agent and (ii) with respect to each Mortgaged Property not currently subject to a Mortgage, such Mortgages, legal opinions regarding the enforceability of each such Mortgage, title insurance policies and other instruments, certificates, documents and agreements as may be reasonably requested by the Administrative Agent or any Collateral Agent, all subject to and in compliance with Section 5.12 of the Credit Agreement.

Holdings shall deliver, or cause to be delivered, to The Bank of New York Mellon, in its capacity as Collateral Agent, within 60 days after the date hereof (or such later date as the Administrative Agent in its sole, but reasonable, discretion may permit), stock certificates and instruments of transfer representing 65% of Evergreen Packaging Canada Limited.

SCHEDULE D-1

TO REAFFIRMATION AGREEMENT

Reaffirming Entities (Mark Lightfoot)

1.	Blue Ridge Holding LLC

2.	Blue Ridge Paper Products

3.	Evergreen Packaging LLC

4.	BRPP, LLC

SCHEDULE D-2

TO REAFFIRMATION AGREEMENT

Reaffirming Entities (Steven Karl)

1.	Closure Solutions Holdings LLC (formerly Closure Solutions Holdings Limited)

2.	Evergreen Packaging International LLC (formerly Evergreen Packaging International Limited)

3.	GEC Packaging Technologies LLC

4.	Pactiv Europe Services LLC

5.	Pactiv Evergreen Inc. (formerly Reynolds Group Holdings Limited)

6.	Pactiv LLC

7.	Pactiv Management Company LLC

8.	Pactiv Packaging Inc.

9.	PCA West Inc

10.	PEI Holdings Company LLC (formerly PEI Holdings Company)

11.	Reynolds Group Co-Issuer LLC (formerly Reynolds Group Issuer (New Zealand) Limited)

12.	Reynolds Group Holdings Inc.

13.	Reynolds Group Issuer Inc.

14.	Reynolds Group Issuer LLC

15.	Reynolds Packaging International LLC (formerly Reynolds Packaging International Limited)

16.	Reynolds Services Inc.